As filed with the Securities and Exchange Commission on April 16, 1998
                                                      Registration No. 333-49943
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        BANKUNITED FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           FLORIDA                                   6035                                  65-0377773
(State or other jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)               Classification Code Number)

                               255 Alhambra Circle
                           Coral Gables, Florida 33134
                                 (305) 569-2000
               (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)

                                Alfred R. Camner
                              Chairman of the Board
                        BankUnited Financial Corporation
                               255 Alhambra Circle
                           Coral Gables, Florida 33134
                                 (305) 569-2000
                (Name, address, including ZIP Code, and telephone
                    number, including area code, of agent for
                                    service)

                                   Copies to:

  Marsha D. Bilzin, Esq.                               David S. Kenin, Esq.
   Stuzin and Camner,                              Greenberg, Traurig, Hoffman,
 Professional Association                          Lipoff, Rosen & Quentel, P.A.
550 Biltmore Way, Suite 700                             1221 Brickell Avenue
Coral Gables, Florida 33134                             Miami, Florida 33131
     (305) 442-4994                                         (305) 579-0500

                                   ----------
        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration Statement and all other conditions precedent to the merger of Central Bank ("Central") into the Registrant's subsidiary, BankUnited, FSB, have been satisfied or waived as described in the enclosed Prospectus-Proxy Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
     Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                  CENTRAL BANK
                              7970 N.W. 36th Street
                              Miami, Florida 33166

                                                                  April 17, 1998

Dear Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Central Bank ("Central") which will be held on Thursday, May 21, 1998 at 11:00 A.M., local time, at the Union Planters Bank Building, 1221 Brickell Avenue, Miami, Florida 33131, 22nd Floor. At the Special Meeting, shareholders will be asked to approve the Agreement and Plan of Merger, dated as of December 30, 1997 (the "Merger Agreement"), between BankUnited Financial Corporation ("BankUnited") and Central, providing for the merger of Central with and into BankUnited, FSB, a federal savings bank and a wholly-owned subsidiary of BankUnited (the "Merger"). Pursuant to the Merger, each share of common stock of Central will be converted into the right to receive 3.37 shares of the Class A Common Stock of BankUnited, subject to adjustment as set forth in the Merger Agreement.

         THE BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CENTRAL AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS BEING IN THE BEST INTERESTS OF CENTRAL AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE AT THE SPECIAL MEETING IN FAVOR OF THE MERGER AGREEMENT.

         Only holders of Central Common Stock of record at the close of business on April 10, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

         A Notice of the Special Meeting and a Proxy Statement-Prospectus containing detailed information concerning the Merger is attached. Please read this material carefully.

         Your participation in the Special Meeting, in person or by proxy, is important. It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return the proxy card in the enclosed postage paid envelope. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person.

                                              Sincerely,

                                              Ernest M. Halpryn
                                              Chairman of the Board

                                  CENTRAL BANK
                              7970 N.W. 36th Street
                              Miami, Florida 33166

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 21, 1998

         A Special Meeting of Shareholders (the "Special Meeting") of Central Bank ("Central") will be held on Thursday, May 21, 1998 at 11:00 A.M., local time, at the Union Planters Bank Building, 1221 Brickell Avenue, Miami, Florida 33131, 22nd Floor to consider the following proposals:

          1. Approval of the Agreement and Plan of Merger, dated as of December 30, 1997 (the "Merger Agreement"), by and among BankUnited Financial Corporation ("BankUnited") and Central, providing for the merger of Central with and into BankUnited, FSB, a federal savings bank and a wholly owned subsidiary of BankUnited (the "Merger"); and

         2. Such other business as may properly be brought before the Special Meeting.

         The Merger will be completed only if Proposal One is approved by at least two-thirds of the shares of the Central Common Stock entitled to vote at the Special Meeting.

         The Board of Directors has fixed the close of business on April 10, 1998, as the record date for determining shareholders of Central entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of shareholders entitled to notice of the meeting shall be available for inspection by any shareholder, during regular business hours, for a period of ten days prior to the meeting at the principal executive office of Central and at the Special Meeting.

         Pursuant to Section 552.14 of the Regulations of the Office of Thrift Supervision, each Central shareholder, whether or not entitled to vote at the Special Meeting, shall have the right to demand payment of the fair or appraised value of his or her shares, only if such shareholder (i) does not vote in favor of Proposal One to approve the Merger Agreement and (ii) before voting on the Merger Agreement, delivers written notice to Central which identifies the shareholder and states the shareholder's intention to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the Merger Agreement. Any dissenting shareholder must, within 60 days after the effective time of the Merger, file a petition with the Office of Thrift Supervision, with a copy by registered or certified mail to BankUnited, FSB, demanding a determination of the fair market value of the dissenting shares of all dissenting shareholders. Failure to file such a petition within the required period will be deemed acceptance of the terms offered under the Merger. A dissenting shareholder shall have the right, at any time within 60 days after the effective date of the Merger, to withdraw his or her demand for appraisal and to accept the terms offered upon the Merger.

         You are cordially invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of Central's Board of Directors. The proxy card shows the form in which your shares of Central common stock are registered. Your signature must be in the same form. Your shares will be voted at the Special Meeting in accordance with your instructions. You can revoke the proxy at any time prior to voting and the giving of a proxy will not affect your right to vote in the event you attend the Special Meeting in person. We look forward to seeing you.

                                             By Order of the Board of Directors,

                                             Ernest M. Halpryn
Miami, Florida                               CHAIRMAN OF THE BOARD
April 17, 1998

                                  CENTRAL BANK
                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 21, 1998

                                   ----------

                        BANKUNITED FINANCIAL CORPORATION
                                   PROSPECTUS

                    1,867,500 SHARES OF CLASS A COMMON STOCK

         This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Central Board") of Central Bank, a Florida chartered commercial bank ("Central"), to be used at the Special Meeting of Shareholders of Central to be held on May 21, 1998 (including any adjournments or postponements thereof, the "Central Special Meeting"). At the Central Special Meeting, holders of Central's Common Stock, par value $6.00 per share (the "Central Common Stock"), will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 30, 1997 (the "Merger Agreement"), by and between Central and BankUnited Financial Corporation, a Florida corporation ("BankUnited"), providing for the merger of Central with and into BankUnited, FSB, a federal savings bank and wholly-owned subsidiary of BankUnited (the "Merger"), with BankUnited, FSB being the surviving institution. The Merger Agreement is contained in this Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

         This Proxy Statement-Prospectus also serves as the prospectus for up to 1,867,500 shares of BankUnited Series I Class A Common Stock (the "BankUnited Class A Common Stock") which may be issued in connection with the Merger. Upon consummation of the Merger, each share of Central Common Stock will be converted into the right to receive shares of BankUnited Class A Common Stock. The rate of exchange (the "Exchange Ratio") will be 3.37 shares of BankUnited Class A Common Stock for each share of Central Common Stock, subject to change based upon the fair market value of the BankUnited Class A Common Stock prior to the effective time of the Merger (the "Fair Market Value"). The Exchange Ratio will be decreased if the Fair Market Value exceeds $14.30 per share, or increased if the Fair Market Value is less than $11.70 per share. The maximum number of shares of BankUnited Class A Common Stock which could be received per share of Central Common Stock is 4.15 shares, if the Fair Market Value were less than $9.50 per share. The Fair Market Value will be determined by using the average closing price of the BankUnited Class A Common Stock on the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq") computed for the 20-day trading period ending three business days prior to the effective time of the Merger. See "The Merger--Conversion of Central Capital Stock."


         The last reported sale price of BankUnited Class A Common Stock, as quoted on the Nasdaq, on December 30, 1997 (the last trading day prior to the public announcement of the Merger) was $15.375. On April 15, 1998 the closing bid and ask prices of the BankUnited Class A Common Stock, were $15.875 and $16.00, respectively, and the last reported sale price was $16.00. If the Fair Market Value were $16.00 at the time of consummation of the Merger, each share of Central Common Stock would be converted into the right to receive 3.191 shares of BankUnited Class A Common Stock, rather than 3.37 shares. See "The Merger-Conversion of Central Capital Stock."


         Each share of BankUnited Class A Common Stock is entitled to one-tenth vote on all matters upon which shareholders have the right to vote, in contrast to the one vote per share to which BankUnited's Class B Common Stock is entitled and the two and one-half votes per share to which BankUnited's Noncumulative Convertible Preferred Stock, Series B is entitled. At April 8 1998, holders of BankUnited Class A Common Stock (assuming the exercise of all outstanding options and warrants for BankUnited stock were entitled to cast 1,773,296 votes of a total of 4,603,274 votes entitled to vote at any meeting of shareholders of BankUnited. See "Description of BankUnited Capital Stock--Class A Common Stock." In addition, the holders of BankUnited Class A Common Stock are entitled to dividends as declared by BankUnited's Board of Directors (the "BankUnited Board"), which may be declared solely on BankUnited Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on BankUnited's Class B Common Stock. BankUnited has not paid dividends on its common stock since 1994, and does not currently expect to pay any dividends on its common stock for the foreseeable future. Information as to dividends paid on

BankUnited Class A Common Stock and BankUnited's Class B Common Stock is set forth in "Summary--Stock Prices and Dividends."

         BankUnited has filed a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") covering a maximum of 1,867,500 shares of BankUnited Class A Common Stock which may be issued in connection with the Merger.

         THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT-PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY
STATEMENT-PROSPECTUS IN ITS ENTIRETY.

         SEE "RISK FACTORS," BEGINNING ON PAGE 19 OF THIS PROXY
STATEMENT-PROSPECTUS, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANK OR NON-BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

         This Proxy Statement-Prospectus and the respective forms of proxy are first being mailed to Central's shareholders on or about April 17, 1998.


         The date of this Proxy Statement-Prospectus is April 17, 1998.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANKUNITED OR CENTRAL. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SHARES OF BANKUNITED CLASS A COMMON STOCK HEREUNDER WILL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANKUNITED OR CENTRAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS WITH RESPECT TO BANKUNITED HAS BEEN SUPPLIED BY BANKUNITED AND ALL INFORMATION WITH RESPECT TO CENTRAL HAS BEEN SUPPLIED BY CENTRAL.

                                TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----

Available Information..............................................................1
Incorporation of Certain Documents by Reference....................................2
Summary............................................................................3
         The Parties...............................................................3
         BankUnited Financial Corporation..........................................3
         Central Bank..............................................................3
         The Central Special Meeting...............................................4
         Date, Time, Place and Purpose of Special Meeting..........................4
         Record Date; Shares Entitled to Vote; Quorum..............................4
         Vote Required to Approve..................................................5
         Revocation of Proxies.....................................................5
         The Merger................................................................5
         Terms of the Merger.......................................................5
         Conditions to the Consummation of the Merger..............................7
         Effective Time............................................................8
         Recommendation of Central's Board of Directors............................8
         Board of Directors and Management Following the Merger....................8
         Nasdaq Listing............................................................8
         Regulatory Approval.......................................................8
         Certain Federal Income Tax Consequences...................................9
         Accounting Treatment......................................................9
         Termination...............................................................9
         No Solicitation of Transactions...........................................9
         Interests of Certain Persons in the Merger...............................10
         Certain Differences in the Rights of Shareholders........................10
         Appraisal Rights.........................................................10
         Risk Factors.............................................................10
         Stock Prices and Dividends...............................................11
         Selected Historical and Pro Forma per Share Data.........................13
         Recent Developments......................................................14
         BankUnited Summary Consolidated Financial Information and Other Data.....15
         Central Selected Financial Data..........................................17
Risk Factors......................................................................19
         Risk Factors Relating to BankUnited......................................19
         Potential Impact of Changes in Interest Rates ...........................19
         Risks Associated with BankUnited's Adjustable Rate Mortgage Loans........19
         Refinancing Risks........................................................20
         Availability of Mortgage Loans...........................................20
         Composition of Residential and Commercial Loan Portfolio ................21
         Allowance for Loan Losses................................................22
         Recent Rapid Growth and Increased Operating Expenses.....................23
         Indirect Automobile Lending Portfolio....................................23
         Accounting for Acquisitions..............................................23
         Disparate Voting Rights; Continuing Insider Control of BankUnited........24
         Certain Potential Anti-takeover Provisions...............................24
         Competition and Consolidation of the Industry............................24

         Regulatory Oversight.....................................................25
         Year 2000................................................................25
         Risk Factors Applicable to the Merger....................................25
         Potential Adverse Impact of Integration of Operations....................25
         Substantial Voting Dilution of Central Shareholders......................26
         Risk of No Solicitation Provision........................................26
         Retention of Customers...................................................26
The Parties.......................................................................27
BankUnited Financial Corporation..................................................27
Central Bank......................................................................27
         General..................................................................27
         Central's Lending Activities.............................................28
         General..................................................................28
         Consumer Loans...........................................................30
         Real Estate Mortgage Loans...............................................30
         Commercial Business Loans................................................30
         Other Lending Activities.................................................31
         Lending Procedures.......................................................31
         Non-Performing Assets and Allowance for Loan Losses......................31
Central Special Meeting...........................................................34
         Date, Time, Place and Purpose of Special Meeting.........................34
         Record Date; Shares Entitled to Vote; Quorum.............................35
         Vote Required to Approve.................................................35
         Revocation of Proxies....................................................35
Proposal One:  the Merger.........................................................36
         General..................................................................36
         Background of the Merger.................................................36
         BankUnited's Reasons for the Merger......................................37
         Central's Reasons for the Merger.........................................37
         Structure of the Merger..................................................38
         Conversion of Central Capital Stock......................................39
         Exchange of Certificates.................................................40
         Effective Time...........................................................41
         Representations and Warranties...........................................41
         Conduct of Business Pending the Merger and Other Agreements..............41
         Conditions to the Consummation of the Merger.............................43
         Regulatory Approval Required for the Merger..............................44
         Payment of Fees to BankUnited............................................44
         No Solicitation of Acquisition Proposals.................................45
         Interests of Certain Persons in the Merger...............................45
         Dissenters' Rights.......................................................45
         Certain Federal Income Tax Consequences..................................46
         Accounting Treatment.....................................................47
         Termination of the Merger Agreement......................................47
         Modification and Waiver of the Merger Agreement..........................48
         Board of Directors, Management and Operations Following the Merger.......49
         Expenses.................................................................49
         Resales of BankUnited Class A Common Stock Received/Issued in the Merger.49
Description of BankUnited Capital Stock...........................................51
         Class A Common Stock.....................................................52
         Class B Common Stock.....................................................52

         Preferred Stock..................................................................53
         No Other Rights..................................................................54
         Transfer Agent...................................................................54
         Certain Anti-takeover Provisions.................................................54
Comparison of Shareholders' Rights........................................................55
         General..........................................................................55
         Common Stock.....................................................................55
         Required Shareholder Votes.......................................................56
         Rights of Dissenting Shareholders................................................56
         Amendment to Articles of Incorporation and Bylaws................................57
         Provisions Relating to Directors.................................................57
         Certain Anti-takeover Provisions.................................................57
Security Ownership of Certain Central Beneficial Owners and Management....................58
Security Ownership of Certain BankUnited Beneficial Owners and Management.................59
Experts...................................................................................62
Legal Matters.............................................................................62
Solicitation of Proxies...................................................................62
Stockholder Proposals.....................................................................63
Other Business............................................................................63



Agreement and Plan of Merger......................................................Appendix A
Financial Statements of Central and Management's Discussion and Analysis..........Appendix B
Section 552.14 of the Regulations of the Office of Thrift Supervision.............Appendix C

                              AVAILABLE INFORMATION

         BankUnited is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") . Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains an Internet Web Site that contains reports, proxy and information statements and other information regarding issuers, such as BankUnited, which file electronically with the Commission. Material may also be accessed electronically at the Commission's Web Site at http://www.sec.gov. Equity securities of BankUnited are also traded on Nasdaq and reports, proxy statements and other information concerning BankUnited are available for inspection and copying at the offices of The Nasdaq Stock Market Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         BankUnited has filed with the Commission under the Securities Act, the Registration Statement, of which this Proxy Statement-Prospectus is a part. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by BankUnited with the Commission have been incorporated in this Proxy Statement-Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to BankUnited, reference is made to the Registration Statement, including the exhibits thereto and the documents incorporated herein by reference. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference; provided that such statements, even though summaries, contain all material information with respect to such documents. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C, and copies of all or part of it may be obtained from the Commission, as discussed above, and upon payment of any prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO BANKUNITED FINANCIAL CORPORATION, 255 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134, ATTENTION: NANCY ASHTON (305) 569-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 14, 1998.


         The following BankUnited documents are incorporated by reference herein (Commission File No. 5-43936):

         (1) BankUnited's Annual Report on Form 10-K/A for the year ended September 30, 1997 filed with the Commission on February 27, 1998.

         (2) BankUnited's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1997, filed with the Commission on February 27, 1998.

         (3) BankUnited's Current Reports on Form 8-K dated October 10, 1997, December 30, 1997, January 15, 1998, January 23, 1998 and March 2, 1998 filed with the Commission on October 29, 1997, January 2, 1998, January 16, 1998, February 3, 1998 and March 4, 1998, respectively.

         (4) The description of the BankUnited Class A Common Stock contained in BankUnited's Current Report on Form 8-K dated March 5, 1993, filed with the Commission to register BankUnited's Class A Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Any statement contained in this Proxy Statement-Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus.

                                     SUMMARY

         THE FOLLOWING SUMMARY IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FEATURES OF THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT-PROSPECTUS.

                                   THE PARTIES

BANKUNITED FINANCIAL CORPORATION

         BankUnited is a Florida corporation organized for the purpose of becoming the savings and loan holding company for BankUnited, FSB. This holding company reorganization, together with BankUnited, FSB's conversion from a Florida-chartered stock savings bank (which was founded in 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At December 31, 1997, BankUnited had $1.4 billion in deposits, $145.6 million in stockholders' equity, and $3.0 billion in assets. Based on the latest available information, BankUnited is the second largest publicly held financial institution headquartered in Florida. Principally through internal growth and also as a result of the acquisition of Suncoast Savings and Loan Association FSA ("Suncoast") on November 15, 1996, BankUnited total assets increased by $2.2 billion from September 30, 1996 to December 31, 1997.

         BankUnited currently has 18 branch offices in Miami-Dade, Broward and Palm Beach Counties, Florida ("South Florida") (not including two, scheduled to be closed shortly, that were part of the recent acquisition of Consumers Savings
Bank), and anticipates opening approximately six more branch offices by September 30, 1998 in its market area, either by acquisition or de novo branching, and may expand into other parts of Florida. BankUnited's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. BankUnited also invests in tax certificates and other permitted investments. BankUnited's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. BankUnited's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

         On January 23, 1998 BankUnited acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers Savings Bank ("Consumers"), a Florida chartered savings and loan with assets of $101.2 million and deposits of $84.3 million at December 31, 1997, into BankUnited, FSB. On December 30, 1997, BankUnited signed a definitive agreement to acquire Central Bank, a Florida chartered commercial bank. These mergers will increase BankUnited's deposit market share, particularly in Miami-Dade County, while permitting BankUnited to compete more effectively with larger super-regional financial institutions in South Florida.

         BankUnited, FSB is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits at BankUnited, FSB are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF") to the maximum extent permitted by law.

         BankUnited's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.

CENTRAL BANK

         Central, incorporated in Florida in 1984, is a Florida commercial bank and member of the Federal Reserve System and is subject to regulation by the Florida Department of Banking and Finance (the "Florida Banking

Department"). Central commenced operations on September 17, 1984 and currently operates four banking offices, all of which are located in Miami-Dade County, Florida. As of December 31, 1997, Central had assets of $92.4 million, deposits of $72.8 million and shareholders' equity of $10.9 million.

         Central's main business activities are attracting deposits, originating loans, making investments and servicing its loans. Central offers the full range of deposit services that are typically available in most banks, including checking accounts, NOW accounts, savings accounts and other time deposits of various types ranging from daily money market deposit accounts to longer-term certificates of deposit. Central believes that the combination of its rates offered on its accounts and the quality of service it provides enables Central to be competitive in its market area. All deposit accounts are insured by the FDIC up to the maximum amount ($100,000 per depositor, subject to aggregation rules). Central solicits these accounts from individuals, businesses, associations and organizations.

         Central offers short- to medium-term commercial and residential real estate, commercial, consumer and construction loans. Central's primary focus is business and consumer lending. Commercial business and real estate loans include both secured and unsecured loans (including loans partially guaranteed by the Small Business Administration) for business expansion (including acquisition of real estate and improvements), working capital (including inventory and receivables) and purchases of equipment and machinery. Consumer loans include, among other things, secured and unsecured loans for financing the purchase of automobiles and for home improvements. At December 31, 1997, approximately 47% of Central's loan portfolio consisted of consumer installment loans, 35% of Central's loan portfolio consisted of real estate loans and 18% of Central's loan portfolio consisted of general commercial purpose loans. Earnings depend primarily upon the difference between interest received on loans and investments and interest paid on Central's deposit base and borrowings and on fees for services rendered to its customers.

         Central's other services include safe deposit boxes, travelers checks, direct deposit of payroll and Social Security checks, automatic draft payments for various accounts and international financing services. Central is a member of the Honor network of automated teller machines that may be used by bank customers in major cities throughout Florida and the United States, as well as in various cities worldwide.

         The address of Central's principal executive offices is 7970 N.W. 36th Street, Miami, Florida 33166 and its telephone number is (305) 592-6641.


                           THE CENTRAL SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING

         The Central Special Meeting will be held on Thursday, May 21, 1998 at 11:00 a.m., local time, at the Union Planters Bank Building, 1221 Brickell Avenue, Miami, Florida 33131, 22nd Floor, for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and such other matters as may properly be brought before the Special Meeting. The Central Board is currently not aware of any other business to come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The Central Board has fixed the close of business on April 10, 1998 as the record date for determining the holders of Central Common Stock entitled to receive notice of and to vote at the Central Special Meeting or any adjournments or postponements thereof (the "Central Record Date"). At the close of business on the Central Record Date, 450,000 shares of Central Common Stock were outstanding, held by 48 shareholders of record. The presence in person or by proxy of holders of record of shares representing a majority of the total outstanding shares of the Central Common Stock will constitute a quorum at the Central Special Meeting.

         The holders of Central Common Stock are entitled to one vote on all matters properly brought before the Central Special Meeting for each share of Central Common Stock held by such persons. Votes may be cast in person at the Central Special Meeting or by proxy.

         As of the Central Record Date, directors and executive officers of Central and their affiliates had the right to vote 87,950 shares of Central Common Stock in the aggregate (representing approximately 19.54% of the outstanding shares of Central Common Stock). The directors and executive officers of Central who hold such shares have informed Central that they intend to vote all such shares in favor of the approval of the Merger Agreement.

VOTE REQUIRED TO APPROVE

         Under the regulations of the Office of Thrift Supervision ("OTS Regulations"), it is not necessary for shareholders of BankUnited to approve the Merger Agreement in order to consummate the Merger, and therefore they will not be asked to do so. Proxies will not be solicited from shareholders of BankUnited.

         Under OTS Regulations, the affirmative vote of the holders of at least two-thirds of the shares of the Central Common Stock outstanding at the Central Record Date is required in order to approve the Merger Agreement. An abstention by a holder of shares of Central Common Stock will have the same effect as a vote against the Merger Agreement. Approval of the Merger Agreement by the requisite vote of the holders of the Central Common Stock is a condition to, and required for, consummation of the Merger.

REVOCATION OF PROXIES

         Any Central shareholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering to the Secretary of Central written notice of its revocation, (ii) executing and delivering to the Secretary of Central a proxy bearing a later date or (iii) attending the Central Special Meeting and voting in person. Attendance at the Central Special Meeting will not in and of itself constitute a revocation of any proxy given to Central. Written notice of revocation should be sent to Central, 7970 N.W. 36th Street, Miami, Florida 33166, Attention: Secretary. All properly executed proxies, if received in time for voting and not revoked, will be voted in accordance with the instructions specified, or, if no instructions are specified, will be voted for the approval of the adoption of the Merger Agreement.

                                   THE MERGER

TERMS OF THE MERGER

         The Merger Agreement was executed on December 30, 1997 and provides that the affiliation of Central and BankUnited is to be effected by the merger of Central with and into BankUnited, FSB. Upon consummation of the Merger, BankUnited and BankUnited, FSB will continue their existing business, Central will be merged with and into BankUnited, FSB and Central will cease to exist. The Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.

         Upon consummation of the Merger, each issued and outstanding share of Central Common Stock will be converted into the right to receive shares of BankUnited Class A Common Stock. The Exchange Ratio will be 3.37 shares of BankUnited Class A Common Stock for each share of Central Common Stock, subject to change based upon the Fair Market Value of the BankUnited Class A Common Stock prior to the effective time of the Merger. The Exchange Ratio will be decreased if the Fair Market Value exceeds $14.30 per share or increased if the Fair Market Value is less than $11.70 per Share. The maximum number of shares of BankUnited Class A Common Stock which could be received per share of Central Common Stock is 4.15 shares, if the Fair Market Value were less than $9.50 per share. The Merger may be terminated by Central if the Fair Market Value is less than $9.50 per share, or by either BankUnited or Central, if the Fair Market Value is less than $9.00 per share. See "The Merger--Conversion of Central Capital Stock." The Fair Market Value of BankUnited Class A Common Stock will be determined by using the average closing price of one share of the BankUnited Class A Common Stock on Nasdaq computed for the 20-day trading period ending three business days prior to the effective time of the Merger (the "FMV").

         If the FMV is between $11.70 and $14.30 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.37 shares of BankUnited Class A Common Stock.

         If the FMV is greater than $14.30 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                      3.37 X (14.30 + ((FMV - 14.30) X .5))
                      -------------------------------------
                                       FMV

For example, if the FMV of BankUnited Class A Common Stock is $15.00 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.2913 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $11.70 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                                  3.37 X 11.70
                                  ------------
                                       FMV

For example, if the FMV is $10.00 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.9429 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $9.50 per share, each share of Central Common Stock will be converted into 4.15 shares of BankUnited Class A Common Stock, which is the maximum number of shares which could be received per share of Central Common Stock.

         The Merger Agreement contains representations and warranties of BankUnited and Central as to, among other things, (i) the corporate organization and existence of each party; (ii) the capitalization of each party; (iii) the corporate organization, existence and capitalization of the subsidiaries of each party; (iv) the authorization and enforceability of the Merger Agreement and related transactions and the compliance of the Merger Agreement with (a) the articles of incorporation or charter and bylaws of each party, (b) applicable law and (c) certain material agreements; (v) each party's financial statements and filings with applicable regulatory authorities; (vi) except as disclosed, the absence of certain obligations or liabilities; (vii) with respect to Central, the absence of certain liabilities or commitments to loan, fund or advance money; (viii) the filing and accuracy of Central's tax returns; (ix) each party's allowance for loan losses; (x) the absence of actions, facts or circumstances that would prevent the Merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");
(xi) except as disclosed, the good and marketable title of each party to its properties; (xii) each party's compliance with applicable laws; (xiii) Central's employee benefit plans and related matters; (xiv) except as disclosed, the absence of certain commitments and contracts; (xv) the absence of material defaults under certain contracts; (xvi) except as disclosed, the absence of material legal proceedings; (xvii) the absence of certain changes in each party's business since December 31, 1996; (xviii) the timely filing of required regulatory reports; (xix) material accuracy and completeness of the statements made by each party in filings with the Commission or the OTS, as applicable;
(xx) insurance of each party and its subsidiaries; (xxi) with respect to Central, the absence of work stoppages, labor disputes and union organization;
(xxii) with respect to Central, material interests of certain persons; (xxiii) with respect to Central, except as disclosed, the absence of any obligations by Central to register its securities; (xxiv) except as disclosed, the absence of the need for either party to pay brokers' fees; (xxv) action by Central to exempt the Merger from takeover laws and restrictions; (xxvi) with respect to Central, except as disclosed, the absence of environmental law violations; and (xxvii) voting agreements with certain Central shareholders.

         Pursuant to the Merger Agreement, Central has agreed that prior to the Merger it will (i) conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

         BankUnited and Central have also agreed to cooperate and use their best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, regulatory authorities and other governmental authorities to consummate the transactions contemplated by the Merger Agreement and to cause the Merger to be consummated as expeditiously as reasonably practicable. BankUnited and Central have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Merger. BankUnited and Central have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries to consummate the Merger.

         BankUnited has agreed that all Central employees who are employed by BankUnited upon consummation of the Merger will be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Central as if such service were with BankUnited. BankUnited and Central have also reached certain agreements with respect to directors' and officers' indemnification and insurance.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         The Merger Agreement provides, as a condition to the parties' obligations to consummate the Merger, that the parties shall have received an opinion from counsel to BankUnited that for federal income tax purposes the Merger will qualify as a reorganization under the provisions of Section 368 of the Code. See "The Merger--Certain Federal Income Tax Consequences."

         The Merger Agreement also provides that consummation of the Merger is subject to certain other conditions, including the approval of the Merger Agreement by the shareholders of Central, the effectiveness of the Registration Statement on Form S-4; approval of the Merger by applicable regulatory authorities; the absence of any active litigation seeking to enjoin or prohibit, or of any order, decree or injunction enjoining or prohibiting, the Merger; the authorization for trading upon Nasdaq of the additional shares to be issued in the Merger; holders of no more than ten percent of the Central Common Stock having exercised dissenters' rights; approval of the Merger and all related matters by the Central Board and the BankUnited Board; the truth and correctness of the representations and warranties of Central and BankUnited as of the effective time of the Merger; the performance by each party of its respective obligations required under the Merger Agreement prior to the effective time of the Merger; and the absence of any event, occurrence, or circumstance that would constitute a Material Adverse Effect (as defined in the Merger Agreement) as to BankUnited or Central.

         In addition, the obligation of BankUnited to effect the Merger is conditioned upon receipt of an opinion of counsel for Central addressed to BankUnited in a form reasonably satisfactory to BankUnited as to the validity of approvals of the Merger by directors and shareholders of Central, and, as of the effective time of the Merger, upon Central maintaining a Closing Net Worth (as defined in the Merger Agreement) of not less than $10,000,000.

EFFECTIVE TIME

         The time of the consummation of the Merger (the "Effective Time") shall be determined by BankUnited and Central, but will occur on or promptly after the first business day following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger if such action is required,
(iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the shareholders of Central approve the Merger Agreement. BankUnited and Central each anticipate that the Merger will be consummated in the second quarter of 1998. If the Merger is not effected on or before June 30, 1998, the Merger Agreement may be terminated by either BankUnited or Central.

RECOMMENDATION OF CENTRAL'S BOARD OF DIRECTORS

         The proxies are being solicited by the Central Board. THE CENTRAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF CENTRAL COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. The Central Board considered a number of factors in reaching its decision to recommend approval of the Merger Agreement. For Central, the impetus to effect a Merger with BankUnited was, among other things, the present value of the consideration being received, to maximize the prospects for long-term shareholder value through the benefits of a larger organization, to expand geographical presence, to broaden and diversify the loan portfolio, to provide for potential to increase earnings per share over the long-term, to enhance liquidity for shareholders and to expand senior management. See "The Merger-Central's Reasons for the Merger."

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER

         The Board of Directors of BankUnited consists of 11 persons and will not change as a result of the consummation of the Merger. The executive officers of BankUnited after the Merger will be comprised of members of BankUnited's current senior management. It has not yet been determined which members of Central's management will become officers of BankUnited following the Merger.

NASDAQ LISTING

         The Merger Agreement provides for BankUnited to use its best efforts, prior to the consummation of the Merger, to list on Nasdaq, upon official notice of issuance, the shares of BankUnited Class A Common Stock to be issued to holders of Central Common Stock in the Merger. These shares have already been listed on Nasdaq.

REGULATORY APPROVAL

         The Merger is subject to approval by the OTS. BankUnited has filed prior to the date hereof an application with the OTS with respect to the Merger. The Merger will not proceed until the requisite regulatory approvals have been obtained and such approvals are in full force and effect. There can be no assurance that the Merger will be approved by the OTS. If such approval is received, there can be no assurance as to the date of such approval or the absence of any litigation challenging such approval. See "The Merger--Regulatory Approval Required for the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is intended to qualify as a tax-free reorganization under
Section 368(a)(1) of the Code. Kronish, Lieb, Weiner & Hellman LLP, special tax counsel to BankUnited, will deliver an opinion to BankUnited and Central to the effect that no gain or loss will be recognized by Central or BankUnited, or (other than with respect to cash received in lieu of a fractional share of BankUnited Class A Common Stock) by Central shareholders, as a result of the Merger. For a more complete description of the federal income tax consequences, see "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" transaction. Under the purchase method of accounting, the assets and liabilities of Central will be recorded on the consolidated financial statements of BankUnited at their respective fair market values at the Effective Date. Any excess of the value of the consideration paid by BankUnited over the fair market value of Central's identifiable assets acquired, less liabilities assumed, will be recorded as an intangible asset.

TERMINATION

         The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to its consummation under certain circumstances, including (i) by Central if the Fair Market Value of the BankUnited Class A Common Stock is less than $9.50 per share, or by either Central or BankUnited if the Fair Market Value of BankUnited Class A Common Stock is less than $9.00 per share; (ii) by mutual consent of the BankUnited Board and the Central Board;
(iii) by BankUnited or Central if the OTS has denied approval of the Merger, or approved the Merger under circumstances which BankUnited determines to be unduly restrictive, or if the Merger has not occurred by June 30, 1998, unless said time is extended by written agreement of Central and BankUnited; (iv) by BankUnited, if it is not in material breach, pursuant to notice, in the event of a breach or failure by Central that has a Material Adverse Effect; (v) by Central, if Central is not in material breach of its obligations under the Merger Agreement, pursuant to notice in the event of a material breach or failure by BankUnited; (vi) by BankUnited or Central if the shareholders of Central fail to approve the Merger Agreement at the Central Special Meeting,
(vii) by Central if Central is not in material breach of its obligations under the Merger Agreement, and prior to the consummation of the Merger, it receives an Acquisition Proposal (as defined in the Merger Agreement) that the Central Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the reasonable advice of legal counsel and as to financial matters on the reasonable advice of an investment banking firm of national reputation, is more favorable to Central shareholders than the Merger, and that the failure to terminate the Merger Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; or (viii) by BankUnited if Central's Closing Net Worth (as defined in the Merger Agreement) is less than $10,000,000. If the Merger Agreement is terminated under circumstance (vii), or if the Merger Agreement is terminated under circumstance (iv) and an Acquisition Event (as defined in the Merger Agreement) occurs within nine months of the termination, then Central will be obligated to pay BankUnited a $550,000 termination fee, and reasonable out-of-pocket expenses up to $35,000.

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement restricts the ability of Central to initiate, encourage or solicit, directly or indirectly, Acquisition Proposals (as defined in the Merger Agreement) other than the Merger, and to participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, an Acquisition Proposal other than the Merger. However, Central may (i) furnish or cause to be furnished information subject to a confidentiality agreement in a form satisfactory to BankUnited, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance the Central Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Central Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the Central Board and Central's management may be deemed to have certain interests in the Merger which are in addition to their interests as Central shareholders, generally. These include, among other things, certain employment and change-of-control agreements. The Central Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger-Interests of Certain Persons in the Merger."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

         The rights of shareholders and other corporate matters related to the BankUnited Class A Common Stock are controlled by BankUnited's Articles of Incorporation and Bylaws and by the Florida Business Corporation Act (the "FBCA"). The rights of shareholders and other corporate matters relating to the Central Common Stock are controlled by the Central Articles of Incorporation and Bylaws and by the Florida Banking Code. Upon consummation of the Merger, shareholders of Central will receive shares of BankUnited Class A Common Stock. Shareholders of Central who become shareholders of BankUnited will have rights governed by BankUnited's Articles of Incorporation and Bylaws and by the FBCA. See "Comparison of Shareholders' Rights."

APPRAISAL RIGHTS

         Pursuant to Section 552.14 of the OTS Regulations, each Central shareholder, whether or not entitled to vote at the Special Meeting, will have the right to demand payment of the fair or appraised value of his or her shares, only if such shareholder (i) does not vote in favor of Proposal One to approve the Merger Agreement and (ii) before voting on the Merger Agreement, delivers written notice to Central which identifies the shareholder and states the shareholder's intention to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the Merger Agreement. Any dissenting shareholder must, within 60 days after the effective time of the Merger, file a petition with the Office of Thrift Supervision, with a copy by registered or certified mail to BankUnited, FSB, demanding a determination of the fair market value of the dissenting shares of all dissenting shareholders. Failure to file such a petition within the required period will be deemed acceptance of the terms offered under the Merger. A dissenting shareholder will have the right, at any time within 60 days after the effective date of the Merger, to withdraw his or her demand for appraisal and to accept the terms offered upon the Merger.

RISK FACTORS

         THE MERGER INVOLVES CERTAIN RISK FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY THE SHAREHOLDERS OF CENTRAL. SEE "RISK FACTORS."

STOCK PRICES AND DIVIDENDS

         The shares of the BankUnited Class A Common Stock are listed for trading on Nasdaq under the symbol "BKUNA." As of April 8, 1998, there were 571 record holders of BankUnited Class A Common Stock and 17,011,224 shares issued and outstanding. BankUnited's Class B Common Stock is not currently traded on any established public market. As of April 8, 1998 there were approximately 21 holders of record of BankUnited Class B Common Stock and 316,499 shares issued and outstanding. Central Common Stock is not traded or quoted on an exchange or other stock market and has historically been an illiquid investment. As of April 8, 1998, there were 450,000 shares of Central Common Stock issued and outstanding, held by 48 shareholders of record. Central has never declared any dividends.

         The table below sets forth, for the periods indicated, the cash dividends declared by BankUnited and the range of high and low bid prices for the BankUnited Class A Common Stock quoted on Nasdaq. Stock price data on Nasdaq reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                CLASS A COMMON STOCK (1)                  CLASS B COMMON STOCK (1)
                                   -------------------------------------------------    --------------------------
                                               PRICE
FISCAL YEAR ENDED                  -----------------------------      CASH DIVIDENDS           CASH DIVIDENDS
SEPTEMBER 30, 1993:                  HIGH                  LOW        PAID PER SHARE           PAID PER SHARE
------------------                 -------              --------     ----------------         ---------------
 1st Quarter                      $ 8.913                $7.000            $.022                    $.009
 2nd Quarter                      $12.609                $8.478            $.022                    $.009
 3rd Quarter                      $11.000                $7.500            $.025                    $.010
 4th Quarter                      $ 8.625                $8.000            $.025                    $.010

FISCAL YEAR ENDED
SEPTEMBER 30, 1994:
-------------------
 1st Quarter                      $8.250                 $7.500            $.025                    $.010
 2nd Quarter                      $7.500                 $6.750            $.025                    $.010
 3rd Quarter                      $7.500                 $6.750            $.025                    $.010
 4th Quarter                      $7.250                 $6.000               --                       --

FISCAL YEAR ENDED
SEPTEMBER 30, 1995:
 1st Quarter                      $7.000                 $4.500               --                       --
 2nd Quarter                      $6.250                 $4.750               --                       --
 3rd Quarter                      $7.000                 $5.000               --                       --
 4th Quarter                      $8.750                 $7.130               --                       --

FISCAL YEAR ENDED
SEPTEMBER 30, 1996:
 1st Quarter                      $8.75                  $6.00                --                       --
 2nd Quarter                      $8.50                  $6.50                --                       --
 3rd Quarter                      $8.50                  $7.25                --                       --
 4th Quarter                      $8.25                  $7.25                --                       --

FISCAL YEAR ENDED
SEPTEMBER 30, 1997:
 1st Quarter                      $10.00                 $7.875               --                       --
 2nd Quarter                      $11.25                 $9.25                --                       --
 3rd Quarter                      $10.75                 $8.50                --                       --
 4th Quarter                      $13.3125               $9.625               --                       --

FISCAL YEAR ENDING
SEPTEMBER 30, 1998:
 1st Quarter                      $16.00                $12.50                --                       --
 2nd Quarter                      $15.375               $12.25                --                       --

(1) Adjusted to reflect a 15% stock dividend paid in April of 1993 on the BankUnited Class A Common Stock and BankUnited Class B Common Stock.

         The following table sets forth the closing sale price of the BankUnited Class A Common Stock on December 30, 1997 (the last trading day prior to the public announcement of the proposed Merger) and April 15, 1998 (the latest practicable trading day before the printing of this Proxy Statement-Prospectus).

                                                            BANKUNITED CLASS A
                                                                COMMON STOCK
                                                                ------------
         December 30, 1997                                         $15.375
         April 15, 1998                                            $16.00


         Since the number of shares of BankUnited Class A Common Stock which Central shareholders may receive in the Merger is dependent on the Fair Market Value of BankUnited Class A Common Stock, Central shareholders are advised to obtain current market quotations for the BankUnited Class A Common Stock. The Fair Market Value of BankUnited Class A Common Stock will be determined by using the average closing price of one share of the BankUnited Class A Common Stock on Nasdaq computed for the 20-day trading period ending three business days prior to the effective time of the Merger (the "FMV").

         If the FMV is between $11.70 and $14.30 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.37 shares of BankUnited Class A Common Stock.

         If the FMV is greater than $14.30 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                      3.37 X (14.30 + ((FMV - 14.30) X .5))
                      -------------------------------------
                                       FMV

For example, if the FMV of BankUnited Class A Common Stock is $15.00 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.2913 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $11.70 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                                  3.37 X 11.70
                                  ------------
                                       FMV

For example, if the FMV is $10.00 per share at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.9429 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $9.50 per share, each share of Central Common Stock will be converted into 4.15 shares of BankUnited Class A Common Stock, which is the maximum number of shares which could be received per share of Central Common Stock.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

         The unaudited information set forth in the following tables reflects certain comparative per common share data related to income per share, cash dividends declared per share, and book value per share (i) on an historical basis for BankUnited and Central; (ii) on a pro forma combined basis per share of the BankUnited Class A Common Stock assuming consummation of the Merger; and
(iii) on an equivalent pro forma combined basis per share of the Central Common Stock assuming consummation of the Merger.

         The information shown below should be read in conjunction with the consolidated historical financial statements of BankUnited and Central, including the respective notes thereto, which are included or incorporated by reference into this Proxy Statement-Prospectus. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the Merger been consummated during the period or as of the dates for which the pro forma data is presented.

         See "Information Incorporated by Reference," and the consolidated financial statements of Central and the notes thereto contained in Appendix B to this Proxy Statement-Prospectus.

                                                    AT OR FOR THE THREE              AT OR FOR THE
                                                       MONTHS ENDED                   YEAR ENDED
                                                       DECEMBER 31,               ENDED SEPTEMBER 30,
                                                           1997                          1997
                                                    -------------------           -------------------
BANKUNITED CLASS A COMMON STOCK
Basic earnings per share(a):
   Historical...................................       $       .13                   $     .57
   Pro forma(b).................................               .13                         .55
Diluted earnings per share(a):
   Historical...................................               .12                         .54
   Pro forma(b).................................               .12                         .52
Cash dividends declared per share:
   Historical...................................                 -                           -
   Pro forma....................................                 -                           -
Book value per share-end of period:
   Historical...................................              9.13                        7.94
   Pro forma(c).................................              9.66                        8.85

                                                    AT OR FOR THE THREE              AT OR FOR THE
                                                       MONTHS ENDED                  TWELVE MONTHS
                                                       DECEMBER 31,               ENDED SEPTEMBER 30,
                                                           1997                          1997
                                                    --------------------          -------------------


CENTRAL COMMON STOCK
Basic earnings per share(a):
   Historical...................................          $       .72                   $    2.49
   Equivalent pro forma(d)......................                  .43                        1.85
Diluted earnings per share(a):
   Historical...................................                  .72                        2.49
   Equivalent pro forma(d)......................                  .41                        1.76
Cash dividends declared per share:
   Historical...................................                 -                           -
   Equivalent pro forma(d)......................                 -                           -
Book value per share-end of period:
   Historical...................................                24.17                       23.41
   Equivalent pro forma (d).....................                32.55                       29.84

----------

(a) In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements which may result from the Merger.
(b) Gives effect to the Merger as if it had occurred at the beginning of the period.
(c) Gives effect to the Merger as if it had occurred at December 31, 1997 and September 30, 1997, respectively.
(d) The equivalent pro forma computations are calculated by multiplying the pro forma amounts by the assumed exchange ratio of 3.37 shares.

                               RECENT DEVELOPMENTS

         On March 11, 1998, BankUnited Capital III, a newly formed trust subsidiary of BankUnited created under the laws of Delaware, issued $102.5 million of 9% Cumulative Trust Preferred Securities and $4.1 million of common securities. The common securities are wholly owned by BankUnited. In connection with this transaction, BankUnited Capital III simultaneously purchased $106.6 million of 9% Junior Subordinated Deferrable Interest Debentures issued by BankUnited with terms similar to the 9% Cumulative Trust Preferred Securities. These Securities mature March 31, 2028 and pay a preferential cumulative cash distribution at an annual rate of 9%. BankUnited and BankUnited Capital III have the right to defer payment of interest for up to five years. BankUnited has guaranteed all the obligations of the 9% Cumulative Trust Preferred Securities, subject to certain limitations. The 9% Junior Subordinated Deferrable Interest Debentures rank pari pasu with $120.64 million of previously issued junior subordinated deferrable interest debentures. For additional information on previously issued junior subordinated deferrable interest debentures, see Note 11 of the Notes to Consolidated Financial Statements contained in BankUnited's Annual Report on Form 10-K/A for the year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

         On March 12, 1998, BankUnited, FSB securitized $350 million of purchased residential mortgages and retained such securities in its portfolio. The securitization gives BankUnited, FSB the capability of using such securities as collateral for the purpose of borrowing, on a secured basis, funds which may be used to make additional loan purchases or repay a portion of FHLB advances. No gain or loss was recorded on the transaction.

         On April 8, 1998, BankUnited completed (i) the sale (the "Public Offering") of 850,000 shares of BankUnited Class A Common Stock and 30,000 shares of BankUnited Class B Common Stock, (ii) the direct offering by BankUnited of 104,000 shares of BankUnited Class A Common Stock to certain BankUnited directors and principal shareholders, and (iii) the direct offering by BankUnited of 25,000 shares of BankUnited Noncumulative Convertible Preferred Stock, Series B to the Chairman of the Board and President of BankUnited. Friedman, Billings, Ramsey & Co., Inc. and PaineWebber Incorporated were the underwriters for the Public Offering. For information on the beneficial security ownership of directors, executive officers and 5% shareholders of BankUnited, see "Security Ownership of Certain BankUnited Beneficial Owners and Management."

      BANKUNITED SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

         The information at or for the three months ended December 31, 1997 and 1996 is derived from unaudited financial statements which, in the opinion of BankUnited's management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The following selected financial data for the years ended September 30, 1993 through 1997 has been derived from the audited consolidated financial statements of BankUnited. The summary consolidated financial information should be read in conjunction with BankUnited's Consolidated Financial Statements and Notes thereto contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997 and BankUnited's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1997, which are incorporated by reference into this Proxy Statement-Prospectus.

                                                     AT OR FOR THE THREE
                                                        MONTHS ENDED
                                                          DECEMBER 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                    ---------------------       --------------------------------------------------
                                                     1997        1996        1997         1996         1995         1994      1993
                                                     ----        ----        ----         ----         ----         ----      ----
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA:
Interest income..................................$   41,450   $  19,491   $ 108,774    $  52,132   $   39,419   $  30,421    $25,722
Interest expense.................................    32,083      12,415      75,960       34,622       26,305      16,295     12,210
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
Net interest income before provision (credit)
  for loan losses................................     9,367       7,076      32,814       17,510       13,114      14,126     13,512
Provision (credit) for loan losses...............       650         250       1,295         (120)       1,221       1,187      1,052
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
Net interest income after provision (credit)
  for loan losses................................     8,717       6,826      31,519       17,630       11,893      12,939     12,460
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
Non-interest income:
Service fees.....................................       452         575       2,993          597          423         358        221
Gain on sales of loans and mortgage-backed
  securities, net................................     1,115         (11)        819            5          239         150      1,496
Gain (loss) on sales of other assets, net(1).....        --          --           1           (6)       9,569          --         --
Other............................................        77          36         247           53            6          46          2
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
     Total non-interest income...................     1,644         600       4,060          649       10,237         554      1,719
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------

Non-interest expense:
  Employee compensation and benefits.............     2,480       1,915       8,880        4,275        3,997       3,372      2,721
  Occupancy and equipment........................       886         886       3,568        1,801        1,727       1,258        978
  Insurance (2)..................................       255         361         948        3,610        1,027         844        835
  Professional fees..............................       622         222       1,605          929        1,269         833        543
  Other..........................................     2,782       1,421       7,964        3,421        4,129       3,579      2,746
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
     Total non-interest expense..................     7,025       4,805      22,947       14,036       12,149       9,886      7,823
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------

Income before income taxes and preferred
  stock dividends................................     3,336       2,621      12,632        4,243        9,981       3,607      6,356
Provision for income taxes (3)...................     1,361       1,022       5,033        1,657        3,741       1,328      2,318
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
Net income before preferred stock dividends......     1,975       1,599       7,599        2,586        6,240       2,279      4,038
Preferred stock dividends........................       332         672       2,890        2,145        2,210       2,069      1,513
                                                 ----------   ---------   ---------    ---------   ----------   ---------   --------
Net income after preferred stock dividends.......$    1,643   $     927   $   4,709    $     441   $    4,030   $     210   $  2,525
                                                 ==========   =========   =========    =========   ==========   =========   ========

FINANCIAL CONDITION DATA:
Total assets.....................................$3,028,776  $1,329,044  $2,145,406    $ 824,360   $  608,415   $ 551,075   $435,378
Loans receivable, net, and mortgage-backed
  securities(4).................................. 2,674,718   1,132,882   1,781,652      716,550      506,132     470,154    313,899
Investments, overnight deposits, tax
 certificates, repurchase agreements,
 certificates of deposits and other
 interest-earning assets.........................   176,091     124,950     186,955       87,662       88,768      64,783    100,118
Total liabilities................................ 2,883,145   1,230,889   2,045,761      755,249      562,670     509,807    397,859
Deposits......................................... 1,444,102     878,166   1,195,892      506,106      310,074     347,795    295,108
Borrowings....................................... 1,291,466     289,259     701,484      237,775      241,775     158,175     97,775
Trust Preferred Securities.......................   116,000      50,000     116,000            -            -           -         --
Total stockholders' equity.......................   145,631      98,155      99,645       69,111       45,745      41,268     30,273
Common stockholders' equity......................   129,719      60,051      75,649       44,807       21,096      16,667     17,162
PER COMMON SHARE DATA:
Basic earnings per common share(5)...............$      .13   $     .14   $     .57    $     .10    $    1.99   $     .11   $   1.67
                                                 ==========   =========   =========   ==========    =========   =========   ========
Diluted earnings per common share(5).............$      .12   $     .13   $     .54    $     .10    $    1.26   $     .10   $   1.00
                                                 ==========   =========   =========   ==========    =========   =========   ========


Weighted average number of common shares
 outstanding during the period:
  Basic(5)....................................... 13,012,118  6,806,379    8,210,890   4,306,042    2,021,601   1,957,210  1,509,264
  Diluted(5)..................................... 14,041,609  7,957,657    8,955,572   4,558,521    4,158,564   2,175,210  3,239,618
Equity per common share.......................... $     9.13  $    7.59    $    7.94   $    7.85    $   10.20   $    8.33  $    8.86
Fully converted tangible equity per common share. $     8.19  $    6.56    $    6.88   $    7.13    $    8.15   $    7.39  $    7.57

                                                                                                            (Continued on next page)

                                                     AT OR FOR THE THREE
                                                        MONTHS ENDED
                                                          DECEMBER 31,              AT OR FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                                    ---------------------       --------------------------------------------------
                                                     1997         1996         1997        1996         1995         1994       1993
                                                     ----         ----         ----        ----         ----         ----       ----
SELECTED FINANCIAL RATIOS
PERFORMANCE RATIOS:
Return on average assets (6)(7)..................      .33%        .62%         .51%         .36%       1.10%         .46%     1.12%
Return on average common equity(6)...............     6.31        9.55         9.34         1.30       22.60         1.21     18.55
Return on average total equity(6)................     5.87        8.08         8.06         4.30       14.70         5.84     14.07
Interest rate spread(6)..........................     1.39        2.59         2.07         2.10        2.12         2.78      3.59
Net interest margin(6)...........................     1.66        2.86         2.31         2.51        2.39         3.01      3.87
Dividend payout ratio(8).........................    16.81       42.02        38.03        82.95       35.42        96.79     40.66
Ratio of earnings to combined fixed charges and
preferred stock dividends(9):
   Excluding interest on deposits................     1.18        1.32         1.26         1.05        1.52         1.07      1.87
   Including interest on deposits................     1.09        1.11         1.10         1.02        1.21         1.03      1.27
Total loans, net, and mortgage-backed securities
 to total deposits...............................   185.22      129.00       148.98       141.58      163.13       134.40    109.65
Non-interest expenses to average assets..........     1.17        1.85         1.55         1.97        2.14         2.04      2.18
Efficiency ratio(10).............................    57.43       59.37        57.56        61.11(11)   85.50(11)    66.06     45.17
ASSET QUALITY RATIOS:
Ratio of non-performing loans to total loans.....      .39%        .70%         .72%         .99%       1.02%        1.07%     1.54%
Ratio of non-performing assets to total loans,
 real estate owned and tax certificates..........      .45         .86          .79         1.14        1.35         1.41      1.78
Ratio of non-performing assets to total assets...      .40         .70          .67          .95        1.10         1.17      1.46
Ratio of charge-offs to total loans(6)...........      .002        .03          .03          .08         .13          .39       .07
Ratio of loan loss allowance to total loans......      .16         .28          .21          .34         .32          .20       .38
Ratio of loan loss allowance to non-performing
 loans...........................................    40.78       39.60        28.96        33.74       31.54        18.89     24.70
CAPITAL RATIOS:
Ratio of average common equity to average total
 assets..........................................     4.35%       3.74%        3.40%        4.78%       3.14%        3.58%     3.79%
Ratio of average total equity to average total
 assets..........................................     5.62        7.62         6.36         8.44        7.47         8.05      7.99
Tangible capital-to-assets ratio(12).............     7.11        7.80         8.07         7.01        7.09         6.65      7.56
Core capital-to-assets ratio(12).................     7.11        7.80         8.07         7.01        7.09         6.65      7.56
Risk-based capital-to-assets ratio(12)...........    12.89       14.63        11.27        14.19       15.79        14.13     15.85

----------

(1) In 1995 BankUnited recorded a $9.3 million gain ($5.8 million after tax) from the sale of its branches on the west coast of Florida.

(2) In 1996 BankUnited recorded a one-time SAIF special assessment of $2.6 million ($1.6 million after tax).

(3) Amount reflects expense from change in accounting principle of $194,843 for fiscal 1994.

(4)      Does not include mortgage loans held for sale.

(5) Earnings per share for all periods presented before December 31, 1997 have been restated in accordance with Financial Accounting Standard 128.

(6)      Calculated on an annualized basis.

(7) Return on average assets is calculated before payment of preferred stock dividends.

(8) The ratio of total dividends declared during the period (including dividends on BankUnited, FSB's and BankUnited's preferred stock and BankUnited's Class A and Class B Common Stock) to total earnings for the period before dividends.

(9) The ratio of earnings to combined fixed charges and preferred stock dividends excluding interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis. The ratio of earnings to combined fixed charges and preferred stock dividends including interest on deposits is calculated by dividing income before taxes and extraordinary items by interest on deposits plus interest on borrowings plus 33% of rental expense plus preferred stock dividends on a pretax basis.

(10) Efficiency ratio is calculated by dividing non-interest expenses less non-interest income by net interest income.

(11) These efficiency ratios have been adjusted to exclude the impact of the one-time SAIF special assessment in 1996 and the gain on the sale of BankUnited's branches in 1995. If these ratios were not adjusted, the ratios would have been 76.45 in 1996 and 14.58 in 1995.

(12)     Regulatory capital ratio of BankUnited, FSB.

CENTRAL SELECTED FINANCIAL DATA

         The following selected financial data at or for the years ended December 31, 1997 and 1996 have been derived from financial statements of Central audited by Deloitte & Touche LLP, independent auditors. The selected financial information should be read in conjunction with the Financial Statements of Central and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Appendix B to this Proxy Statement-Prospectus.

                                                                              AT DECEMBER 31,
                                                                       -----------------------------
                                                                       1997                     1996
                                                                       ----                     ----
                                                                           (DOLLARS IN THOUSANDS)
SELECTED STATEMENTS OF CONDITION DATA:
     Total assets................................................    $ 92,389                $ 91,132
     Loans, net..................................................      46,296                  45,078
     Securities available for sale...............................      24,392                  20,262
     Investment held to maturity.................................       5,107                   6,186
     Cash and cash equivalents...................................      14,638                  18,106
     Deposits....................................................      72,825                  70,137
     Borrowed funds..............................................       8,334                  11,070
     Shareholders' equity........................................      10,878                   9,616

                                                                          YEARS ENDED DECEMBER 31,
                                                                       -----------------------------
                                                                       1997                     1996
                                                                           (Dollars in thousands)

SELECTED STATEMENTS OF INCOME DATA:
     Interest income.............................................    $  6,941                $  6,340
     Interest expense............................................       2,389                   2,003
                                                                     --------                --------
     Net interest income before provision for loan losses........       4,552                   4,337
     Provision for loan losses...................................         275                     360
                                                                     --------                --------
     Net interest income after provision for loan losses.........       4,277                   3,977
                                                                     --------                --------

     Other income:
        Service charges on deposit accounts......................       1,031                   1,048
        Other service charges and fees...........................         181                     154
        Gain (loss) on sale of securities available for sale, net           2                      (4)
                                                                     --------                --------

               Total other income................................       1,214                   1,198
                                                                     --------                --------

     Other expense:
        Salaries and employee benefits...........................       1,771                   1,670
        Occupancy and equipment expenses.........................         713                     699
        Data processing..........................................         177                     157
        Legal, professional and consulting fees..................         165                      90
        Stationery and supplies..................................         102                     111
        Other expense............................................         735                     684
                                                                     --------                --------

               Total other expense...............................       3,663                   3,411
                                                                     --------                --------


     Income before income taxes..................................       1,828                   1,764
     Income tax expense..........................................         679                     627
                                                                     --------                --------

               Net income........................................    $  1,149                $  1,137
                                                                     ========                ========

                                                                        AT OR FOR THE TWELVE MONTHS
                                                                             ENDED DECEMBER 31,
                                                                       -----------------------------
                                                                       1997                     1996
                                                                       ----                     ----
OTHER DATA:
        Equity to assets.........................................       11.77%                  10.55%
        Net interest spread(1)...................................        3.95                    4.30
        Net interest margin(2)...................................        5.28                    5.52
        Return on average assets.................................        1.24                    1.34
        Return on average equity.................................       11.36                   12.63
        Non-interest income to average asset ratio...............        1.31                    1.42
        Non-interest expense to average asset ratio..............        3.96                    4.03
        Non-performing loans to total loans......................         .23                     .81
        Non-performing assets to total assets....................         .36                     .53
        Average interest-earning assets to average
            interest-bearing liabilities.........................      147.80                  147.83
        Allowance for loan losses to non-performing assets.......      274.85                  188.41
        Net interest income to non-interest expense..............      124.28                  127.16
        Net interest income after provision for loan
            losses to non-interest expense.......................      116.77                  116.60

----------

(1) Calculated as the yield difference between total interest-earning assets and total interest-bearing liabilities for the period in question.

(2) Calcualted by dividing net interest income by average interest-earning assets for the period in question.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, THE FOLLOWING FACTORS IN EVALUATING BANKUNITED AND ITS BUSINESS BEFORE VOTING ON THE PROPOSALS CONTAINED HEREIN AND EXCHANGING SHARES OF CENTRAL COMMON STOCK FOR THE SHARES OF BANKUNITED CLASS A COMMON STOCK OFFERED HEREBY. PROSPECTIVE INVESTORS SHOULD NOTE, IN PARTICULAR, THAT THIS PROXY STATEMENT-PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROXY STATEMENT-PROSPECTUS, OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, THE WORD "ANTICIPATE," "BELIEVE," "ESTIMATE," "MAY," "INTEND" AND "EXPECT" AND SIMILAR EXPRESSIONS IDENTIFY CERTAIN OF SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED, EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, AND CENTRAL SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE CONSIDERATIONS LISTED BELOW REPRESENT CERTAIN IMPORTANT FACTORS THAT COULD CAUSE SUCH RESULTS TO DIFFER. THESE CONSIDERATIONS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC RISKS THAT MAY AFFECT BANKUNITED. IT SHOULD BE RECOGNIZED THAT OTHER RISKS, INCLUDING GENERAL ECONOMIC FACTORS AND EXPANSION STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE RISKS SET FORTH BELOW MAY AFFECT BANKUNITED TO A GREATER EXTENT THAN INDICATED.

RISK FACTORS RELATING TO BANKUNITED

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

         BankUnited, FSB's profitability is dependent to a large extent on its net interest income, which is the difference between its income on interest-earning assets and its expense on interest-bearing liabilities. BankUnited, FSB, like most financial institutions, is affected by changes in general interest rate levels and by other economic factors beyond its control. Interest rate risk arises from mismatches (i.e., the interest sensitivity gap) between the dollar amount of repricing or maturing assets and liabilities, and is measured in terms of the ratio of the interest rate sensitivity gap to total assets. More assets than liabilities repricing or maturing over a given time frame is considered asset-sensitive and is reflected as a positive gap, and more liabilities than assets repricing or maturing over a given time frame is considered liability-sensitive and is reflected as a negative gap. An asset-sensitive position (i.e., a positive gap) will generally enhance earnings in a rising interest rate environment and will reduce earnings in a falling interest rate environment, while a liability-sensitive position (i.e., a negative gap) will generally enhance earnings in a falling interest rate environment and reduce earnings in a rising interest rate environment. Fluctuations in interest rates are not predictable or controllable. At December 31, 1997, BankUnited, FSB had a one year cumulative positive gap of 9.8%. This positive one year gap position may, as noted above, have a negative impact on earnings in a falling interest rate environment. There can be no assurances of BankUnited's ability to continue to achieve positive net interest income. See "Business-Factors Affecting Earnings-Asset and Liability Management" and "Quantitative and Qualitative Disclosure About Market Risk" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

RISKS ASSOCIATED WITH BANKUNITED'S ADJUSTABLE RATE MORTGAGE LOANS

         BankUnited has purchased and intends to continue to purchase a significant amount of residential mortgage loans. During the three months ended December 31, 1997 and the year ended September 30, 1997, BankUnited purchased $1.1 billion and $913.7 million, respectively, of one-to-four family residential loans, of which $1.1 billion and $728.2 million, respectively, were adjustable rate mortgage loans ("ARMs"). At December 31, 1997 BankUnited's residential loan portfolio included $2.0 billion of ARMs (77.9% of BankUnited's gross loan portfolio). The ARMs purchased by BankUnited generally have annual interest rate adjustment caps that limit rate increases or decreases to 2% per year. Further, the ARMs purchased by BankUnited provide for initial rates of interest below the rates which would prevail were the contractual index and margin used for repricing applied initially (the "teaser rate period"). Although BankUnited attempts to mitigate the risk of default on these loans by requiring that borrowers qualify for the loan based upon the fully indexed rate, these loans are subject nonetheless to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently comes into effect upon repricing. As a result, management believes that BankUnited's net interest margin could be negatively impacted in a rapidly rising interest rate environment by increased delinquencies and defaults.

         Also, if market interest rates rise rapidly, the annual and lifetime interest rate caps on the ARMs may limit the increase in the interest rates on the ARMs relative to the increase in market interest rates, and yields on ARMs with teaser rates may be limited to repricing at interest rates below the contractual index plus the margin. At December 31, 1997, $1.2 billion of BankUnited's ARM loans (46.2% of BankUnited's gross loan portfolio) were in the teaser rate period with an average teaser rate of 6.39% and an average fully indexed rate of 8.28%. Rapid increases in market interest rates may not be fully reflected in loans which are in the teaser rate period and may, accordingly have a negative impact on BankUnited's net interest margin.

REFINANCING RISKS

         As of December 31, 1997, 93.4% of BankUnited's loans receivable were single-family residential mortgages that generally contain an option that allows the borrower to prepay the loan at any time without penalty. A substantial portion of these loans have been purchased by BankUnited in the secondary market at a premium.

         In the current interest rate environment, when long-term interest rates are generally low on a historical basis and the spread between short-term rates and long-term rates is relatively narrow, prepayments of ARMs and higher fixed-rate mortgages tend to accelerate. In addition, at December 31, 1997, $1.2 billion of BankUnited's ARMs had teaser rates, substantially all of which will be subject to interest rate adjustments within the next twelve months. Teaser rate loans also may tend to be prepaid near the end of the teaser period in the current interest rate environment.

         Premiums and net deferred origination costs, which at December 31, 1997 were $33.0 million, are recognized as a reduction to interest income using the interest method over the contractual life of the loans adjusted for estimated prepayments, based on BankUnited's historical prepayment experience. (See Note 1 to BankUnited's Consolidated Financial Statements and Notes thereto contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus). As prepayments accelerate, BankUnited's historical prepayment experience changes, resulting in a shortening of the estimated life of the loan portfolio, and an increase in the rate at which premiums and net deferred origination costs are expensed, resulting in a greater reduction in interest income. Accelerated prepayments could, therefore, have a material adverse effect on BankUnited's results of operations. Based on a continuation of the current interest rate environment, a significant portion of the premium and net deferred origination costs may be expensed in a relatively short term period.

         In addition, BankUnited would likely apply the proceeds of any prepaid loans to the purchase of ARMs with teaser rates (possibly with lower teaser rates), thereby increasing the duration of the teaser period for BankUnited's loan portfolio. Also, no assurance can be given that BankUnited will be able to reinvest, on satisfactory terms, the proceeds of loan prepayments.

         Mortgage servicing rights, which at December 31, 1997 were $5.0 million, are amortized as a reduction to servicing income over the contractual life of the underlying loans, adjusted for estimated prepayments, based on BankUnited's historical prepayment experience. As prepayments accelerate, BankUnited's historical prepayment experience changes, resulting in a shortening of the estimated life of the servicing rights, and a greater reduction in servicing income. Accelerated prepayments could, therefore, have a material adverse effect on BankUnited's results of operations.

AVAILABILITY OF MORTGAGE LOANS

         BankUnited's net income will depend significantly on its ability to acquire mortgage loans on acceptable terms and at favorable spreads over BankUnited's borrowing costs. If BankUnited is unable to acquire mortgage loans, its results of operations will be adversely affected.

         In acquiring mortgage loans, BankUnited will compete with REITs, investment banking firms, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, other lenders, FNMA, FHLMC, GNMA and other entities purchasing mortgage loans, some of which have greater financial resources than BankUnited. Increased competition for the acquisition of eligible mortgage loans or a diminution in the supply could result in higher prices and, thus, lower yields on such mortgage loans that could further narrow the yield spread over borrowing costs. See "-Competition and Consolidation of the Industry."

         The availability of mortgage loans meeting BankUnited's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market, which depend on various factors, including the level of interest rates, regional and national economic conditions and changes in residential real estate values. To the extent BankUnited is unable to acquire a sufficient volume of mortgage loans meeting its criteria, BankUnited's results of operations would be adversely affected.

COMPOSITION OF RESIDENTIAL AND COMMERCIAL LOAN PORTFOLIO

         GEOGRAPHIC CONCENTRATION. Most of the loans in BankUnited's portfolio are secured by real estate. At December 31, 1997, 23.07% of BankUnited's gross loans receivable were secured by properties located in Florida, 11.64% by properties located in California and the balance throughout the country. Conditions in the real estate markets in which the collateral for BankUnited's mortgage loans are located may strongly influence the level of BankUnited's non-performing loans and its results of operations. Real estate values are affected by, among other things, changes in general or local economic conditions, changes in governmental rules or policies, the availability of loans to potential purchasers, and natural disasters. Declines in real estate markets could negatively impact the value of the collateral securing BankUnited's loans and its results of operations. In this regard, as a result of the downturn in the California real estate market in 1993, BankUnited believes that certain of its loans secured by real estate in California may have current loan to value ratios that are higher than those when the loans were originated. In addition, both Florida and California are states that are subject to natural disasters such as hurricanes, earthquakes and flooding. In the event a property securing the loan incurs damage as a result of a natural disaster that is not covered by homeowner's insurance, BankUnited's results of operations may be negatively impacted. Damage from windstorm is generally covered by homeowner's insurance, and insurance against flooding is required on properties securing mortgage loans in flood hazard areas; but earthquake damage is frequently not insured. See "Business-Lending Activities--Loan Portfolio" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

         DIVERSIFIED LENDING RISKS. BankUnited's recent operating strategy has included an increased emphasis on originating and/or purchasing commercial real estate (including multi-family residential) loans, and originating real estate construction and commercial business loans. These lending categories are generally considered to involve a higher degree of credit risk than that for traditional single-family residential lending, because, among other factors, such loans involve larger loan balances to a single borrower or groups of related borrowers. At December 31, 1997, BankUnited had $165.1 million in commercial real estate loans, $5.6 million in construction loans and $9.0 million in commercial business loans. The payment experience on multi-family residential and commercial real estate loans typically is dependent on the successful operation of the project (as opposed to a desire by the borrower to continue to occupy the residence), and thus such loans may be adversely affected to a greater extent by adverse conditions in the real estate markets or in the economy generally. In addition to the foregoing, multi-family residential and commercial real estate loans which are not fully amortizing over their maturity and which have a balloon payment due at their stated maturity, as would generally be the case with BankUnited's multi-family residential and commercial real estate loans, involve a greater degree of risk than fully amortizing loans. The ability of a borrower to make a balloon payment typically will depend on its ability to either refinance the loan or timely sell the underlying property.

         If commercial properties are foreclosed upon, BankUnited may encounter environmental problems with the properties. There is a risk that hazardous substances or wastes, contaminants, pollutants or other environmentally restricted substances could be discovered on the real estate owned (primarily in the case of properties securing multi-family residential and commercial real estate loans). In such event, BankUnited might be required to remove such substances from the affected properties or to engage in abatement procedures at its cost and expense. There can be no assurance that the cost of such removal or abatement would not substantially exceed the value of the affected properties or the loans secured by such properties; that BankUnited would have adequate remedies against the prior owners or other responsible parties; or that BankUnited would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, BankUnited generally would not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced and BankUnited may suffer a loss upon collection of the loan as a result.

         Risk of loss on a construction loan is dependent largely upon the concurrence of the initial estimate of the property's value at completion of construction and the estimated cost (including interest) of construction, as well as the availability of permanent take-out financing. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of value proves to be inaccurate, BankUnited may be confronted, at or prior to the maturity of the loan, with a project which, when completed, has a value which is insufficient to ensure full repayment.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay the loan from the borrower's employment and other income and which are secured by real property the value of which tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business.

         Accordingly, there can be no assurance that BankUnited's commercial real estate, multi-family residential, real estate construction, and commercial business loans will not be adversely affected by these and the other risks related to such loans. See "Business-Lending Activities--Commercial Real Estate Lending," "--Real Estate Construction Lending" and "--Commercial Business Lending" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

         RISKS ASSOCIATED WITH LOANS HELD FOR SALE. BankUnited recently initiated a program to sell packages of adjustable rate residential loans, servicing retained, currently originated through its correspondent loan program. These loans, when originated, will be classified as held for sale and be subject to a lower of cost or market adjustment, on a quarterly basis, depending on market conditions. As of December 31, 1997, BankUnited had $92.2 million of mortgages held for sale. Since BankUnited does not currently intend to hedge its held for sale loan portfolio, this portfolio will be subject to adjustments, based on market conditions, which may adversely affect BankUnited's results of operations.

ALLOWANCE FOR LOAN LOSSES

         Industry experience indicates that a portion of BankUnited's loans will become delinquent and a portion of the loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized by BankUnited, losses may be experienced as a result of various factors beyond BankUnited's control, including, among other things, changes in market conditions affecting the value of properties and problems affecting the credit of the borrower. BankUnited's determination of the adequacy of its allowance for loan losses is based on various considerations, including an analysis of the risk characteristics of various classifications of loans, previous loan loss experience, specific loans which would have loan loss potential, delinquency trends, estimated fair value of the underlying collateral, current economic conditions, the views of BankUnited's regulators, and geographic and industry loan concentrations. Further, a significant amount of BankUnited's loan portfolio was originated, purchased or acquired over the last three years and, therefore, may be considered to be subject to a greater likelihood of delinquency. If delinquency levels were to increase, whether as a result of adverse general economic conditions, especially in Florida and California where BankUnited's exposure is greatest, or otherwise, the allowance for loan losses as determined by BankUnited may not be adequate. As of December 31, 1997 BankUnited's allowance for loan losses was $4.3 million or 0.16% of total loans. There can be no assurance that the allowance will be adequate to cover loan losses or that BankUnited will not experience significant losses in its loan portfolios which may require significant increases to the provision for loan losses in the future, thus materially and adversely affecting BankUnited's results of operations. See "Business-Loan Portfolio Quality" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

RECENT RAPID GROWTH AND INCREASED OPERATING EXPENSES

         During the past 18 months, BankUnited has experienced rapid and significant growth. The growth and expansion of operations through internal growth, including loan purchases, and mergers and acquisitions has resulted in a significant increase in assets, loans and deposits, as well as increases in net interest income, non-interest income and non-interest expenses. Total assets of BankUnited have increased from $824 million at September 30, 1996 to $3.0 billion at December 31, 1997. BankUnited, FSB's loan portfolio increased from $646 million at September 30, 1996 to $2.6 billion at December 31, 1997. Much of this growth is attributable to the purchase of wholesale residential loans and, to a lesser extent, to the acquisition of Suncoast.

         In connection with such expansion and growth, BankUnited has hired 145 additional employees since September 30, 1996. Employee compensation and benefits increased 107.7% from $4.3 million to $8.9 million over the last fiscal year and occupancy and equipment costs increased 98.1% from $1.8 million to $3.6 million during the same period. Such increased expenses were primarily attributable to internal growth, including the opening of new branch offices, and growth as a result of the acquisitions. Expenses associated with such growth and with additional future growth may have an adverse impact on earnings.

         There can be no assurance that BankUnited will continue to experience rapid growth, or any growth in the future and, to the extent that it does experience continued growth, there is no assurance that BankUnited will be able to adequately and profitably manage such growth.

INDIRECT AUTOMOBILE LENDING PORTFOLIO

         As of December 31, 1996 and 1997, indirect lending through automobile dealers represented 37% and 41% of Central Bank's gross loans, respectively. These types of indirect loans carry more credit risk and produce higher charge-off and delinquency rates than other loans. While Central's management believes it has established an adequate allowance for loan losses, there can be no assurance that BankUnited, after the Merger, will not have to increase its level of loan loss allowance or otherwise implement corrective action or that regulators, in reviewing BankUnited's loan portfolio or operations, will not request that BankUnited increase its allowance for loan losses or otherwise implement corrective action, thereby negatively affecting BankUnited's financial condition and earnings.

ACCOUNTING FOR ACQUISITIONS

         Acquisitions are accounted for either as a "purchase" or as a "pooling of interests." The consideration utilized is one of many factors considered in determining the accounting treatment of an acquisition. If cash represents at least 10% of the consideration, the acquisition will generally be accounted for as a "purchase." If BankUnited Class A Common Stock represents 90% or more of the consideration and all other required conditions relating to the parties and the transaction are met, the acquisition will be accounted for as a "pooling of interests." Under the "purchase" method, the assets and liabilities are recorded by the acquiror at their fair market values and any difference between the purchase price and the fair value of the tangible and identifiable intangible assets and liabilities is recorded as goodwill. Goodwill is generally amortized over a period generally not exceeding 25 years and such amortization of goodwill will reduce earnings. Under the "pooling of interests" method, the historical values of the assets, liabilities and shareholders' equity of the combining companies are consolidated, no goodwill is recorded and accordingly, the earnings of the resulting entity are not impacted by the amortization of goodwill. BankUnited intends to actively pursue acquisitions. If an acquisition is made and accounted for as a "purchase" rather than a "pooling of interests," it is likely that such acquisition will result in the creation of goodwill and accordingly, future results will reflect the amortization of any goodwill recorded. The acquisition of Central will be accounted for as a purchase.

DISPARATE VOTING RIGHTS; CONTINUING INSIDER CONTROL OF BANKUNITED

         The shares of BankUnited Class A Common Stock are entitled to one-tenth vote per share. BankUnited also has outstanding shares of Class B Common Stock entitled to one vote per share and Series B Preferred Stock entitled to 2-1/2 votes per share. As of April 8, 1998, directors, executive officers and holders of 5% or more of BankUnited's equity securities held approximately 40.66% of the total voting power of all outstanding voting stock of BankUnited.

         The voting power of the directors, executive officers and holders of 5% or more of BankUnited's equity securities and certain provisions of BankUnited's Articles of Incorporation may discourage any proposed takeover of BankUnited unless the terms thereof are approved by management. In addition, BankUnited's Articles of Incorporation permit additional shares of BankUnited Class A Common Stock to be issued at any time which may have disproportionate voting rights or preferences as to dividends or other rights, subject to shareholder approval in certain circumstances. BankUnited, however, does not intend to issue additional shares of such stock if the issuance would result in termination of trading of the BankUnited Class A Common Stock on Nasdaq. See "Description of BankUnited Capital Stock."

CERTAIN POTENTIAL ANTI-TAKEOVER PROVISIONS

         Certain provisions of BankUnited's Articles of Incorporation and Bylaws could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving BankUnited, even if such events could be perceived as beneficial to the interests of the shareholders. In addition, certain provisions of state and federal law may also have the effect of discouraging or prohibiting a future takeover attempt in which shareholders of BankUnited might otherwise receive a substantial premium for their shares over then-current market prices. See "Description of BankUnited Capital Stock--Certain Anti-Takeover Provisions."

COMPETITION AND CONSOLIDATION OF THE INDUSTRY

         BankUnited faces substantial competition in purchasing and originating real estate loans and in attracting deposits. BankUnited's competition in originating real estate loans is principally from banks, other thrifts, mortgage banking companies, real estate financing conduits, and small insurance companies. In purchasing real estate loans BankUnited competes with other participants in the secondary mortgage market. Many entities competing with BankUnited enjoy competitive advantages over BankUnited relative to a potential borrower or seller in terms of a prior business relationship, wide geographic presence or more accessible branch office locations, the ability to offer additional services or more favorable pricing alternatives, a lower origination and operating cost structure, and other relevant items. BankUnited does not have a significant market share of the real estate lending activities in the areas in which it conducts operations, and increased competition in those areas from traditional competitors or new sources could result in a decrease in the origination or purchase of mortgage loans and could adversely affect BankUnited's results of operations. In its deposit gathering activities, BankUnited competes with insured depository institutions such as thrifts, credit unions, and banks, as well as uninsured investment alternatives, including money market funds. These competitors may offer higher rates than BankUnited, which could result in BankUnited either attracting fewer deposits or in requiring BankUnited to increase the rates it pays to attract deposits. Increased deposit competition could adversely affect BankUnited's ability to generate the funds necessary for its lending operations and could adversely affect BankUnited's results of operations. See "Business-Market Area and Competition" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

REGULATORY OVERSIGHT

         BankUnited, FSB is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. BankUnited, FSB is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board. As the holding company of BankUnited, FSB, BankUnited is also subject to regulation and oversight by the OTS. Such regulation and supervision governs the activities in which an institution may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on BankUnited and BankUnited, FSB and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of BankUnited, FSB and the BankUnited, FSB's competitors which in turn could have a material adverse effect on BankUnited, FSB and its operations. See "Regulation" contained in BankUnited's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1997, incorporated by reference into this Proxy Statement-Prospectus.

YEAR 2000

         Almost all of BankUnited's operations are supported by computerized data processing systems and are dependent on the capability of software applications and operating systems to function properly in the year 2000. Data processing for the Company's major applications is performed by two third party service bureaus. Both have indicated that their systems will be year 2000 compliant. Consequently, management does not anticipate that the year 2000 issue will be material to the Company's operations or financial condition.

RISK FACTORS APPLICABLE TO THE MERGER

POTENTIAL ADVERSE IMPACT OF INTEGRATION OF OPERATIONS

         BankUnited and Central have entered into the Merger Agreement with the expectation that the Merger will result in certain benefits, ultimately including operating cost savings, for the resulting institution. Achieving the anticipated benefits of the Merger will depend in part upon whether the operations and organizations of BankUnited and Central can be integrated in an efficient and effective manner. There can be no assurance that this integration will occur or that cost savings in operations will be achieved. The resulting institution may also encounter unanticipated operational or organizational difficulties. The successful combination of the two banks will require, among other things, consolidation of certain operations, and elimination of duplicative corporate and administrative expenses. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the resulting institution. There can be no assurance that integration will be accomplished smoothly or successfully. Failure to accomplish effectively the integration of the two banks' operations could have a material adverse effect on the resulting institution's results of operations and financial condition following the Merger.

SUBSTANTIAL VOTING DILUTION OF CENTRAL SHAREHOLDERS


         The Merger will result in substantial voting dilution to the shareholders of Central. After the Merger, based upon the number of shares of BankUnited stock outstanding as of April 8, 1998, the holders of Central Common Stock will have their voting interest in Central reduced from 100% of Central to approximately 3.03% of BankUnited (assuming the exercise of all outstanding options and warrants to acquire BankUnited stock, and the issuance of 1,435,950 shares of BankUnited Class A Common Stock in the Merger, estimated based upon the last reported sale price of the BankUnited Class A Common Stock on April
15, 1998).


RISK OF NO SOLICITATION PROVISION

         The Merger Agreement contains a "no solicitation provision" that restricts the ability of Central to solicit transactions other than the Merger. See "The Merger-No Solicitation of Acquisition Proposals." The existence of this no solicitation provision may have the effect of limiting the ability of the Central Board to consider (i) competing proposals that could result in greater value being realized by the shareholders or (ii) equity investments in Central.

RETENTION OF CUSTOMERS

         BankUnited expects to retain the individual customer base of Central after the Merger. However, it is possible that a greater number of customers than anticipated will move their banking relationships to other financial institutions as a result of the Merger.

                                   THE PARTIES

                        BANKUNITED FINANCIAL CORPORATION

         BankUnited is a Florida corporation organized for the purpose of becoming the savings and loan holding company for BankUnited, FSB. This holding company reorganization, together with BankUnited, FSB's conversion from a Florida-chartered stock savings bank (which was founded in 1984) to a federally chartered stock savings bank, became effective on March 5, 1993. At December 31, 1997, BankUnited had $1.4 billion in deposits, $145.6 million in stockholders' equity, and $3.0 billion in assets. Based on the latest available information, BankUnited is the second largest publicly held financial institution headquartered in Florida. Principally through internal growth and also as a result of the acquisition of Suncoast on November 15, 1996, BankUnited's total assets increased by $2.2 billion from September 30, 1996 to December 31, 1997.

         BankUnited currently has 18 branch offices in South Florida (not including two, scheduled to be closed shortly, that were part of the recent acquisition of Consumers Savings Bank), and anticipates opening approximately six or more branch offices by September 30, 1998, in its market area, either by acquisition or de novo branching, and may expand into other parts of Florida. BankUnited's business has traditionally consisted of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to purchase nationwide and to originate in Florida single-family residential mortgage loans, and to a lesser extent, to purchase and originate commercial real estate, commercial business and consumer loans. BankUnited also invests in tax certificates and other permitted investments. BankUnited's revenues are derived principally from interest earned on loans, mortgage-backed securities and investments. BankUnited's primary expenses arise from interest paid on savings deposits and borrowings and non-interest overhead expenses incurred in operations.

         On January 23, 1998 BankUnited acquired Consumers Bancorp, Inc. and merged its wholly owned subsidiary, Consumers, a Florida chartered savings and loan with assets of $101.2 million and deposits of $84.3 million at December 31, 1997, into BankUnited, FSB. On December 30, 1997, BankUnited signed a definitive agreement to acquire Central. These mergers will increase BankUnited's deposit market share, particularly in Miami-Dade County, while permitting BankUnited to compete more effectively with larger super-regional financial institutions in South Florida.

         BankUnited, FSB is a member of the Federal Home Loan Bank system and is subject to comprehensive regulation, examination and supervision by the OTS and the FDIC. Deposits at BankUnited, FSB are insured by the SAIF to the maximum extent permitted by law.

         For further information regarding BankUnited's business, see BankUnited's Annual Report on Form 10-K/A for the period ended September 30, 1997, which is incorporated by reference into this Proxy Statement-Prospectus.

         BankUnited's executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 569-2000.


                                  CENTRAL BANK

GENERAL

         Central, incorporated in Florida in 1984, is a Florida commercial bank and member of the Federal Reserve System and is subject to regulation by the Florida Banking Department. Central commenced operations on September 17, 1984 and currently operates four banking offices, all of which are located in Miami-Dade County,

Florida. As of December 31, 1997, Central had assets of $92.4 million, deposits of $72.8 million and shareholders' equity of $10.9 million.

         Central's main business activities are attracting deposits, originating loans, making investments and servicing its loans. Central offers the full range of deposit services that are typically available in most banks, including checking accounts, NOW accounts, savings accounts and other time deposits of various types ranging from daily money market deposit accounts to longer-term certificates of deposit. Central believes that the combination of its rates offered on its accounts and the quality of service it provides enables Central to be competitive in its market area. All deposit accounts are insured by the FDIC up to the maximum amount ($100,000 per depositor, subject to aggregation rules). Central solicits these accounts from individuals, businesses, associations and organizations.

         Central offers short- to medium-term commercial and residential real estate, commercial, consumer and construction loans. Central's primary focus is business and consumer lending. Commercial business and real estate loans include both secured and unsecured loans (including loans partially guaranteed by the Small Business Administration) for business expansion (including acquisition of real estate and improvements), working capital (including inventory and receivables) and purchases of equipment and machinery. Consumer loans include, among other things, secured and unsecured loans for financing the purchase of automobiles and for home improvements. At December 31, 1997, approximately 47% of Central's loan portfolio consisted of consumer installment loans, 35% of Central's loan portfolio consisted of real estate loans and 18% of Central's loan portfolio consisted of general commercial purpose loans. Earnings depend primarily upon the difference between interest received on loans and investments and interest paid on Central's deposit base and borrowing and fees for services rendered to its customers.

         Central's other services include safe deposit boxes, travelers checks, direct deposit of payroll and Social Security checks, automatic draft payments for various accounts and international financing services. Central is a member of the Honor network of automated teller machines that may be used by bank customers in major cities throughout Florida and the United States, as well as in various cities worldwide.

         The address of Central's principal executive offices is 7970 N.W. 36th Street, Miami, Florida 33166 and its telephone number is (305) 592-6641.


CENTRAL'S LENDING ACTIVITIES

GENERAL

         Under applicable regulations, Central originates loans for its own portfolio. Lending activities include the origination of short and intermediate term, adjustable-rate and fixed-rate commercial and real estate mortgage loans, commercial business loans and consumer loans, consisting mostly of indirect automobile loans. During 1997 and 1996, the level of indirect automobile loans continued to increase steadily.

         The following tables set forth the composition of Central's loan portfolio by type of loan at the dates indicated:

                                                                                   DECEMBER 31,
                                                               -----------------------------------------------
                                                                       1997                     1996
                                                                       ----                     ----
TYPE OF LOAN                                                   AMOUNT        PERCENT     AMOUNT        PERCENT
                                                               ------        -------     ------        -------
                                                                          (DOLLARS IN THOUSANDS)

Consumer loans..........................................     $  21,851          47%     $  19,261         43%
Real estate loans.......................................        16,070          35         15,501         34
Commercial loans........................................         8,138          18          9,708         22
Other...................................................           233           -            637          1
                                                             ---------          --      ---------        ---

          Total loans...................................     $  46,292         100%     $  45,107        100%
                                                             =========                  =========

Add (deduct)

Unearned dealer interest................................           946                        933
Unearned income.........................................            (1)                        (7)
Deferred loan fees......................................           (24)                       (46)
Allowance for loan losses...............................          (918)                      (910)
                                                             ---------                  ---------

          Total.........................................     $  46,296                  $  45,078
                                                             =========                  =========


         The following table sets forth at December 31, 1997, the principal amounts of Central's loans with contractual maturities, during the periods indicated.

                                                                                    MATURING
                                                                                    --------
                                                                WITHIN        AFTER 1 YEAR     AFTER
                                                                1 YEAR     THROUGH 5 YEARS    5 YEARS     TOTAL
                                                                ------     ---------------    -------     -----
                                                                          (DOLLARS IN THOUSANDS)

Consumer loans..........................................     $     557        $ 19,716      $ 1,578     $ 21,851
Real estate loans.......................................         2,920           9,327        3,823       16,070
Commercial loans........................................         5,858             982        1,298        8,138
Other...................................................           233               -            -          233
                                                             ---------        --------      -------     --------

       Total............................................     $   9,568        $ 30,025      $ 6,699     $ 46,292
                                                             =========        ========      =======     ========

Maturing after one year with:

Variable interest rates.................................                      $  6,076      $ 1,586     $  7,662
Fixed interest rates....................................                        23,949        5,113       29,062
                                                                              --------      -------     --------

       Total............................................                      $ 30,025      $ 6,699     $ 36,724
                                                                              ========      =======     ========

         Central provides commercial real estate mortgage loans, commercial business loans and consumer loans. Loans secured by real estate generally include commercial and residential real estate loans, loans to refinance or purchase existing properties and home equity loans.

CONSUMER LOANS

         Consumer loans are extended for a variety of purposes, including the purchase of automobiles, lines of credit and unsecured personal loans. As disclosed in the table above, consumer loans, consisting primarily of indirect automobile loans, represent the largest single component of Central's loan portfolio, and have steadily increased over the past five years. At December 31, 1997, Central had outstanding approximately $21.4 million of consumer loans secured by automobiles, which represented approximately 98% of total consumer loans held by Central at that date.

         Consumer loan underwriting standards include an examination of the applicant's payment history on other debts and evaluation of his or her ability to meet existing obligations and payment of the proposed loan. Although creditworthiness of the applicant is of primary importance, the underwriting process also includes a comparison of the value of the collateral, if any, in relation to the proposed loan amount. While consumer loans generally involve a higher element of credit risk than commercial or real estate loans, consumer loans are typically made at higher interest rates and are helpful in maintaining a profitable spread between Central's loan yield and its cost of funds.

REAL ESTATE MORTGAGE LOANS

         Central's real estate mortgage loan portfolio consists primarily of commercial loans and, to a lesser extent, residential loans, including home improvement and home equity lines, which are secured by both existing properties and new construction. Loans secured by real properties generally have terms ranging from five to seven years and interest rate adjustment periods ranging from monthly to five years. Amortization periods for commercial mortgage loans do not exceed 25 years. Commercial real estate loans originated by Central are primarily secured by income-producing properties such as office/warehouse buildings and retail space. Generally, in underwriting commercial real estate loans, Central requires the personal guarantee of the business principals and a maximum loan to value ratio of not greater than 75% and a cash flow to debt service ratio of 1.2 to 1. One hundred percent of Central's mortgage loans are secured by property located in Florida.

COMMERCIAL BUSINESS LOANS

         Commercial business loans represent 17.6% of loans outstanding at December 31, 1997. Commercial business loans include loans for business expansion, working capital and purchases of business and machinery. In making such loans, Central assesses the borrower's creditworthiness and ability to repay the loan amount, and evaluates the value of any collateral securing the proposed loan. Generally, Central requires the personal guarantee of the business principals. Small Business Association ("SBA") loans, which totaled approximately $455,000 at December 31, 1997, are underwritten in accordance with the guidelines of the SBA. The loans are made to small businesses and usually require that collateral be pledged. Typically, the SBA guaranteed 80% to 90% of the loan balance. The SBA-guaranteed portion of the loan is then salable in secondary markets.

OTHER LENDING ACTIVITIES

         In the normal course of activity, certain of Central's individual and corporate customers incur overdrafts of their depository accounts. These overdrafts, usually minor in nature, are typically one day in duration and are resolved through customer deposit or dishonor by Central.

LENDING PROCEDURES

         Loan applications submitted to Central may be approved by either the Central Board Loan Committee, an Officer's Loan Committee, the President or Chairman, individually, or a Central loan officer if the loan is within delegated authority limits. With respect to loan approvals, the Board Loan Committee has authority to approve all loan applications under review within statutory limits and the Officer's Loan Committee has authority to approve secured and unsecured loan applications up to a maximum of $750,000 and $500,000, respectively. Loan officers are authorized to approve loan applications for unsecured loans up to a maximum of $50,000 and secured loans up to a maximum of $150,000. The President or Chairman, individually, has authority to approve applications representing secured and unsecured loans up to a maximum of $500,000 and $250,000, respectively. There are no aggregations of authorities.

         The review of each loan application includes an analysis of the applicant's credit history, income level, financial condition and the value of any collateral to secure the loan (which, with respect to real estate loans, is appraised by an independent appraiser). In the case of major real estate loans, the loan underwriting process typically involves an analysis of the economic feasibility of the proposed project.

         With respect to any approved commercial or real estate loan, generally, Central issues a written commitment to the applicant, setting forth the terms under which the loan will be extended. A title insurance commitment for the mortgaged property is obtained from an approved title company prior to the closing. Fire, casualty, and flood insurance (where applicable) are obtained, naming Central as a loss payee.

         In accordance with Central's policies and applicable law, the documentation of each real estate loan includes: disclosing the purpose for which the loan is sought and the identity of the property; a written appraisal report disclosing the fair market value of the security offered by the applicant; a signed financial statement of the applicant and a written credit report prepared by Central or by others at its request; documentation showing the dates, amounts, purpose, and recipient of every disbursement of loan proceeds; an opinion of Central's attorney; a title insurance policy, or other documentary evidence customarily used in the appropriate jurisdiction, affirming the quality and validity of Central's lien on the relevant real estate.

NON-PERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

         Central's non-performing assets typically consist of automobiles acquired through repossession and loans which are 90 days or more past due. Generally, accrued interest on loans which are more than 90 days past due is excluded from income and any previously accrued and unpaid interest is reversed through interest income. Non-performing assets as of December 31, 1997 were approximately $334,000, representing 0.4% of Central's total assets.

         The following table details Central's non-performing assets for each of the years in the two-year period ended December 31, 1997:

                                                                               DECEMBER 31,
                                                                       -----------------------------
                                                                       1997                     1996
                                                                       ----                     ----
                                                                               (IN THOUSANDS)
Loans:
         Consumer loans..........................................      $  54                   $  49
         Real estate loans.......................................          -                     184
         Commercial loans........................................         53                     132
                                                                       -----                   -----

                Total non-performing loans.......................        107                     365

         Repossessions...........................................      $ 227                   $ 118
                                                                       -----                   -----

                Total non-performing assets......................      $ 334                   $ 483
                                                                       =====                   =====


         Central's loan portfolio is reviewed monthly by the President/CEO and reported to the Board of Directors for the purpose of classifying a loan as special mention, substandard, doubtful, or loss, as appropriate. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged. "Substandard" assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified as "substandard," with the added characteristic that the weaknesses present make collection or liquidation in full on the basis of currently existing facts, conditions and values, highly questionable and improbable.

         General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities. Unlike specific allowances, general allowances have not been allocated to a particular problem loan. Loans classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Central will charge off 100% of the assets classified as loss. Central's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by the Federal Reserve Board (the "FRB") and the Florida Banking Department, which can order the establishment of additional amounts to the general or specific loss allowance.

         Although Central uses its best judgment in underwriting each loan, industry experience indicates that a portion of Central's loans will become delinquent. Regardless of the underwriting criteria utilized by banks, losses may be experienced as a result of many factors beyond their control including, among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of Central's collateral.

         In the normal course of business, Central has recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, management has established an allowance for loan losses, which totaled approximately $918,000 and $910,000 at December 31, 1997 and 1996, respectively, allocated according to the following table:

                                                                            DECEMBER 31
                                                              -------------------------------------
                                                              1997                             1996
                                                              ----                             ----
                                                 ALLOWANCE FOR     % OF LOANS TO    ALLOWANCE FOR    % OF LOANS TO
                                                  LOAN LOSSES       TOTAL LOSS      LOAN LOSSES       TOTAL LOSS
                                                  -----------       ----------      -----------       ----------
                                                                          (DOLLARS IN THOUSANDS)
Consumer loans..................................    $   86              76%             $   62             57%
Real estate loans...............................         -                                  28             26
Commercial loans................................        27              24%                 18             17
Unallocated.....................................       805                                 802
                                                    ------            ----              ------           ----

       Total....................................    $  918             100%             $  910            100%
                                                    ======                              ======


         In evaluating the adequacy of the allowance for loan losses, management has taken into consideration the loan portfolio, past loan experience, current economic conditions, workout arrangements, the financial strength of the borrowers and the appraised value of the collateral at the time reserves were established. Although management believes the allowance for losses is adequate, its evaluation is dependent upon future events. Management's evaluation of losses is a continuing process which may necessitate adjustments to the allowance in future periods.

         Management's evaluation of the allowance for loan losses includes applying relevant risk factors to the entire loan portfolio, including non-performing loans. Risk factors applied to the performing loan portfolio in the year ended December 31, 1997 are based on Central's past two year loss history considering the current portfolio's characteristics, current economic conditions and other relevant factors. Non-performing loans are carried at fair value based on the most recent information available. At December 31, 1997, the following loss factors are applied to the carrying value of each classified loan: (i) substandard at 15%, (ii) doubtful at 50% and (iii) loss charged-off at 100%.

         The following table details the charge-offs, recoveries, net charge-offs and ending balance of the allowance for loan losses for each of the years in the two-year period ended December 31, 1997:

                                                                          AT OR FOR THE YEAR ENDED
                                                                       -----------------------------
                                                                                DECEMBER 31
                                                                       -----------------------------
                                                                       1997                     1996
                                                                       ----                     ----
                                                                               (IN THOUSANDS)
Beginning balance................................................      $ 910                   $ 712

Charge offs:

         Consumer loans..........................................        282                     211
         Real estate loans ......................................          -                       -
         Commercial loans........................................         50                       5
         Other ..................................................          -                       -
                                                                       -----                   -----

                 Total-Charge-Offs...............................        332                     216
                                                                       -----                   -----

Recoveries:

         Consumer loans..........................................         57                      48
         Real estate loans.......................................          3                       2
         Commercial loans........................................          3                       4
         Other ..................................................          2                       -
                                                                       -----                   -----

                Total Recoveries.................................         65                      54
                                                                       -----                   -----

Net charge-offs..................................................        267                     162
                                                                       -----                   -----

Provision for loan losses........................................        275                     360
                                                                       -----                   -----

Ending balance...................................................      $ 918                   $ 910
                                                                       =====                   =====

Ratio of net charge-offs during the period to
average total loans outstanding during the period                        .59%                    .38%


                             CENTRAL SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE OF SPECIAL MEETING

         This Proxy Statement-Prospectus is first being mailed to Central Shareholders on or about April 17, 1998, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Central Board for use at the Central Special Meeting. The Central Special Meeting will be held on Thursday, May 21, 1998 at 11:00 a.m., local time, at the Union Planters Bank Building, 1221 Brickell Avenue, Miami, Florida 33131, 22nd Floor, for the purpose of considering and voting upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and such other matters as may properly be brought before the Special Meeting. The Central Board is currently not aware of any other business to come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

         The Central Board has fixed the close of business on April 10, 1998 as the Central Record Date for determining the holders of Central Common Stock entitled to receive notice of and to vote at the Central Special Meeting or any adjournments or postponements thereof. At the close of business on the Central Record Date, 450,000 shares of Central Common Stock were outstanding, held by 48 shareholders of record. The presence in person or by proxy of holders of record of shares representing a majority of the total outstanding shares of the Central Common Stock will constitute a quorum at the Central Special Meeting.

         The holders of Central Common Stock are entitled to one vote on all matters properly brought before the Central Special Meeting for each share of Central Common Stock held by such persons. Votes may be cast in person at the Central Special Meeting or by proxy.

         As of the Central Record Date, directors and executive officers of Central and their affiliates had the right to vote 87,950 shares of Central Common Stock in the aggregate (representing approximately 19.54% of the outstanding shares of Central Common Stock as of the Central Record Date). The directors and executive officers of Central who hold such shares have informed Central that they intend to vote all such shares in favor of the approval of the Merger Agreement.

VOTE REQUIRED TO APPROVE

         Under OTS Regulations, it is not necessary for shareholders of BankUnited to approve the Merger Agreement in order to consummate the Merger, and therefore they will not be asked to do so. Proxies will not be solicited from shareholders of BankUnited.

         Under OTS Regulations, the affirmative vote of the holders of at least two-thirds of the shares of the Central Common Stock outstanding at the Central Record Date is required in order to approve the Merger Agreement. An abstention by a holder of shares of Central Common Stock will have the same effect as a vote against the Merger Agreement. Approval of the Merger Agreement by the requisite vote of the holders of the Central Common Stock is a condition to, and required for, consummation of the Merger.

REVOCATION OF PROXIES

         Any Central shareholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering to the Secretary of Central written notice of its revocation, (ii) executing and delivering to the Secretary of Central a proxy bearing a later date or (iii) attending the Central Special Meeting and voting in person. Attendance at the Central Special Meeting will not in and of itself constitute a revocation of any proxy given to Central. Written notice of revocation should be sent to Central, 7970 N.W. 36th Street, Miami, Florida 33166, Attention: Secretary. All properly executed proxies, if received in time for voting and not revoked, will be voted in accordance with the instructions specified, or, if no instructions are specified, will be voted for the approval of the adoption of the Merger Agreement and of the Plan of Merger.

                            PROPOSAL ONE: THE MERGER

         THE FOLLOWING INFORMATION INSOFAR AS IT RELATES TO MATTERS CONTAINED IN THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND ATTACHED HERETO AS APPENDIX A. CENTRAL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

GENERAL

         The affirmative vote of two-thirds of the votes of the Central Common Stock is necessary to approve the Merger. An abstention by a holder of shares of Central Common Stock will have the same effect as a vote against the Merger Agreement. Approval of the Merger Agreement by the requisite vote of the holders of the Central Common Stock is a condition to, and required for, consummation of the Merger.

         The proxies are being solicited by the Central Board. THE CENTRAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF CENTRAL COMMON STOCK VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. The Central Board considered a number of factors in reaching its decision to recommend approval of the Merger Agreement. For Central, the impetus to effect a Merger with BankUnited was, among other things, the present value of the consideration being received, to maximize the prospects for long-term shareholder value through the benefits of a larger organization, to expand geographical presence, to broaden and diversify the loan portfolio, to provide for potential to increase earnings per share over the long-term, to enhance capital and liquidity and to expand senior management. See "The Merger-Central's Reasons for the Merger."

BACKGROUND OF THE MERGER

         Dr. Ernest Halpryn, Central's Chairman of the Board, was invited in early December 1997 to a meeting with Mr. Alfred Camner, BankUnited's Chairman of the Board, to discuss the possible acquisition of Central by BankUnited. At this meeting, Mr. Camner disclosed BankUnited's interest in acquiring Central and outlined the proposed general terms for such a transaction. During a meeting on December 15, 1997, the parties agreed that if a transaction would be consummated, the consideration would be stock instead of cash, as Central was interested in the potential for increased future value through an exchange of stock and the tax-free nature of a common stock transaction. Negotiations as to the pricing of the transaction consistently focused on the exchange ratio. Exchange ratios ranging from approximately 3 shares to 4 shares of BankUnited Class A Common Stock for each share of Central Common Stock were negotiated by the parties, until an exchange ratio of 3.37 shares was agreed upon, subject to certain adjustment for fluctuations in market price. Other material aspects of the negotiations related to other aspects of management structure and the treatment of Central employees.

         At a special board meeting on December 18, 1997, the Central Board discussed and reviewed certain aspects of the proposed business combination with BankUnited, including the potential legal restrictions placed on shares of BankUnited Class A Common Stock to be received by Central shareholders upon consummation of the proposed business combination, as well as more general matters concerning whether the timing of such a transaction was in the best interests of the shareholders of Central. The Central Board further reviewed and discussed, among other things, (i) Central's due diligence review of BankUnited,
(ii) the benefits to Central and its shareholders from a business combination with BankUnited, (iii) the benefits a merger with Central would afford BankUnited and (iv) the potential effect of the transaction on Central's personnel. After a review and discussion of each of the potential alternative courses of action and the proposed terms of the Merger Agreement, the Central Board authorized Central senior management to continue negotiations with representatives of BankUnited. From December 18, 1997 to December 29, 1997 the final terms of the Merger Agreement were discussed and negotiated among the senior management and counsel of Central and BankUnited and various changes were made and circulated.

         The Central Board convened a special meeting on December 29, 1997 to review each of the definitive terms and conditions contained in the Merger Agreement and to determine whether such terms were in the best interests of Central's shareholders. After concluding its review and determining that the Merger was in the best interests of Central's shareholders, the Central Board authorized senior management to execute the Merger Agreement. The Merger Agreement was executed by Central and BankUnited on December 30, 1997, and a joint public announcement of the proposed merger was made on December 31, 1997.

BANKUNITED'S REASONS FOR THE MERGER

         In considering the Merger, the BankUnited Board concluded that the combination of Central and BankUnited represented a combination of two institutions with complementary businesses and business strategies and would result in a merged institution with greater size, flexibility, efficiency, capital strength, and profitability.

         In addition, in reaching its determination to approve the Merger the BankUnited Board considered the following factors:

         (a) The BankUnited Board expected that Central's commercial loan portfolio would have a positive impact on BankUnited, FSB's interest rate spread, and the acquisition would increase BankUnited, FSB's commercial lending activities.

         (b) BankUnited and Central currently have very similar businesses. Both institutions are spread oriented, community banks seeking, in part, to service niche markets which have become available due to the consolidation of the banking business in South Florida.

         (c) The short and long term goals of BankUnited and Central are similar. Specifically, the short term goal of becoming a community bank with a significant franchise in South Florida is similar for both institutions. The long term strategy of building a valuable franchise in South Florida which will be recognized by the market place as a valuable asset is also similar.

         (d) The redundancies of the institutions are at the administrative level and officer level; therefore, the BankUnited Board concluded that the savings to be realized as a result of greater efficiencies would be accomplished without a noticeable impact to the customer. This would enhance the probability that a significant portion of Central's core deposits will remain as deposits of BankUnited, FSB.

         The BankUnited Board did not assign any specific or relative weight to the foregoing factors in the course of its consideration.

CENTRAL'S REASONS FOR THE MERGER

         In reaching its conclusion to enter into the Merger Agreement and to recommend approval of the Merger Agreement by Central's shareholders, the Central Board considered a number of factors and reasons of which Central shareholders should be aware in determining whether to vote for approval of the Merger Agreement and whether the consideration being paid to the shareholders of Central in connection with the Merger is fair to Central's shareholders from a financial point of view, including factors and reasons, discussed below, which Central believes represent the material factors considered by the Board. The Central Board believes that a merger with BankUnited represents an opportunity to maximize the prospects for long-term shareholder value through the benefits of a larger organization, by expanding geographical presence, broadening the loan portfolio, providing for potential to increase earnings per share over the long-term, enhancing capital and share liquidity and expanding senior management.

         The Central Board considered the fact that the Merger represents an opportunity to maximize the prospects for long-term shareholder value by merging with a larger organization while maintaining the customer service advantages of a smaller banking organization and of Central, in particular. The Central Board believes that the Merger will allow BankUnited to benefit from and utilize Central's service orientation and expertise to enhance the performance of BankUnited.

         The Central Board further considered that BankUnited currently operates in Miami-Dade, Broward and Palm Beach counties, whereas Central operates only in Miami-Dade County. In addition, Central's loan portfolio is primarily composed of indirect automobile loans, commercial real estate, and commercial loans, while BankUnited's loan portfolio consists mainly of residential and commercial real estate loans. The resulting institution would therefore cover a larger geographical area and have a more diverse loan portfolio, than Central.

         The Central Board also considered the anticipated financial benefits of the Merger. The Merger is expected to be accretive to BankUnited's earnings per share. BankUnited has a significantly greater capital base than Central, which would be further increased by the Merger. This capital base would permit a loan limit to one borrower substantially higher than that of Central, which could be particularly helpful in making commercial real estate loans. BankUnited would also be able to compete more readily with the regional banks for larger dollar loans and more creative financing terms.

         Furthermore, the Central Board considered that the Merger would provide liquidity for its shareholders. Central Common Stock is not traded or listed and there is only a very limited market for Central Common Stock. BankUnited Class A Common Stock is listed on Nasdaq and several market makers regularly trade the BankUnited Class A Common Stock. In addition, the Central Board considered the potential appreciation in BankUnited's capital stock, both as a result of the Merger and otherwise.

         The Central Board also believed that Central would benefit from the resulting institution's expanded senior management. Also, the Central Board believed that it was likely that the Merger would be approved by the required regulatory authorities.

         In reaching its determination to approve the Merger, the Central Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors and may have considered factors not identified here or discussed at the Board meeting. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the Central Board unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interests of Central and its shareholders.

STRUCTURE OF THE MERGER

         Subject to the terms and conditions of the Merger Agreement and in accordance with applicable law, at the Effective Time, Central will merge with and into BankUnited, FSB. BankUnited, FSB will be the surviving entity in the Merger and will continue its corporate existence as a wholly-owned subsidiary of BankUnited. At the Effective Time, the separate corporate existence of Central will terminate. The charter of BankUnited, FSB as in effect at the Effective Time, will be the charter of the surviving association, and the bylaws of BankUnited, FSB, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving association.

CONVERSION OF CENTRAL CAPITAL STOCK

         At the Effective Time, each share of the Central Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of BankUnited Class A Common Stock. The Exchange Ratio will be 3.37 shares of BankUnited Class A Common Stock for each share of Central Common Stock, subject to change based upon the Fair Market Value of the BankUnited Class A Common Stock prior to the effective time of the Merger. The Exchange Ratio will be decreased if the Fair Market Value exceeds $14.30 per share, or increased if the Fair Market Value is less than $11.70 per share. The maximum number of shares of BankUnited Class A Common Stock which could be received per share of Central Common Stock is 4.15 shares, if the Fair Market Value were less than $9.50 per share. The Merger may be terminated by Central if the Fair Market Value is less than $9.50 per share, or by either BankUnited or Central, if the Fair Market Value is less than $9.00 per share. The Fair Market Value will be determined by using the average closing price of one share of the BankUnited Class A Common Stock on Nasdaq, computed for the 20-day trading period ending three business days prior to the effective time of the Merger (the "FMV").

         If the FMV is between $11.70 and $14.30 per share, for example $12.00 per share, at the time of consummation of the Merger, each share of Central Common Stock will be converted into the right to receive 3.37 shares of BankUnited Class A Common Stock.

         If the FMV is greater than $14.30 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                      3.37 X (14.30 + ((FMV - 14.30) X .5))
                      -------------------------------------
                                       FMV

For example, if the FMV of BankUnited Class A Common Stock were $15.00 per share at the time of consummation of the Merger, each share of Central Common Stock would be converted into the right to receive 3.2913 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $11.70 per share, the number of shares of BankUnited Class A Common Stock into which each share of Central Common Stock will be converted will be determined under the following formula:

                                  3.37 X 11.70
                                  ------------
                                       FMV

For example, If the FMV were $10.00 per share at the time of consummation of the Merger, each share of Central Common Stock would be converted into the right to receive 3.9429 shares of BankUnited Class A Common Stock, rather than 3.37 shares.

         If the FMV is less than $9.50 per share, each share of Central Common Stock will be converted into 4.15 shares of BankUnited Class A Common Stock, which is the maximum number of shares which could be received per share of Central Common Stock.

         Each holder of shares of Central capital stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BankUnited Class A Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BankUnited Class A Common Stock multiplied by the Fair Market Value. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

         Former shareholders of record of Central will be entitled to vote after the Effective Time at any meeting of BankUnited shareholders the number of whole shares of BankUnited Class A Common Stock into which their respective shares of Central capital stock are converted. For information on the voting rights of the holders of BankUnited Class A Common Stock, see "Description of BankUnited Capital Stock-Class A Common Stock." Until surrendered for exchange in accordance with the provisions of the Merger Agreement, each certificate therefor representing shares of Central capital stock shall from and after the Effective Time represent for all purposes only the right to receive shares of BankUnited Class A Common Stock and, in lieu of fractional shares, cash. No dividend or other distribution payable to the holders of record of BankUnited Class A Common Stock at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Central capital stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange, promptly after which time all such dividends or distributions which have been declared and paid following the Effective Time shall be paid (without interest). See "--Exchange of Certificates."

         The holders of the BankUnited Class A Common Stock are entitled to dividends when, as, and if declared by the BankUnited Board out of funds legally available therefor. The BankUnited Board may declare dividends solely on the BankUnited Class A Common Stock or may declare dividends on both the BankUnited Class A Common Stock and the BankUnited Class B Common Stock provided that the dividend declared for a share of the BankUnited Class A Common Stock is not less than 110% (subject to adjustment upon the occurrence of certain events) of the amount per share of any dividend declared on the BankUnited Class B Common Stock. See "Description of BankUnited Capital Stock."

EXCHANGE OF CERTIFICATES

         Promptly after the Effective Time (but in no event more than three business days following the Effective Time), BankUnited and Central shall cause the exchange agent, American Stock Transfer and Trust Company (the "Exchange Agent"), to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Central Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former shareholders of Central.

         After the Effective Time, each holder of shares of Central Common Stock issued and outstanding at the Effective Time (other than shares as to which dissenters' rights have been asserted) shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender (but in no event more than three business days following receipt by the Exchange Agent) shall receive in exchange therefor the BankUnited Class A Common Stock as provided in the Merger Agreement. The certificate or certificates for Central Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Each holder of shares of Central Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of BankUnited Class A Common Stock to which such holder would otherwise be entitled.

         BankUnited shall not be obligated to deliver the consideration to which any former holder of Central Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Central capital stock for exchange or, in the case of a certificate which has been lost, stolen or destroyed, the Exchange Agent receives an appropriate affidavit and/or bond, in accordance with the Merger Agreement, to evidence the holder's ownership interest in Central Common Stock. In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Central for purposes of Rule 145(c) (a "Central Affiliate") under the Securities Act shall not be exchanged for certificates representing whole shares of BankUnited Class A Common Stock until BankUnited has received a written agreement from such person that any disposition of such shares shall be made in compliance with applicable provisions of the Securities Act. Certificates representing BankUnited Class A Common Stock issued in the Merger to any Central affiliate will bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE

         SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

         Shares of BankUnited capital stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger.

EFFECTIVE TIME

         The Effective Time of the consummation of the Merger shall occur on or promptly after the first business day following the last to occur of (i) the date that is 30 days after the date of the order of the OTS approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger, if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the shareholders of Central approve the Merger Agreement, in each case as contemplated by the Merger Agreement. The Effective Time may occur at such other date and time as BankUnited and Central shall agree in writing.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains representations and warranties of BankUnited and Central as to, among other things, (i) the corporate organization and existence of each party; (ii) the capitalization of each party; (iii) the corporate organization, existence and capitalization of the subsidiaries of each party; (iv) the authorization and enforceability of the Merger Agreement and related transactions and the compliance of the Merger Agreement with (a) the articles of incorporation or charter and bylaws of each party, (b) applicable law and (c) certain material agreements; (v) each party's financial statements and filings with applicable regulatory authorities; (vi) except as disclosed, the absence of certain obligations or liabilities; (vii) with respect to Central, the absence of certain liabilities or commitments to loan, fund or advance money; (viii) the filing and accuracy of Central's tax returns; (ix) each party's allowance for loan losses; (x) the absence of actions, facts or circumstances that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code; (xi) except as disclosed, the good and marketable title of each party to its properties; (xii) each party's compliance with applicable laws; (xiii) Central's employee benefit plans and related matters;
(xiv) except as disclosed, the absence of certain commitments and contracts;
(xv) the absence of material defaults under certain contracts; (xvi) except as disclosed, the absence of material legal proceedings; (xvii) the absence of certain changes in each party's business since December 31, 1996; (xviii) the timely filing of required regulatory reports; (xix) material accuracy and completeness of the statements made by each party in filings with the Commission or the OTS, as applicable; (xx) insurance of each party and its subsidiaries;
(xxi) with respect to Central, the absence of work stoppages, labor disputes and union organization; (xxii) with respect to Central, material interests of certain persons; (xxiii) with respect to Central, the absence of any obligations by Central to register its securities; (xxiv) except as disclosed, the absence of the need for either party to pay brokers' fees; (xxv) action by Central to exempt the Merger from takeover laws and restrictions; (xxvi) with respect to Central, except as disclosed, the absence of environmental law violations; and (xxvii) voting agreements with certain Central shareholders.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

         Pursuant to the Merger Agreement, prior to the Effective Time, Central has agreed (i) to conduct its business in the usual, regular and ordinary course consistent with past practice, and (ii) to use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

         In addition, except as required by law, or as contemplated by the Merger Agreement, Central has agreed that without the prior written consent of BankUnited, Central will not, among other things:

                  (a) other than in the ordinary course of business consistent with past practice since September 30, 1994 ("In the Ordinary Course"), incur any indebtedness for borrowed money, (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any commitment to loan or loan or advance other than In the Ordinary Course;

                  (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement;

                  (d) other than In the Ordinary Course or pursuant to contracts in force on the date of the Merger Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (e) enter into or terminate any contract or agreement involving annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice, or make any change in, or extension of, any of its leases or contracts involving annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice;

                  (f) increase or modify in any manner the compensation or fringe benefits of any of its current or former employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such current or former employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any current or former employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

                  (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                  (h) settle any claim, action or proceeding involving the payment of money damages in excess of $20,000, except In the Ordinary Course;

                  (i) amend its articles of incorporation or its bylaws;

                  (j) fail to maintain any regulatory agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

                  (k) make any capital expenditures of more than $20,000 individually or $50,000 in the aggregate;

                  (l) fail to maintain each Central benefit plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

                  (m) issue any additional shares of Central capital stock;

                  (n) agree to, or make any commitment to, take any of the actions listed above;

                  (o) purchase any securities other than in accordance with past practices; or

                  (p) purchase or originate any loans or issue any letter of credit (excluding renewals or advances under existing credit facilities to its customers and its affiliates consistent with past practices) individually in an amount greater than $500,000.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         Each party's obligations to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) The Merger Agreement and the transactions contemplated thereby shall have been adopted and approved by the requisite affirmative votes of the holders of Central Common Stock entitled to vote thereon and by the Board of Directors of each party;

                  (b) The Merger Agreement, the Merger, and the other transactions contemplated hereby shall have been approved by the OTS and any other regulatory authorities whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the reasonable judgment of BankUnited would unduly restrict it or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time;

                  (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order;

                  (d) Neither BankUnited nor Central shall be subject to any active litigation seeking, or to, any order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by the Merger Agreement be prohibited or enjoined;

                  (e) The shares of BankUnited Class A Common Stock issuable pursuant to the Merger shall have been authorized for trading on Nasdaq upon official notice of issuance;

                  (f) Holders of no more than ten percent of the outstanding capital stock of Central shall have exercised dissenters' rights;

                  (g) The parties shall have received an opinion of counsel to BankUnited, in reasonably satisfactory form, that, for federal income tax purposes, the Merger will qualify as a reorganization under Section 368 of the Code;

                  (h) The representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of as of an earlier date) as of the closing date as though made on the closing date;

                  (i) Each party shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

                  (j) No event, occurrence or circumstance shall have occurred that would constitute a material adverse effect on either party.

         The obligations of BankUnited to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional condition that as of the Effective Time Central's Closing Net Worth (as defined in the Merger Agreement) shall be not less than $10,000,000.

REGULATORY APPROVAL REQUIRED FOR THE MERGER

         BankUnited and Central have agreed to use their reasonable best efforts to obtain the requisite regulatory approvals, which include approval from the OTS, and have filed an application to obtain such requisite regulatory approvals. The Merger is subject to the approval of the OTS. Under federal law, a period of 15 days must expire following approval by the OTS within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. The Merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that such requisite regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

         BankUnited and Central are not aware of any other material governmental approvals or actions that are required prior to the consummation of the Merger other than those described above. It is presently contemplated that, if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

PAYMENT OF FEES TO BANKUNITED

         Provided that BankUnited shall not be in material breach of its obligations under the Merger Agreement, Central has agreed to pay BankUnited a fee equal to $550,000 (the "Termination Fee") plus reasonable out of pocket expenses, not in excess of $35,000, incurred by BankUnited or any of its affiliates in connection with the Merger, in the event the Merger Agreement is terminated: (i) by Central, if the Central Board of Directors recommends a proposal other than the acquisition of Central by BankUnited; or (ii) by BankUnited as a result of a material breach by Central, if within nine months after such termination Central enters into an agreement to be acquired by another company for a consideration having an aggregate value of more than $19,714,499 (based upon multiplication of the pro rata consideration received or to be paid per share by 450,000).

NO SOLICITATION OF ACQUISITION PROPOSALS

         The Merger Agreement restricts the ability of Central to initiate, encourage or solicit, directly or indirectly, Acquisition Proposals (as defined in the Merger Agreement), and to participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, an Acquisition Proposal other than the Merger. However, Central may (i) furnish or cause to be furnished information subject to a confidentiality agreement in a form satisfactory to BankUnited, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance the Central Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Central Board.

         "Acquisition Proposal" is defined in the Merger Agreement as any proposal or offer to acquire all or any significant part of the business and properties or capital stock of Central or its subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of the Central Board and Central's management have interests in the Merger as shareholders. In addition, members of the Central Board and Central's management have interests as described below.

         AGREEMENTS WITH CENTRAL OFFICERS. Central is party to an employment agreement with Central's President, Mr. David Malinoff, pursuant to which Mr. Malinoff is currently paid $137,500 per annum plus certain health benefits and a lump sum severance payment of $250,000 upon a change in control of Central. Mr. Malinoff also agreed pursuant to such agreement, if requested, to assist in the transition period subsequent to a change in control of Central for a period not to exceed six months. Central is also party to a severance agreement with Central's Chief Financial Officer, Mr. Robert Ogonowski, which provides for a lump sum severance payment of six months of his then current salary upon a change in control of Central. In addition, Mr. Ogonowski is entitled under such agreement to the full value of his then current salary and standard fringe benefits for the six month period following a change in control unless he resigns on his own volition or is terminated for cause subsequent to a change in control of Central.

         INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE FOR CENTRAL DIRECTORS AND OFFICERS. The Merger Agreement provides that for a period of three years after the Effective Time, BankUnited shall indemnify the present and former directors, officers, employees and agents of Central (the "Indemnified Parties") against all liabilities arising out of actions or omissions arising out of their employment by Central and occurring at or prior to the Effective Time to the full extent permitted under Florida law. In addition, BankUnited has agreed to purchase $1 million of directors and officers liability insurance for the Indemnified Parties subject to certain limitations, which include a limitation on aggregate premium expenditures of $15,000 and a $50,000 deductible.

DISSENTERS' RIGHTS

         The holders of Central Common Stock who (i) do not vote in favor of the Merger Agreement either at the Central Special Meeting or by proxy and (ii) give written notice to Central, before voting on the Merger Agreement, which identifies the shareholder and states the shareholder's intention to demand appraisal of and the payment for his or her shares ("Qualified Dissenting Central Shareholders") will be entitled to dissenters' rights of appraisal under
Section 552.14 of the OTS Regulations (the text of Section 552.14 is set forth in Appendix C to this Proxy Statement-Prospectus). Consequently, a Central shareholder's vote in favor of the Merger Agreement at the Central Special Meeting or by proxy or failure to give written notice to Central before voting on the Merger Agreement, which identifies the shareholder and states the shareholder's intention to demand appraisal of and payment for his or her shares, will constitute a waiver of such shareholder's appraisal rights. A dissenting shareholder shall have the right, at any time within 60 days after the effective date of the Merger, to withdraw his or her demand for appraisal and to accept the terms offered upon the Merger.

         Within 10 days after the Effective Time, BankUnited, FSB will (i) give written notice by mail to the Qualified Dissenting Central Shareholders advising them of the Effective Time, (ii) make a written offer to each Qualified

Dissenting Central Shareholder to pay for the dissenting shares at a specified price deemed by BankUnited, FSB to be the fair value thereof, and (iii) inform the Qualified Dissenting Central Shareholders that, within 60 days of such date, the requirements (as described below) regarding petitions to be filed if the offer is not accepted and submission of stock certificates for notation must be satisfied. The notice and offer will be accompanied by a balance sheet and statement of income for Central for the 1997 fiscal year, together with Central's latest available interim financial statements.

         If a Qualified Dissenting Central Shareholder and BankUnited, FSB agree upon the fair value of the dissenting shares within 60 days of the Effective Time, payment for such dissenting shares will be made within 90 days of the Effective Time. If such agreement is not reached within 60 days of the Effective Time, then a Qualified Dissenting Central Shareholder may file a petition with the OTS, with a copy by registered or certified mail to BankUnited, FSB, demanding a determination of the fair market value of the dissenting shares of all Qualified Dissenting Central Shareholders. Any Qualified Dissenting Central Shareholder who fails to file such a petition within 60 days of the Effective Time will be deemed to have accepted the terms offered under the Merger.

         Within 60 days of the Effective Time, each Qualified Dissenting Central Shareholder demanding appraisal and payment must submit to the Transfer Agent his or her certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. A Qualified Dissenting Central Shareholder who fails to submit his or her stock certificates for such notation will no longer be entitled to appraisal rights and will be deemed to have accepted the terms offered under the Merger.

         The Director of the OTS may appoint one or more independent persons or appropriate OTS staff to determine the fair market value of the dissenting shares as of the Effective Time, exclusive of any element of value arising from the accomplishment or expectation of the Merger. If the Director concurs with the valuation of the shares after consideration of the appraisal report and advice of the appropriate staff, the Director will direct BankUnited, FSB to pay the fair market value of the shares upon surrender of the certificates representing such shares of stock with interest from the Effective Time.

         The costs and expenses of any proceeding relating to dissenters' rights of appraisal may be apportioned by the Director of the OTS, as deemed equitable, among all or some of the parties. A Qualified Dissenting Central Shareholder who has demanded appraisal rights will not thereafter be entitled to vote such dissenting shares or to payment of dividends or distributions thereon (except dividends on distributions payable to or a vote to be taken by shareholders of record at a date prior to, the Effective Time); provided, that if a Qualified Dissenting Central Shareholder ceases to be entitled to appraisal and payment of appraisal value and accepts or is deemed to accept the terms offered upon the Merger, such shareholder shall thereupon be entitled to vote and receive distributions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER PRESENT LAW DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES THAT MAY BE RELEVANT TO ANY PARTICULAR SHAREHOLDERS. CERTAIN SHAREHOLDERS (INCLUDING, BUT NOT LIMITED TO, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, BROKER-DEALERS, EMPLOYEE SHAREHOLDERS, FOREIGN CORPORATIONS AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES) MAY BE SUBJECT TO SPECIAL RULES NOT DISCUSSED BELOW. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX MATTERS.

         Central and BankUnited will receive an opinion of Kronish, Lieb, Weiner & Hellman LLP, special tax counsel to BankUnited, to the effect that for federal income tax purposes (i) the Merger will be a reorganization under Section

368(a) of the Code, (ii) neither Central nor BankUnited will recognize any taxable gain or loss upon consummation of the Merger, and (iii) the Merger will result in the tax consequences summarized below for Central shareholders who receive BankUnited Class A Common Stock in exchange for Central Common Stock in the Merger. Receipt of substantially the same opinion of Kronish, Lieb, Weiner & Hellman LLP as of the Effective Time is a condition to consummation of the Merger. The opinion of Kronish, Lieb, Weiner & Hellman LLP is based on, and the opinion to be given as of the Effective Time will be based on, certain customary assumptions and representations regarding, among other things, the lack of previous dealings between Central and BankUnited, the existing and future ownership of Central and BankUnited, and the future plans for Central's business.

         EXCHANGE OF CENTRAL COMMON STOCK FOR BANKUNITED CLASS A COMMON STOCK. This summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Central Common Stock through the exercise of employee stock options or otherwise as compensation. A holder of shares of Central Common Stock who receives BankUnited Class A Common Stock in exchange for his shares of Central Common Stock will not recognize any gain or loss on the exchange. If a shareholder receives BankUnited Class A Common Stock and cash in lieu of a fractional share of BankUnited Class A Common Stock, the shareholder will recognize taxable gain or loss solely with respect to such fractional share as if the fractional share had been received and then redeemed for the cash. A shareholder whose Central Common Stock is exchanged for BankUnited Class A Common Stock will have an aggregate tax basis in the shares of BankUnited Class A Common Stock (including any fractional share interest) equal to his tax basis in the shares of Central Common Stock exchanged therefor. The shareholder's holding period for shares of BankUnited Class A Common Stock (including any fractional share interest) received in the Merger will include his holding period for the shares of Central Common Stock exchanged therefor if they are held as a capital asset at the time of the Merger.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" transaction. Under the purchase method of accounting, the assets and liabilities of Central will be recorded on the consolidated financial statements of BankUnited at their respective fair values at the Effective Date. Any excess of the value of the consideration paid by BankUnited over the fair value of Central's identifiable assets acquired, less liabilities assumed, will be recorded as an intangible asset.

TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after approval by Central's shareholders:

                  (a) by Central if the Fair Market Value of the BankUnited Class A Common Stock is less than $9.50 per share, or by either party if the Fair Market Value of the BankUnited Class A Common Stock is less than $9.00 per share; or

                  (b) by mutual consent of the BankUnited Board and the Central Board; or

                  (c) by the BankUnited Board or the Central Board if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the reasonable judgment of BankUnited would restrict it or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by June 30, 1998, unless mutually extended by the parties; or

                  (d) by either party (if such party is not in material breach of any of its obligations under the Merger Agreement) pursuant to notice in the event of a breach or failure by the other that is material in the context of the transactions contemplated by the Merger Agreement of any representation, warranty, covenant or agreement of the other contained in the Merger Agreement which has not been, or cannot be, cured within 30 days after written notice or such breach is given, provided that BankUnited may not terminate the merger Agreement for a breach of warranties or representations made by Central, unless the breach (i) arises out of an event occurring after December 22, 1997, or
         (ii) arises out of an event or state of facts which occurred or existed prior to December 30, 1997 and was not discovered during BankUnited's due diligence investigation of Central, and, in the case of either (i) or (ii), the breach is material, and has a Material Adverse Effect as defined in the Merger Agreement; or

                  (e) by either party if the shareholders of Central fail to approve the Merger; or

                  (f) by Central if (i) there shall not have been a material breach of any covenant or agreement on the part of Central under the Merger Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal (as defined in the Merger Agreement) that the Central Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the reasonable advice of legal counsel and as to financial matters on the reasonable advice of an investment banking firm of national reputation, is more favorable to the Central shareholders than the Merger and that the failure to terminate the Merger Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties, provided that such termination would not be effective until payment of the Termination Fee (See "-Payment of Fees to BankUnited"); or

                  (g) by BankUnited if Central's Closing Net Worth (as defined in the Merger Agreement) is less than $10,000,000.

MODIFICATION AND WAIVER OF THE MERGER AGREEMENT

         To the extent permitted by law, the Merger Agreement may be amended by a subsequent writing signed by each of BankUnited and Central; provided, however, that the provisions hereof relating to the manner or basis in which shares of Central capital stock will be exchanged for BankUnited Class A Common Stock shall not be amended after the Central Special Meeting without any requisite approval of the holders of the issued and outstanding shares of Central capital stock entitled to vote thereon.

         Prior to or at the Effective Time, each of BankUnited and Central shall have the right to waive any default in the performance of any term of the Merger Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under the Merger Agreement and to waive any or all of the conditions precedent to its obligations under the Merger Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

BOARD OF DIRECTORS, MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

         The BankUnited Board consists of 11 persons and will not change as a result of the consummation of the Merger. The executive officers of BankUnited after the Merger will be comprised of members of BankUnited's current senior management. It has not yet been determined which members of Central's management, if any, will become officers of BankUnited following the Merger.

EXPENSES

         The Merger Agreement provides that BankUnited and Central will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, except that BankUnited and Central shall divide equally all printing expenses and filing fees incurred in connection with the Merger Agreement, the Registration Statement and the Proxy Statement. Central's share of such printing expenses and filing fees shall not exceed $35,000.

RESALES OF BANKUNITED CLASS A COMMON STOCK RECEIVED/ISSUED IN THE MERGER

         The BankUnited Class A Common Stock issued pursuant to the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any Central shareholder who may be deemed to be an affiliate of BankUnited for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Central for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons who control, are controlled by, or are under common control with (i) Central at the time of the Central Special Meeting or (ii) BankUnited at or after the Effective Time.

         Rules 144 and 145 will restrict the sale of the BankUnited Class A Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, those persons who are Affiliates of Central at the time of the Central Special Meeting, provided they are not Affiliates of BankUnited at or following the Effective Time, may publicly resell any shares of the BankUnited Class A Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of the BankUnited Class A Common Stock sold by them in any three-month period and as to the manner of sale. The limitations require that (i) there be adequate current public information available with respect to BankUnited, (ii) the sale of shares of Class A Common Stock by the Affiliate during the preceding three-month period not exceed the greater of one percent of the Class A Common Stock outstanding or the average weekly trading volume of the Class A Common Stock during a four-week period specified under Rule 144, and (iii) the securities be sold in brokers transactions or transactions with a market maker as specified under Rule 144. After the one-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to BankUnited as required by Rule 144. Persons who become Affiliates of BankUnited prior to or after the Effective Time, may publicly resell the BankUnited Class A Common Stock received by them in the Merger subject to the limitations on volume, manner of sale and current public information described above as well as certain filing requirements specified in Rule 144.

         The ability of Affiliates to resell shares of the BankUnited Class A Common Stock received in the Merger under Rule 144 or Rule 145 as summarized herein generally will be subject to BankUnited having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell the BankUnited Class A Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. The Registration Statement which contains this Proxy Statement-Prospectus does not constitute such an effective registration statement covering resales of the BankUnited Class A Common Stock received by persons who may be deemed to be Affiliates of BankUnited or Central in the Merger.

         Central has agreed in the Merger Agreement to use its best efforts to cause each person who is an Affiliate (for purposes of Rule 145) of Central to deliver to BankUnited a written agreement intended to ensure compliance with the Securities Act. Pursuant to the Merger Agreement Certificates surrendered for exchange by a Central Affiliate will not be exchanged for certificates representing whole shares of BankUnited Class A Common Stock until BankUnited has received such written agreement from such Central Affiliates.

                     DESCRIPTION OF BANKUNITED CAPITAL STOCK

         Set forth below is a summary of certain terms and provisions of BankUnited's capital stock, which is qualified in its entirety by reference to BankUnited's Articles of Incorporation and to the Statements of Designation setting forth the resolutions establishing the rights and preferences of BankUnited's stock. Copies of the Articles of Incorporation and Statements of Designation have been incorporated by reference into the Registration Statement of which this Proxy Statement-Prospectus forms a part.

         Under the Articles of Incorporation, the authorized but unissued and unreserved shares of BankUnited's capital stock will be available for issuance for general corporate purposes, including, but not limited to, possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

         The following table sets forth all classes of stock outstanding, and stock options and warrants held, as of April 8, 1998, as well as the amount of BankUnited Class A Common Stock which would be outstanding upon exercise or conversion of all outstanding options, warrants and convertible securities:

                                                                           CLASS A COMMON
                                                    SHARES, OPTIONS          STOCK UPON
                                                     AND WARRANTS          CONVERSION OF ALL
                                                     OUTSTANDING        OUTSTANDING SECURITIES
                                                     -----------        ----------------------

Class A Common Stock(1)...........................   17,011,224(1)           17,011,224(1)
Class B Common Stock..............................      316,499                 316,499
Series B Preferred Stock..........................      229,580                 343,428
9% Preferred Stock................................      697,117                      --
Stock Options
     Class A Common Stock.........................      640,516                 640,516
     Class B Common Stock.........................    1,152,029               1,152,029
     Series B Preferred Stock.....................      315,000                 471,208
Warrants..........................................       48,200                  81,236
                                                   ------------           -------------

     Total........................................                           20,016,140(1)
                                                                          =============

----------


(1) Upon completion of the Merger, assuming the issuance of an estimated 1,435,950 shares of BankUnited Class A Common Stock in connection therewith (based on a closing market price of $16.00 per share for the BankUnited Class A Common Stock on April 15, 1998), the shares of BankUnited Class A Common Stock outstanding, and the total Class A Common Stock upon Conversion of all Outstanding Securities would be 18,447,174 and 21,452,090, respectively. The actual number of shares to be issued in the Merger may change based on the market price of the Class A Common Stock during the period prior to the effective time of the acquisition, but shall not be more than 1,867,500 shares. See "The Merger-Conversion of Central Capital Stock."

CLASS A COMMON STOCK

         BankUnited's Articles of Incorporation authorizes the issuance, in series, of up to 30,000,000 shares of BankUnited Class A Common Stock and permits BankUnited's Board of Directors to establish the rights and preferences of each series of Class A Common Stock. The BankUnited Board has allocated 20,000,000 shares to the Series I Class A Common Stock, the only series of Class A Common Stock outstanding. As of April 8, 1998, 17,011,224 shares of Class A Common Stock were issued and outstanding and 2,986,713 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of other classes of stock, as described below.

         DIVIDENDS. The holders of the BankUnited Class A Common Stock are entitled to dividends when, as, and if declared by BankUnited's Board of Directors out of funds legally available therefor, which may be declared solely on the BankUnited Class A Common Stock or for not less than 110% of the amount per share of any dividend declared on the BankUnited Class B Common Stock. The payment of dividends by BankUnited will depend on BankUnited's net income, financial condition, regulatory requirements and other factors deemed relevant by the BankUnited Board.

         VOTING RIGHTS. Each share of BankUnited Class A Common Stock entitles the holder thereof to one-tenth vote on all matters upon which shareholders have the right to vote. The BankUnited Class A Common Stock does not have cumulative voting rights in the election of directors.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of BankUnited, the holders of shares of BankUnited Class A Common Stock are entitled to share equally with the holders of shares of BankUnited Class B Common Stock, after payment of all debts and liabilities of BankUnited and subject to the prior rights of holders of shares of BankUnited's Preferred Stock, in the remaining assets of BankUnited.

         NO PREEMPTIVE RIGHTS; REDEMPTION; ASSESSABILITY. Holders of shares of BankUnited Class A Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may subsequently be issued. The BankUnited Class A Common Stock is not subject to call or redemption and, as to shares of BankUnited Class A Common Stock currently outstanding, are fully paid and non-assessable. When the shares of BankUnited Class A Common Stock offered hereby are issued upon payment of the purchase price therefor, such shares will be fully paid and non-assessable.

CLASS B COMMON STOCK

         BankUnited's Articles of Incorporation authorizes the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. The BankUnited Class B Common Stock is held by directors, executive officers and other certain shareholders of BankUnited. As of April 8, 1998, 316,499 shares of BankUnited Class B Common Stock were issued and outstanding and 1,926,629 shares were reserved for issuance under BankUnited's stock option and stock bonus plans and upon the conversion of Series B Preferred Stock, as described below.

         DIVIDENDS. The holders of BankUnited Class B Common Stock are entitled to dividends when, as, and if declared by BankUnited's Board of Directors out of funds legally available therefor. The payment of dividends on the BankUnited Class B Common Stock is subject to the right of the holders of the BankUnited Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the BankUnited Class B Common Stock.

         VOTING RIGHTS. Each share of BankUnited Class B Common Stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. The BankUnited Class B Common Stock does not have cumulative voting rights in the election of directors.

         CONVERTIBILITY. Each share of BankUnited Class B Common Stock is convertible into one share of BankUnited Class A Common Stock, subject to adjustment upon the occurrence of certain events.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of BankUnited, the holders of shares of BankUnited Class B Common Stock are entitled to share equally with the holders of shares of BankUnited Class A Common Stock, after payment of all debts and liabilities of BankUnited and subject to the prior rights of holders of shares of BankUnited's Preferred Stock, in the remaining assets of BankUnited.

         NO PREEMPTIVE RIGHTS; REDEMPTION; ASSESSABILITY. Holders of shares of BankUnited Class B Common Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The BankUnited Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

PREFERRED STOCK

         BankUnited's Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of Preferred Stock and permits BankUnited's Board of Directors to establish the rights and preference of each of such series and to increase the number of shares in any of the series. As of April 8, 1998, 229,580 shares of Series B Preferred Stock were issued and outstanding and 315,000 shares of Series B Preferred Stock were reserved for issuance under BankUnited's stock option and stock bonus plans. In addition, 697,117 shares of 9% Noncumulative Perpetual Preferred Stock (the "9% Preferred Stock"), were issued and outstanding.

         The shares of Series B Preferred Stock are held by directors, executive officers and other shareholders of BankUnited. The shares of the 9% Preferred Stock are publicly held.

         DIVIDENDS. The total annual dividend requirement for all series of BankUnited's Preferred Stock outstanding as of April 8, 1998 was $782,000. In October 1997 the BankUnited Board and the holders of the outstanding shares of the Series B Preferred Stock agreed to decrease the dividend rate on the Series B Preferred Stock to $0.6750 per annum.

         VOTING RIGHTS. Each share of Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of shareholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors. The 9% Preferred Stock is non-voting.

         The Series B Preferred Stock and the 9% Preferred Stock are each permitted to elect two directors for their respective classes to the BankUnited Board, if BankUnited fails to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once BankUnited paid dividends in four consecutive periods.

         CONVERSION RIGHTS. Each share of Series B Preferred Stock is convertible into 1.4959 shares of BankUnited Class B Common Stock, subject to adjustment on the occurrence of certain events.

         LIQUIDATION. In the event of any liquidation, dissolution or winding up of BankUnited, voluntary or involuntary, the 9% Preferred Stock shall be entitled to a distribution of $10.00 per share, out of the assets of BankUnited available for distribution to shareholders prior to any distribution being made on any other class of stock of BankUnited. In the event of liquidation, dissolution, or winding up of BankUnited, after payment of any debts and other liabilities of BankUnited, after the per share distributions to the 9% Preferred Stock, and prior to any distribution of assets to the holders of BankUnited Class A Common Stock or BankUnited Class B Common Stock, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is involuntary.

         REDEMPTION. Pursuant to its original terms, the Series B Preferred Stock was redeemable at BankUnited's option at $7.5225 per share to January 31, 1996, declining thereafter at $.07375 per share during each year through January 31, 1998, and thereafter at $7.375 per share. In connection with the recent decrease in the dividend rate, the BankUnited Board agreed that the Series B Preferred Stock would not be redeemed for a ten year period (until October 1, 2007 or later) unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of Series B Preferred Stock.

         The 9% Preferred Stock is redeemable after September 30, 1998 at the option of BankUnited at a redemption price of $10.00 per share.

         RANK. The 9% Preferred Stock ranks senior to all other classes of stock of BankUnited with respect to dividend rights and rights upon liquidation, dissolution or winding up of BankUnited. The Series B Preferred Stock ranks senior to the BankUnited Class A Common Stock and BankUnited Class B Common Stock, as to dividend rights, rights upon liquidation, dissolution or winding up of BankUnited, and redemption rights.

         NO PREEMPTIVE RIGHTS; ASSESSABILITY. Holders of BankUnited's Preferred Stock are not entitled to preemptive rights with respect to any shares of any stock of BankUnited that may be issued. The outstanding Preferred Stock is fully paid and non-assessable.

NO OTHER RIGHTS

         The shares of BankUnited Class A Common Stock shall not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth above and in BankUnited's Articles of Incorporation or as otherwise required by law.

TRANSFER AGENT

         BankUnited's transfer agent is American Stock Transfer & Trust Company, New York, New York.

CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of BankUnited's Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. The BankUnited Board believes that the provisions of BankUnited's Articles of Incorporation and Bylaws described below are prudent and in the best interests of BankUnited and its shareholders. Although these provisions may discourage a future takeover attempt in which shareholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, the BankUnited Board believes that the benefits of these provisions outweigh their possible disadvantages. Management is not aware of any current effort to effect a change in control of BankUnited. In addition, BankUnited has opted not to be governed by the affiliated transactions and control-share acquisitions sections of the Florida Business Corporation Act.

         DIRECTORS. The BankUnited Board is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. The maximum number of members of BankUnited's Board of Directors is 20.

         Shareholders entitled to vote may nominate persons for election as directors only if written notice is given not later than (i) with respect to an annual meeting, 60 days in advance of the meeting, and (ii) with respect to a special meeting, the close of business on the seventh day following the date on which notice of the meeting is first given.

         CUMULATIVE VOTING. Shareholders may not cumulate their votes in the election of directors.

         CAPITAL STRUCTURE. The BankUnited Board may authorize for issuance various series of Class A Common Stock and Preferred Stock with different voting rights. The BankUnited Board is authorized to establish the rights and preferences of such stock and issue such shares, subject to shareholder approval in certain circumstances.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

GENERAL

         The rights of Central's shareholders are currently governed by Central's Articles of Incorporation (the "Central Articles"), Central's bylaws (the "Central Bylaws") and the Florida Banking Code (the "FBC") and where not in direct conflict with the FBC, the Florida Business Corporation Act (the "FBCA"). The rights of BankUnited's shareholders are governed by the BankUnited Articles of Incorporation (the "BankUnited Articles"), the Bylaws of BankUnited (the "BankUnited Bylaws") and the FBCA. After the Effective Date, the rights of Central shareholders who become shareholders of BankUnited will be governed by the BankUnited Articles, the BankUnited Bylaws and the FBCA.

         The following is a summary of the material differences between the rights of holders of the Central Common Stock and the rights of holders of the BankUnited Class A Common Stock. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the Central's Articles of Incorporation and Bylaws, the BankUnited Articles of Incorporation and Bylaws, the FBC and the FBCA.

COMMON STOCK

         The BankUnited Articles authorize the issuance of 30,000,000 shares of BankUnited Class A Common Stock, $.01 par value per share, and 3,000,000 shares of BankUnited Class B Common Stock, $.01 par value per share. As of April 8, 1998, 17,011,224 shares of BankUnited Class A Common Stock and 316,499 shares of BankUnited Class B Common Stock were issued and outstanding. See "Description of Capital Stock-Class A Common Stock," and "-Class B Common Stock." The Central Articles authorize the issuance of up to 450,000 shares of Central Common Stock, par value $6.00 per share, of which, as of April 8, 1998, 450,000 shares were issued and outstanding.

         The principal difference between the BankUnited Class A Common Stock that the holders of the Central Common Stock will receive upon consummation of the Merger and Central Common Stock is that each share of BankUnited Class A Common Stock entitles the holder thereof to one-tenth of a vote on each matter upon which the shareholders have the right to vote. In contrast, holders of the Central Common Stock are entitled to one vote per share under identical circumstances.

         Dividends may be paid to the holders of each of the Central Common Stock and the BankUnited Class A Common Stock if declared by the Board of Directors out of assets of the respective entity which are by law available for the payment of dividends to holders of common stock. Central has never paid any dividends on its capital stock. BankUnited has not paid dividends on its common stock since 1994, and does not currently expect to pay any dividends on its common stock for the foreseeable future.

         Each share of the BankUnited Class B Common Stock has ten times the voting power of the BankUnited Class A Common Stock and is entitled to a lower dividend amount than any dividend declared with respect to a share of the BankUnited Class A Common Stock. Each share of the BankUnited Class B Common Stock is also convertible into one share of BankUnited Class A Common Stock, subject to adjustment for certain events. Neither the Central Common Stock nor the BankUnited Class A Common Stock is convertible. In all other respects, the BankUnited Class B Common Stock is the same as the BankUnited Class A Common Stock.

REQUIRED SHAREHOLDER VOTES

         Pursuant to the FBC, Florida law does not restrict the right of Central to merge with a resulting national bank. In such case the action to be taken by Central, and its rights and liabilities and those of its shareholders would be the same as prescribed for national banks by applicable federal law. Under federal law applicable to the Merger, Section 552.14 of the OTS Regulations, the affirmative vote of the holders of at least two-thirds of the shares of Central Common Stock outstanding at the Central Record Date is required to approve the Merger.

         Under Florida law and the BankUnited Bylaws, the affirmative vote of a majority of the holders of BankUnited capital stock entitled to vote would be required to approve a merger, consolidation, or other business combination to which BankUnited is a party and which requires the consent of holders of BankUnited capital stock under Florida law. Furthermore, the Statement of Designation of the BankUnited Class A Common Stock and the BankUnited Class B Common Stock provides that in the event of any consolidation of BankUnited with or merger of BankUnited into another corporation, or in the event of any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of BankUnited to another corporation, then, in any such consolidation, merger, sale, conveyance, exchange or transfer, if the consideration per share to be received for the shares of the BankUnited Class A Common Stock differs in any substantial kind or amount from the per share consideration to be received for the BankUnited Class B Common Stock, then the majority of the holders of the outstanding BankUnited Class A Common Stock, by a separate vote of the holders of the BankUnited Class A Common Stock, must approve such consolidation, merger, sale, conveyance, exchange or transfer.

RIGHTS OF DISSENTING SHAREHOLDERS

         Under the FBCA, shareholders of a Florida corporation have the right, in certain circumstances, to dissent from certain corporate actions, including the consummation of a plan of merger to which a Florida corporation is a party and which requires the approval of such corporation's shareholders. However, this right to dissent does not apply with respect to a plan of merger to holders of a security that on the record date is either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not fewer than 2,000 shareholders. Shareholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares. The holders of BankUnited Class A Common Stock are not currently entitled to dissenters' rights because the BankUnited Class A Common Stock is listed on Nasdaq.

         Pursuant to Section 658.44 of the FBC and Section 552.14 of the OTS Regulations, shareholders of a constituent state bank, such as Central, to a plan of merger are generally entitled to receive payment in cash for the value of his or her shares if such shareholder votes against the approval of, or dissents from, a plan of merger and merger agreement and complies with the procedures set forth in Section 658.44 or Section 552.14, as applicable, for exercising such rights. See "Dissenters' Rights of Appraisal." Since the FBC defers to federal law with respect to the merger of a Florida bank into a federally-chartered entity, the rights of dissenting Central shareholders in the Merger are governed by Section 552.14 of the OTS Regulations.

AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS

         Under the FBC, amendments to the Central Articles must receive the prior written approval of the Florida Banking Department. Pursuant to the FBC, except in limited circumstances, amendments to the Central Articles must also be recommended by the Central Board and approved by a majority of votes entitled to be cast by each voting group entitled to vote on the amendment. Under the FBC, the Central Board may adopt or amend the Central Bylaws.

         The BankUnited Articles may be amended in the manner authorized by law at the time of amendment. The BankUnited Bylaws may be amended at any time by either a majority vote of the BankUnited Board or a majority vote of the holders of BankUnited capital stock. However, the BankUnited Board may not amend or repeal any bylaw adopted by the holders of BankUnited capital stock if the bylaw specifically provides that the bylaw is not subject to amendment or repeal by the directors.

PROVISIONS RELATING TO DIRECTORS

         NUMBER OF DIRECTORS. The Central Articles provide that the Central Board will consist of at least five members. The Central Board currently has ten directors. The Central Board is not divided into classes.

         The BankUnited Articles of Incorporation provide that the number of directors shall be equal to or greater than one and may be fixed by the bylaws of BankUnited. The BankUnited Bylaws provide that the number of directors shall be no less than five and no more than 20, as shall be fixed from time to time by resolution of the BankUnited Board. The BankUnited Bylaws also provide that the BankUnited Board shall be divided into three classes of directors of as nearly equal numbers as is possible, designated Class I, Class II and Class III, respectively, serving staggered three year terms, with the term of a class expiring at each annual meeting of shareholders. In addition, if BankUnited fails to pay dividends for six dividend periods, whether or not consecutive, on BankUnited's Series B Preferred Stock or 9% Noncumulative Perpetual Preferred Stock, the number of Directors shall increase by two for each such class of stock, and the holders of each such class of stock shall have the right of voting separately as a class to elect directors to fill the additional directorships. This right shall remain vested until dividends on such class of stock have been paid for four consecutive dividend periods. The BankUnited board of directors currently has 11 members.

         REMOVAL. The Central Bylaws provide that directors may be removed, with or without cause, by (i) the majority vote of the shares of Central Common Stock at any meeting of shareholders called for such purpose or (ii) a vote of two-thirds of all directors. Neither the BankUnited Articles nor the BankUnited Bylaws expressly provides for the removal of directors. Under Florida law, the holders of BankUnited capital stock may remove one or more directors with or without cause at a meeting of the holders of BankUnited capital stock, provided that the notice of the meeting states that one of the purposes of the meeting is to remove the director.

CERTAIN ANTI-TAKEOVER PROVISIONS

         The Central Articles and Central Bylaws do not contain any anti-takeover provisions. Certain provisions of the BankUnited Articles currently in effect could have the effect of deterring takeovers. The BankUnited Articles (i) provide for a Board of Directors that is divided into three classes of directors serving staggered three-year terms; (ii) does not permit shareholder action by written consent; and (iii) does not provide for cumulative voting. Management has no present intention to propose in any future proxy solicitations any other amendments to the BankUnited Articles of Incorporation that would have an anti-takeover effect.

                              SECURITY OWNERSHIP OF
                CERTAIN CENTRAL BENEFICIAL OWNERS AND MANAGEMENT

                  The following table sets forth certain information with regard to the beneficial ownership of Central Common Stock as of March 31, 1998 by (1) the "named executives" of Central, (2) each director of Central, (3) all directors and executive officers of Central as a group, and (4) each person known by Central to be the beneficial owner of more than 5% of the outstanding class of Central Common Stock. Except as otherwise indicated, each shareholder listed below has sole voting and investment power with respect to shares beneficially owned by such person.

                                                                                                 PERCENTAGE OF
                                                              PRE-MERGER AMOUNT AND            OUTSTANDING CENTRAL
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                   NATURE OF BENEFICIAL OWNERSHIP         COMMON STOCK
----------------------------------------                   ------------------------------      -------------------

         Ernest M. Halpryn                                          21,192                             4.71%

         David E. Malinoff                                              --                               --

         Ronald Ager                                                20,000                             4.44%

         Milton Fox                                                 10,000                             2.22%

         David S. Kenin                                             10,000                             2.22%

         Jerome Moskowitz                                            6,050                             1.34%

         Russell Seal                                               20,625                             4.58%

         Steven Shiekman                                                --                              --

         Michael Silver                                                 --                              --

         Belgravia Square Investments, Inc.                         22,725                             5.05%

         Phillip Frost, M.D.(2)                                     45,450                            10.10%

         S International Corp.                                      22,725                             5.05%

         All directors and executive officers as
                 a group (14 persons)                               87,950                            19.54%


(1) The address of each beneficial owner identified above is c/o Central Bank, 7970 N.W. 36th Street, Miami, Florida 33166, except for Belgravia Square Investments, Inc., whose address is c/o Mr. Isaac Gilinski, 10101 Collins Avenue, No. 10-F, Bal Harbour, Florida 33154, Dr. Phillip Frost, whose address is 4400 Biscayne Boulevard, Miami, Florida 33137 and S International Corp., whose address is c/o Mr. Lazar Gilinski, 10101 Collins Avenue, No. 19-F, Bal Harbour, Florida 33154.

(2) Dr. Phillip Frost is also the owner of more than 5% of the outstanding Class A Common Stock of BankUnited, and Dr. Frost's wife, Patricia Frost, is a member of the BankUnited Board.

                              SECURITY OWNERSHIP OF
               CERTAIN BANKUNITED BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 8, 1998 concerning (i) each director of BankUnited; (ii) the Chief Executive Officer;
(iii) all directors and executive officers of BankUnited and BankUnited, FSB as a group; and (iv) each other person known to management of BankUnited to be the beneficial owner, as such term is defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding shares of each class of BankUnited's voting securities, according to filings by such persons with the Securities and Exchange Commission.

                                      AMOUNT                      AMOUNT                        AMOUNT
                                    AND NATURE                  AND NATURE                    AND NATURE
                                   OF BENEFICIAL   PERCENT OF  OF BENEFICIAL   PERCENT OF    OF BENEFICIAL    PERCENT OF
                                    OWNERSHIP       SERIES B     OWNERSHIP      CLASS B        OWNERSHIP        CLASS A
                                   OF SERIES B     PREFERRED     OF CLASS B      COMMON       OF CLASS A        COMMON
       NAME AND ADDRESS            PREFERRED(1)    OUTSTANDING   COMMON(1)    OUTSTANDING(1)   COMMON(1)    OUTSTANDING(1)
--------------------------------   ------------    -----------   ---------    --------------   ---------    --------------
DIRECTORS AND EXECUTIVE OFFICERS:
--------------------------------
         Allen M. Bernkrant          23,560          10.26%       37,860         10.68%          92,474           *
                                                                  (2)(3)                           (4)

         Lawrence H. Blum            23,560          10.26%       65,854         17.24%         226,884           1.32%
                                                                 (2)(3)(5)                       (4)(6)

         Alfred R. Camner           431,780          79.28%    1,471,425         91.94%       1,652,330           8.93%
                                    (6)(7)                    (2)(5)(6)(7)                       (7)(8)

         James A. Dougherty              --          --               --         --             108,545           *
                                                                                                 (4)(6)

         Earline G. Ford              5,000           2.17%      460,693         62.38%         493,762           2.82%
                                                               (2)(3)(5)(6)                       (4)

         Bruce Friesner                  --          --               --         --              21,083           *
                                                                                                  (9)

         Patricia L. Frost               --          --               --         --               8,557           *
                                                                                                  (10)

         Clifford A. Hope                --          --               --         --              29,604           *
                                                                                                  (9)

         Samuel A. Milne                 --          --               --         --              92,037           *
                                                                                                 (6)(9)

         Marc D. Jacobson            10,000           4.35%       44,040         12.23%         138,054           *
                                                                 (2)(3)(5)                        (4)

         Marc Lipsitz                    --          --              500         --              43,088           *
                                                                                                  (9)

         Neil Messinger, M.D.            --          --               --         --              13,742           *

         Donald Putnam                   --          --               --         --              27,209           *
                                                                                                  (9)

         Anne W. Solloway                --          --           31,856          9.25%          42,295           *
                                                                  (3)(5)                          (8)
         All current directors and
         executive officers of the
         Company and BankUnited
         as a group (14 persons)    493,900          90.69%    2,080,374         95.91%       2,947,371          15.14%
                                                                  (11)                            (11)

                                                                                             (FOOTNOTES FOLLOWING.)

                                           AMOUNT                        AMOUNT                     AMOUNT
                                         AND NATURE                    AND NATURE                 AND NATURE
                                       OF BENEFICIAL   PERCENT OF    OF BENEFICIAL  PERCENT OF   OF BENEFICIAL     PERCENT OF
                                         OWNERSHIP      SERIES B       OWNERSHIP      CLASS B      OWNERSHIP         CLASS A
                                        OF SERIES B     PREFERRED     OF CLASS B      COMMON       OF CLASS A         COMMON
 NAME AND ADDRESS                       PREFERRED(1)   OUTSTANDING     COMMON(1)   OUTSTANDING(1)   COMMON(1)      OUTSTANDING(1)
 ----------------                       ------------   -----------     ---------   --------------   ---------      --------------

OTHER 5% OWNERS:
----------------
         Phillip Frost, M.D.                  --            --             --           --         1,012,888           5.95%
         4400 Biscayne Boulevard                                                                      (10)
         Miami, Florida 33137

         Charles B. Stuzin                16,560           7.21%       81,563           21.48%       276,906           1.61%
         550 Biltmore Way                                              (5)(12)                        (13)
         Suite 700
         Coral Gables, Florida 33134

         James M. Stuzin                   7,000           3.04%       60,090           18.37%        61,931           *
         550 Biltmore Way                    (14)                       (15)
         Suite 700
         Coral Gables, Florida 33134

         Harvey Miller                    13,560           5.90%       20,354            6.04%        40,520           *
         SunTrust Building - 10th Floor                                 (16)
         1 Southeast Third Avenue
         Miami, Florida 33131

         Barry Shulman                    13,560           5.90%       20,284            6.02%        95,026           *
         3999 N.E. 15th Avenue                                          (16)
         Ft. Lauderdale, FL 33334

----------

*        Less than 1%.

(1) The nature of the reported beneficial ownership as of April 8, 1998 is unshared voting and investment power unless otherwise indicated in the footnotes to this table. Class B Common Stock ownership of the persons listed includes shares of Class B Common Stock that would be issued upon the conversion of shares of Series B Preferred Stock owned by such persons and the exercise of options granted to such persons to acquire Class B Common Stock. Ownership by the persons listed of Class A Common Stock, which is the Company's publicly traded class, includes shares of Class A Common Stock that would be issued upon the conversion of shares of Series B Preferred Stock, and Class B Common Stock beneficially owned by them and the exercise of options to acquire Class A Common Stock and Class B Common Stock granted to them. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(2)      Includes 35,243; 35,243; 174,691; 7,479 and 14,959 shares of Class B
         Common Stock that would be issued upon the conversion of shares of Series B Preferred Stock held individually by each of Allen M. Bernkrant, Lawrence H. Blum, Alfred R. Camner, Earline G. Ford and Marc
         D. Jacobson, respectively.

(3)      Includes 2,617; 30,111; 414,501; 28,511 and 27,638 shares of Class B
         Common Stock that may be acquired individually by each of Allen M. Bernkrant, Lawrence H. Blum, Earline G. Ford, Marc D. Jacobson and Anne
         W. Solloway, respectively, upon the exercise of options granted under the Company's option plans.

(4)      Includes 12,680; 43,930; 7,209; 5,861; 11,715 and 102,627 shares of
         Class A Common Stock that may be acquired by each of Allen M. Bernkrant, Lawrence H. Blum, Earline G. Ford, Patricia L. Frost, Marc
         D. Jacobson and James A. Dougherty, respectively, upon the exercise of options granted under the Company's option plans.

(5) Includes 25,894 shares of Class B Common Stock that may be acquired by each of the persons indicated through currently exercisable options granted to the original organizers of BankUnited.

(6) Includes 3,000; 5,424; 5,424 and 2,800 shares of restricted stock held by Earline Ford, Samuel Milne, James Dougherty and Lawrence Blum, respectively, which vest over a 3-year period from the date of grant. Also includes 20,000 shares of restricted Series B Preferred Stock which were granted to Alfred Camner and which vest over a 3-year period from the date of grant.

(7) Includes 544,206 shares of Class B Common Stock that may be acquired by Alfred R. Camner through currently exercisable options under the Company's option plans, as well as 93,676 shares of Class B Common Stock which would be received upon the exercise of options donated by Mr. Camner as a bona fide gift to the Camner Family Foundation, Inc., a charitable non-profit foundation under Section 501(a) of the Internal Revenue Code. Also includes, pursuant to a durable power of attorney given by Mrs. Solloway to Mr. Camner, 4,218 shares of Class B Common Stock owned by her, 25,894 shares of Class B Common Stock that may be acquired by her through options described in Note (5) above, and 1,744 shares of Class B Common Stock that may be acquired by her through currently exercisable options under the Company's option plans. Also includes 1,914 shares of Class B Common Stock owned by Mr. Camner's wife, for which he has been granted a proxy. Also includes shares of Class B Common Stock that may be acquired upon the conversion of 116,780 shares of Series B Preferred Stock, and upon the exercise and conversion of options to purchase 315,000 shares of Series B Preferred Stock.

(8) Includes 7,165 and 7,164 shares of Class A Common Stock that may be acquired by each of Alfred R. Camner and Anne W. Solloway, respectively, through currently exercisable options under the Company's option plans. Mr. Camner also has beneficial ownership of Mrs. Solloway's shares through a durable family power of attorney.

(9)      Includes 3,679; 33,700; 4,157; 85,000; 22,000 and 27,500 shares of
         Class A Common Stock that may be acquired by each of Bruce Friesner, Marc Lipsitz, Neil Messinger, Samuel A. Milne, Donald Putnam, and Clifford Hope, respectively, through currently exercisable options granted under the Company's options plans.

(10) The number of shares beneficially owned by Patricia Frost does not include shares beneficially owned by Phillip Frost, Mrs. Frost's husband, and a beneficial owner of more than 5% of the Class A Common Stock of the Company. The number of shares beneficially owned by Phillip Frost does not include shares beneficially owned by Patricia Frost.

(11) Includes an aggregate of 315,000 shares of Series B Preferred Stock, 1,113,622 shares of Class B Common Stock and 374,387 shares of Class A Common Stock that may be acquired upon the exercise of options, as described in this Note and in Notes (3) through (9) above.

(12) Includes 24,772 shares of Class B Common Stock that would be issued upon the conversion of the shares of Series B Preferred held by Mr. Stuzin, 6,843 shares of Class B Common Stock held by a family partnership of which Mr. Stuzin is a general partner, and 38,394 shares of Class B Common Stock that may be acquired by Mr. Stuzin through currently exercisable options under the Non-Statutory Plan.

(13) Includes 36,000 shares of Class A Common Stock that may be acquired upon the exercise of options to purchase Class A Common Stock.

(14) Reflects shares of Series B Preferred Stock held as trustee of a trust for the benefit of certain family members.

(15) Includes 10,471 shares of Class B Common Stock that would be issued upon the conversion of 7,000 shares of Series B Preferred Stock, 49,619 shares of Class B Common Stock held as trustee of a family trust, and 6,843 shares of Class B Common Stock held as general partner of a family partnership.

(16) Includes 20,284 shares of Class B Common Stock that would be issued upon the conversion of 13,560 shares of Series B Preferred held by each of Barry Shulman and Harvey Miller.

                                     EXPERTS

         The consolidated financial statements of BankUnited and subsidiaries incorporated in this Proxy Statement-Prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Central Bank as of December 31, 1997 and 1996 and for the years then ended included in this Proxy Statement-Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

         Representatives of Deloitte & Touche LLP are expected to be present at the Central Special Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                  LEGAL MATTERS

         The validity of the shares of the BankUnited Class A Common Stock to be issued to the holders of Central capital stock pursuant to the Merger will be passed upon for BankUnited by Stuzin and Camner, Professional Association ("Stuzin and Camner"), Miami, Florida. Alfred R. Camner, Chairman of the Board, Chief Executive Officer, President and Director of BankUnited, is the senior managing director and shareholder of Stuzin and Camner, and Marc Lipsitz, a Director of BankUnited, is the Managing Director of Stuzin and Camner. As of April 8, 1998, directors and employees of Stuzin and Camner directly and indirectly owned in the aggregate approximately 380,947 shares of the BankUnited Class A Common Stock, 882,817 shares of the BankUnited Class B Common Stock and 448,340 shares of the BankUnited Preferred Stock (including shares that may be acquired by the exercise of options, but not including shares received upon the conversion of other classes of stock).

         Certain legal matters in connection with the Merger will be passed upon by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. ("Greenberg Traurig") as counsel for Central. David S. Kenin, Esq., a shareholder of Greenberg Traurig, also serves as a member of the Central Board. Mr. Kenin is a holder of 10,000 shares of the Central Common Stock.

         Certain tax consequences of the Merger will be passed upon by Kronish, Lieb, Weiner & Hellman LLP.

                             SOLICITATION OF PROXIES

         The proxies are being solicited by the Central Board. The cost of solicitation of proxies from holders of Central capital stock will be borne by Central. In addition to such solicitation and solicitation by use of the mails, solicitation may be made in person or by telephone or telegraph by certain directors, officers and regular employees of Central.

                              STOCKHOLDER PROPOSALS

         Any BankUnited shareholder, including, after consummation of the Merger, former shareholders of Central, may submit a proposal to be presented at BankUnited's 1999 Annual Meeting of Stockholders. Proposals must be in writing and be received by the Secretary of BankUnited at its executive offices, 255 Alhambra Circle, Coral Gables, Florida 33134, no later than September 25, 1998 for inclusion in BankUnited's proxy statement relating to such meeting, subject to applicable rules and regulations.

                                 OTHER BUSINESS

         Central knows of no other matters to be brought before the Central Special Meeting other than those referred to herein but if any other business should properly come before the Central Special Meeting, the persons named in the proxy, or authorized substitutes, intend to vote in accordance with their best judgment.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     between

                        BANKUNITED FINANCIAL CORPORATION

                                       AND

                                  CENTRAL BANK

                                December 30, 1997

                                TABLE OF CONTENTS

                                                                        Page

ARTICLE I................................................................1
CERTAIN DEFINITIONS......................................................1
1.01     Certain Definitions.............................................1

ARTICLE II...............................................................5
THE MERGER AND RELATED TRANSACTIONS......................................5
2.01     Merger..........................................................5
2.02     Time and Place of Closing.......................................6
2.03     Effective Time..................................................6
2.04     Further Actions.................................................6

ARTICLE III..............................................................7
MANNER OF CONVERTING SHARES..............................................7
3.01     Conversion......................................................7

ARTICLE IV...............................................................8
EXCHANGE OF SHARES.......................................................8
4.01     Exchange Procedures.............................................8
4.02     Voting and Dividends............................................9

ARTICLE V................................................................9
REPRESENTATIONS AND WARRANTIES OF CENTRAL ...............................9
5.01     Organization, Standing, and Authority...........................9
5.02     Central Capital Stock..........................................10
5.03     Subsidiaries...................................................10
5.04     Authorization of Merger and Related Transactions...............11
5.05     Central Financial Statements...................................11
5.06     Absence of Undisclosed Liabilities.............................12
5.07     Commitments....................................................12
5.08     Tax Matters....................................................12
5.09     Allowance for Loan Losses......................................13
5.10     Other Tax and Regulatory Matters...............................13
5.11     Properties.....................................................13
5.12     Compliance with Laws...........................................14
5.13     Employee Benefit Plans.........................................14
5.14     Commitments and Contracts......................................16
5.15     Material Contract Defaults.....................................16
5.16     Legal Proceedings..............................................17
5.17     Absence of Certain Changes or Events...........................17
5.18     Reports........................................................17
5.19     Statements True and Correct....................................17

                                                                      Page

5.20     Insurance......................................................18
5.21     Labor..........................................................18
5.22     Material Interests of Certain Persons..........................18
5.23     Registration Obligations.......................................18
5.24     Brokers and Finders............................................18
5.25     Takeover Laws..................................................19
5.26     Environmental Matters..........................................19
5.27     Support of Stockholders........................................19

ARTICLE VI..............................................................19
REPRESENTATIONS AND WARRANTIES OF BANKUNITED............................19
6.01     Organization...................................................19
6.02     BankUnited Capital Stock.......................................20
6.03     Subsidiaries...................................................20
6.04     Authorization of Merger and Related Transactions...............20
6.05     Financial Statements...........................................21
6.06     Securities Reporting Documents.................................21
6.07     Absence of Undisclosed Liabilities.............................22
6.08     Absence of Certain Changes or Events...........................22
6.09     Compliance with Laws...........................................22
6.10     Allowance for Loan Losses......................................23
6.11     Statements True and Correct....................................23
6.12     Capital Stock..................................................23
6.13     Properties.....................................................23
6.14     Tax and Regulatory Matters.....................................24
6.15     Litigation.....................................................24
6.16     Brokers and Finders............................................24
6.17     Material Contract Defaults.....................................24
6.18     Insurance......................................................24

ARTICLE VII.............................................................25
CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME.......................25
7.01     Conduct of Business Prior to the Effective Time................25
7.02     Forbearances of Central........................................25

ARTICLE VIII............................................................27
ADDITIONAL AGREEMENTS...................................................27
8.01     Access and Information.........................................27
8.02     Registration Statement; Regulatory Matters.....................28
8.03     Stockholders' Approval.........................................28
8.04     Press Releases.................................................29
8.05     Notice of Defaults.............................................29
8.06     Miscellaneous Agreements and Consents; Affiliates Agreements...29

                                                                      Page

8.07     Indemnification of Central ....................................29
8.08     Certain Change of Control Matters..............................30
8.09     Stock Exchange Listing.........................................30
8.10     Employee Benefits..............................................30
8.11     Certain Actions................................................31
8.12     Acquisition Proposals..........................................31
8.13     Termination Fee................................................31

ARTICLE IX..............................................................32
CONDITIONS..............................................................32
9.01     Conditions to Each Party's Obligation to Effect the Merger.....32
9.02     Conditions to Obligations of Central to Effect the Merger......33
9.03     Conditions to Obligations of BankUnited to Effect the Merger...34

ARTICLE X...............................................................35
TERMINATION.............................................................35
10.01             Termination...........................................35
10.02             Intentionally Deleted.................................36
10.03             Effect of Termination.................................36
10.04             Survival of Representations, Warranties and Covenants
                    Following the Effective Time........................36

ARTICLE XI..............................................................36
GENERAL PROVISIONS......................................................36
11.01             Expenses..............................................36
11.02             Entire Agreement......................................36
11.03             Amendments............................................37
11.04             Waivers...............................................37
11.05             No Assignment.........................................37
11.06             Notices...............................................37
11.07             Specific Performance..................................38
11.08             Governing Law.........................................38
11.09             Counterparts..........................................38
11.10             Captions..............................................38
11.11             Severability..........................................38

                                                 LIST OF EXHIBITS

Exhibit A         Board of Directors of Surviving Corporation
Exhibit B         Offices of Surviving Corporation
Exhibit C         Voting Agreement Pursuant to Section 5.27
Exhibit D         Rule 145 Affiliate Agreement Pursuant to Section 8.06

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December ______, 1997, between BANKUNITED FINANCIAL CORPORATION ("BankUnited"), a Florida corporation and CENTRAL BANK, a Florida chartered commercial bank ("Central").

                                   WITNESSETH:

         WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, BankUnited will acquire Central through the merger of Central with and into BankUnited's wholly owned subsidiary, BankUnited, FSB or by such other means as provided for herein (the "Merger"); and

         WHEREAS, the respective Boards of Directors of BankUnited and Central have resolved that the transactions described herein are in the best interests of the parties and their respective stockholders and have approved the transactions described herein, and

         WHEREAS, BankUnited and Central desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement; and

         WHEREAS, BankUnited has conducted a due diligence investigation of Central based, in part, on the Central Disclosure Schedule;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the meanings ascribed in this Article I.

                  (a) "Acquisition Event" shall have the meaning set forth in
         Section 8.13.

                  (b) "Acquisition Proposal" shall have the meaning set forth in
         Section 8.12.

                  (c) "Acquisition Transaction" shall have the meaning set forth in Section 8.12.

                  (d) "Affiliate" shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

                  (e) "Agreement" shall have the meaning set forth in the introduction to this Agreement.

                  (f) "Allowance" shall have the meaning set forth in Section 5.09.

                  (g) "Approvals" shall mean any and all permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Merger.

                  (h) "Authorizations" shall have the meaning set forth in
         Section 5.01.

                  (i) "BankUnited Common Stock" shall mean the Series I Class A Common Stock of BankUnited.

                  (j) "BankUnited Financial Statements" shall have the meaning set forth in Section 6.05.

                  (k) "BankUnited SEC Documents" shall have the meaning set forth in Section 6.05.

                  (l) "BankUnited" shall have the meaning set forth in the introduction to this Agreement.

                  (m) "Central " shall have the meaning set forth in the introduction to this Agreement.

                  (n) "Central Benefit Plans" shall have the meaning set forth in Section 5.13(a).

                  (o) "Central Board" shall mean the Board of Directors of Central.

                  (p) "Central Common Stock" shall mean the common stock, par value $.01 per share, of Central.

                  (q) "Central Disclosure Schedule" shall mean that document containing the written detailed information prepared by Central and heretofore delivered by Central to BankUnited which appropriately cross-references each Section of the Agreement to which that Section of the Central Disclosure Schedule applies.

                  (r) "Central ERISA Plan" shall have the meaning set forth in
         Section 5.13(a).

                  (s) "Central Financial Statements" shall have the meaning set forth in Section 5.05.

                  (t) "Central's Net Worth" shall mean the net worth of Central as determined in accordance with GAAP as at the month end prior to the Effective Time and as adjusted for events occurring between such month end and the Effective Time which either individually or in the aggregate have had or immediately will have a Material Adverse Effect on Central.

                  (u) "Closing Net Worth" shall mean Central's Net Worth, but not including (i) filing fees paid to regulatory authorities or to the SEC in connection with the approvals for the transaction, other cost of this transaction including, without limitation, legal fees of Central, employee severance costs, printing costs and finder's fees up to a maximum pre-tax sum not to exceed $850,000, the estimated amounts of which are set forth on Central Disclosure Schedule

         1.01(u); (ii) depreciation or appreciation of individual investments in Central's investment portfolio subsequent to the date hereof. .

                  (v) "Closing" shall have the meaning set forth in Section
         2.02.

                  (w) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  (x) "Condition" shall have the meaning set forth in Section 5.01.

                  (y) "Current Employee" shall have the meaning set forth in
         Section 8.10. (z) "Effective Time" shall have the meaning set forth in
         Section 2.03.

                  (aa) "Employee" shall mean any current or former employee, officer or director, independent contractor or retiree of Central and any dependent or spouse thereof.

                  (ab) "Environmental Law" shall have the meaning set forth in
         Section 5.26.

                  (ac) "ERISA" shall have the meaning set forth in Section 5.13.

                  (ad) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (ae) "Exchange Agent" shall have the meaning set forth in
         Section 3.01(c).

                  (af) "Exchange Ratio" shall have the meaning set forth in
         Section 3.01(a).

                  (ag) "Expenses" shall have the meaning set forth in Section 8.13.

                  (ah) "FDIA" shall mean the Federal Deposit Insurance Act.

                  (ai) "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  (aj) "FMV" shall mean the average closing price for BankUnited Common Stock on the NASDAQ System computed for the 20-day trading period ending three business days prior to Closing.

                  (ak) "GAAP" shall mean generally accepted accounting principles in the United States.

                  (al) "Hired Employees" shall have the meaning set forth in
         Section 8.10.

                  (am) "HOLA" shall mean the Home Owners' Loan Act of 1933, as amended.

                  (an) "In the Ordinary Course" shall have the meaning set forth in Section 7.02(a).

                  (ao) "Indemnified Party" shall have the meaning set forth in
         Section 8.07.

                  (ap) "Liens" shall have the meaning set forth in Section 5.03.

                  (aq) "Material Adverse Effect" shall mean any event, occurrence or circumstance which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of Central, taken as a whole, or BankUnited and its Subsidiaries, taken as a whole, as applicable, or
         (b) would materially impair such party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby, provided, that Material Adverse Effect shall not be deemed to include any effect resulting from (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting principles or requirements; or
         (iii) fees and expenses of counsel, accountants, and advisors, and costs related to this Agreement.

                  (ar) "Merger" shall have the meaning set forth in the recitals to this Agreement.

                  (as) "NASD" shall mean the National Association of Securities Dealers, Inc.

                  (at) "NASDAQ" shall mean the NASDAQ Stock Market, Inc.

                  (au) "OTS" shall mean the Office of Thrift Supervision.

                  (av) "Person" or "person" shall mean any individual, corporation, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

                  (aw) "Proxy Statement" shall have the meaning set forth in
         Section 5.19.

                  (ax) "Registration Statement" shall have the meaning set forth in Section 5.19.

                  (ay) "Regulatory Agreement" shall have the meaning set forth in Section 5.12(b).

                  (az) "Regulatory Authorities" shall have the meaning set forth in Section 5.12(b).

                  (ba) "Reports" shall have the meaning set forth in Section
         5.18.

                  (bb) "SEC" shall mean the Securities and Exchange Commission.

                  (bc) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (bd) "Securities Laws" shall have the meaning set forth in
         Section 5.04(c).

                  (be) "Securities Reporting Documents" shall have the meaning set forth in Section 6.06.

                  (bf) "Stockholders' Meeting" shall have the meaning set forth in Section 5.19.

                  (bh) "Subsidiary" shall mean, in the case of either BankUnited or Central, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

                  (bg) "Surviving Corporation" shall have the meaning set forth in Section 2.01(a).

                  (bh) "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes Central or its Subsidiaries.

                  (bi) "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto.

                  (bj) "Termination Fee" shall have the meaning set forth in
         Section 8.13.

                  (bk) "Voting Power" shall mean the right to vote generally in the election of Directors of Central through the beneficial ownership of Central Common Stock.

                                   ARTICLE II

                       THE MERGER AND RELATED TRANSACTIONS

         2.01     MERGER.

                  (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.03 of this Agreement), Central shall be merged with and into BankUnited's wholly owned subsidiary, BankUnited, FSB, in accordance with the provisions of applicable law and with the effect provided therein. The separate corporate existence of Central shall thereupon cease, and BankUnited, FSB shall be the surviving corporation in the Merger (the "Surviving Corporation").

                  (b) As of the Effective Time, the articles of incorporation and the bylaws of BankUnited, FSB shall be the articles of incorporation and the bylaws of the Surviving Corporation.

                  (c) The directors and officers of BankUnited, FSB immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

                  (d) All assets of Central as they exist at the Effective Time shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible and liable for all of the liabilities of every kind and description of Central as of the Effective Time.

                  (e) The name of the Surviving Corporation shall be BankUnited, FSB. The location of the home office of the Surviving Corporation shall be 255 Alhambra Circle, Coral Gables, Florida 33134. The locations of offices of the Surviving Corporation are set forth in Exhibit B hereto.

                  (f) Upon the consummation of the Merger, the savings account holders of Central Bank shall be issued savings accounts of the Surviving Corporation containing substantially the same terms and conditions as those issued by Central Bank.

         2.02 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Stuzin and Camner, P. A. in Miami, Florida at 10:00 A.M. on the date that the Effective Time occurs, or at such other time, and at such other place, as may be mutually agreed upon by BankUnited and Central.

         2.03 EFFECTIVE TIME. The effective time of the consummation of the Merger (the "Effective Time") shall occur on or promptly after the first business day following the last to occur of (i) the date that is 30 days after the date of the last order of the appropriate regulatory authorities approving the Merger, (ii) the effective date of the last order, approval, or exemption of any other federal or state regulatory agency approving or exempting the Merger, if such action is required, (iii) the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, and (iv) the date on which the stockholders of Central approve this Agreement, in each case as contemplated hereby. The Effective Time may occur at such other date and time as the parties hereto shall agree to in writing.

         2.04 FURTHER ACTIONS. To facilitate the Merger , each of the parties will execute such additional agreements and documents and take such other actions as BankUnited reasonably determines to be necessary or appropriate to effect the intent of this Agreement, provided such action does not impose any additional liabilities on Central or diminish Central's benefits under this Agreement.

                                   ARTICLE III

                           MANNER OF CONVERTING SHARES

         3.01     CONVERSION.

                  (a) Subject to the provisions of this Article III and of
         Article I, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                           (i) Each share of capital stock of BankUnited, FSB
                  issued and outstanding immediately prior to the Effective Time shall remain outstanding as one share of capital stock of the Surviving Corporation;

                           (ii) Subject to adjustment as described in subsection
                  (b) hereof, each share of Central Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive 3.37 shares of BankUnited Common Stock, provided, however, that

                           (1) if the fair market value ("FMV") of BankUnited
                  Common Stock is more than $14.30 per share, the Exchange Ratio shall be computed as follows:

                                       3.37 X (14.30 + ((FMV - 14.30) X .5))
                                       -------------------------------------
                                                        FMV

                           (2) or if the FMV of BankUnited Common Stock is less
                  than $11.70 per share, the Exchange Ratio shall be computed as follows:

                                                   3.37 X 11.70
                                                   ------------
                                                        FMV

                           (3) or if the FMV of BankUnited Common Stock is less
                  than $9.50 per share the Exchange Ratio will be 4.15; provided, however, that if the FMV is less than $9.50 per share then this Agreement may be terminated in accordance with
                  Section 10.01(a).

         FMV shall be determined by using the average closing price for BankUnited Common Stock on the NASDAQ System computed for the 20-day trading period ending three business days prior to the Effective Time.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Central capital stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BankUnited Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BankUnited Common Stock multiplied by FMV. No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share.

                  (c) At the Effective Time, the stock transfer books of Central shall be closed as to holders of Central capital stock immediately prior to the Effective Time and no transfer of Central capital stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates are properly presented in accordance with
         Article IV of this Agreement to the exchange agent, American Stock Transfer and Trust Company (the "Exchange Agent"), such certificates shall be canceled and exchanged for certificates representing the appropriate number of shares of BankUnited Common Stock and a check representing the amount of cash in lieu of fractional shares, if any, into which the Central capital stock represented thereby was converted in the Merger. Any other provision of this Agreement notwithstanding, neither BankUnited nor the Exchange Agent shall be liable to a holder of Central capital stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the BankUnited Common Stock deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE IV

                               EXCHANGE OF SHARES

         4.01 EXCHANGE PROCEDURES. Promptly after the Effective Time (but in no event more than three business days following the Effective Time), BankUnited and Central shall cause the Exchange Agent to mail appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Central capital stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to the former stockholders of Central . After the Effective Time, each holder of shares of Central capital stock issued and outstanding at the Effective Time (other than shares to be canceled pursuant to Section 3.01(b)) shall surrender the certificate or certificates theretofore representing such shares, together with such transmittal materials properly executed, to the Exchange Agent and promptly upon surrender (but in no event more than three business days following receipt by the Exchange Agent) shall receive in exchange therefor the consideration provided in Section 3.01 of this Agreement. The certificate or certificates for Central capital stock so surrendered shall be duly endorsed as the Exchange Agent may require. To the extent provided by
Section 3.01 (c), each holder of shares of Central capital stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional shares of BankUnited Common Stock to which such holder would otherwise be entitled. BankUnited shall not be obligated to deliver the consideration to which any former holder of Central capital stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Central capital stock for exchange as provided in this Article IV or, in the case of a certificate which has been lost, stolen or destroyed, the Exchange Agent receives an appropriate affidavit and/or bond as provided in Section 3.01(c). In addition, certificates surrendered for exchange by any person constituting an "affiliate" of Central for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of BankUnited

Common Stock until BankUnited has received a written agreement from such person as provided in Section 8.06. Certificates representing BankUnited Common Stock issued in the Merger to any person constituting an "affiliate" of Central for purposes of Rule 145(c) under the Securities Act shall bear the following legend:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
         SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

If any certificate for shares of BankUnited Common Stock, or any check representing cash, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

         4.02 VOTING AND DIVIDENDS. Former stockholders of record of Central shall be entitled to vote after the Effective Time at any meeting of BankUnited stockholders the number of whole shares of BankUnited Common Stock into which their respective shares of Central capital stock are converted, regardless of whether such holders have exchanged their certificates representing Central capital stock for certificates representing BankUnited Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 4.01, each certificate theretofore representing shares of Central capital stock shall from and after the Effective Time represent for all purposes only the right to receive shares of BankUnited Common Stock and cash, as set forth in this Agreement. No dividend or other distribution payable to the holders of record of BankUnited Common Stock, at or as of any time after the Effective Time, shall be paid to the holder of any certificate representing shares of Central capital stock issued and outstanding at the Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 4.01, promptly after which time all such dividends or distributions shall be paid (without interest).

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CENTRAL

         Central represents and warrants to BankUnited, subject to such exceptions and limitations as are set forth below or in the Central Disclosure Schedule, as follows:

         5.01 ORGANIZATION, STANDING, AND AUTHORITY. Central is a corporation duly organized validly existing and in good standing under the laws of the State of Florida. Central is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations or business (the "Condition") of Central and its Subsidiaries on a consolidated basis or on the ability of Central to consummate the transactions contemplated hereby. Central has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, except where the failure to have such power and authority would not have a Material Adverse Effect, and to execute and deliver this Agreement and perform the terms of this Agreement. Central has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses (collectively, "Authorizations") necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect.

         5.02     CENTRAL CAPITAL STOCK.

                  (a) The authorized capital stock of Central consists of 900,000 shares of Common Stock. At September 30, 1997, there were outstanding 450,000 shares of Central Common Stock. All of the issued and outstanding shares of Central capital stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of the Central capital stock has been issued in violation of any preemptive rights or any provision of Central's Articles of Incorporation. As of September 30, 1997 no other shares of capital stock had been reserved for issuance for any purpose.

                  (b) Except as set forth in Section 5.02 of the Central Disclosure Schedule, there are no shares of capital stock, or other equity securities of Central outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Central or contracts, commitments, understandings or arrangements by which Central is or may be bound to issue any equity security of Central including any additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. There are no contracts, commitments, understandings or arrangements by which Central or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of Central, except for a transfer to Central or any of its wholly owned Subsidiaries and except as set forth in Section 5.02 of the Central Disclosure Schedule, and there are no agreements, understandings or commitments relating to the right of Central to vote or to dispose of such shares, other than such as are held in a fiduciary capacity.

                  (c) Except as set forth in Section 5.02 of the Central Disclosure Schedule, there are no securities required to be issued by Central under any Central Stock Plan, dividend reinvestment plan or similar plan.

         5.03 SUBSIDIARIES. Section 5.03 of the Central Disclosure Schedule contains a complete list of Central's Subsidiaries. All of the issued and outstanding shares of each Subsidiary are owned by Central and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any claim, lien, pledge or encumbrance of whatsoever kind ("Liens"). Each Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect.

         5.04     AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Central, including approval of the Merger by its Board of Directors, subject to the approval of the stockholders of Central with respect to the Merger to the extent required by applicable law. This Agreement, subject to any requisite regulatory and stockholder approval hereof with respect to the Merger, represents a valid and legally binding obligation of Central, enforceable against Central in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                  (b) Except as set forth in Section 5.04 of the Central Disclosure Schedule, neither the execution and delivery of this Agreement by Central, nor the consummation by Central of the transactions contemplated hereby nor compliance by Central with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Central's Articles of Incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of any of Central or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject and that would individually or in the aggregate have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Central or its Subsidiaries or any of their properties or assets.

                  (c) Other than (i) in connection with complying with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), and (ii) consents, authorizations, approvals or exemptions required from the OTS, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Central of the Merger and the other transactions contemplated in this Agreement.

         5.05 CENTRAL FINANCIAL STATEMENTS. Central (i) has delivered to BankUnited copies of the audited consolidated statements of financial condition of Central and its Subsidiaries as of December

31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, (ii) copies of the unaudited consolidated statement of financial condition and operations as of November 30, 1997; (iii) until the Closing will deliver to BankUnited promptly upon the filing thereof with any applicable regulatory authorities copies of the consolidated statements of financial condition and related consolidated statements of operations, stockholders' equity and cash flows included in any filing with any applicable regulatory authorities, and (iv) until the Closing will deliver to BankUnited within 20 days of the end of each month copies of monthly consolidated statements of financial condition and related consolidated statements of operations (collectively, the "Central Financial Statements"). The Central Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of Central and its Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Central and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP consistently applied except as disclosed, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements. Central has delivered to BankUnited (i) copies of all management letters prepared by Deloitte & Touche LLP (and any predecessor thereto) delivered to Central since January 1, 1994 and
(ii) copies of audited balance sheets and related statements of income, changes in stockholders' equity and cash flows for any Subsidiary of Central since January 1, 1992 for which a separate audit has been performed.

         5.06 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Central Disclosure Schedule, neither Central nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the aggregate amount of $75,000 or more, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of Central and its Subsidiaries as of December 31, 1996 included in the Central Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 1996 in the ordinary course of business consistent with past practice. Except as set forth in Section 5.06 of the Central Disclosure Schedule, since December 31, 1996 neither Central nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect.

         5.07 COMMITMENTS. Except as set forth in the Central Disclosure Schedule, neither Central nor any of its Subsidiaries has any liability or commitment to loan, fund or advance any money in an amount in excess of $250,000 in any single transaction with one of its customers or in aggregate transactions in excess of $500,000 with one of its customers.

         5.08 TAX MATTERS. Except as set forth in Section 5.08 of the Central Disclosure Schedule:

                  (a) All Tax Returns required to be filed by or on behalf of Central or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, for periods ending on or before December 31, 1996, and all such returns filed are complete and accurate in all material respects and all taxes due have been timely paid.

                  (b) There are no audits, examinations, deficiencies or refund litigation or matters in controversy with respect to any Taxes that might reasonably be expected individually or in the aggregate to result in a determination the effect of which would have a Material Adverse Effect.

         All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for.

                  (c) Central has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                  (d) In the Judgement of Central Management, adequate provision for any Taxes due or to become due for Central and any of its Subsidiaries for any period or periods through and including November 30, 1997, has been made and is reflected on the November 30, 1997 financial statements included in the Central Financial Statements. In the Judgement of Central Management Estimated Tax payments have been paid as required by statute or regulation and in amounts determined in good faith based upon current estimates of any tax bill. Deferred Taxes of Central and its Subsidiaries have been provided for in the Central Financial Statements in accordance with GAAP, applied on a consistent basis.

                  (e) Central and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. Central and its Subsidiaries are in compliance with the back-up withholding and information reporting requirements under (1) the Code, and (2) any state, local or foreign laws, and the rules and regulations, thereunder.

                  (f) Neither Central nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 28OG of the Code.

         5.09 ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Allowance") shown on the consolidated statement of condition of Central and its Subsidiaries as of December 31, 1996 included in the Central Financial Statements and the Allowance shown on the consolidated statement of condition of Central and its Subsidiaries, as of November 30, 1997 and the dates subsequent to the execution of this Agreement included in the Central Financial Statements are sufficient in accordance with GAAP. Management is unaware of any specific changes in the financial condition of operations of any borrower, or group of borrowers, related by ownership or collateral, which, in the aggregate, could result in a Material Adverse Affect.

         5.10 OTHER TAX AND REGULATORY MATTERS. To the best knowledge of Central's management, neither Central nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any approval referred to in
Section 9.01(e).

         5.11 PROPERTIES. Except as disclosed in any Reporting Document filed since December 31, 1996 and prior to the date hereof and except for Liens arising, in the ordinary course of business after the date hereof, Central and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of Central and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the Central Financial Statements as being owned by Central and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of Central or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of Central's and Central's Subsidiaries' equipment in regular use has been adequately maintained and is in good serviceable condition, reasonable wear and tear excepted.

         5.12     COMPLIANCE WITH LAWS.

                  (a) To the best knowledge of Central's management, except as set forth in Section 5.12(a) of the Central Disclosure Schedule, each of Central and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect.

                  (b) Except as set forth in Section 5.12(b) of the Central Disclosure Schedule, neither Central nor any of its Subsidiaries has received since January 1, 1995, any notification or communication from any agency or department of any federal, state or local government, including, the Florida Department of Banking, the FDIC, and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that any of Central or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of Central and its Subsidiaries on a consolidated basis,
         (iii) requiring or threatening to require Central or any of its Subsidiaries, or indicating that Central or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Central or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Central or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").

                  (c) Neither Central nor any of its Subsidiaries has consented to or entered into any Regulatory Agreement which remains in effect as of the date of this Agreement.

                  (d) Neither Central nor any of its Subsidiaries is required by
         Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         5.13     EMPLOYEE BENEFIT PLANS.

                  (a) Central has delivered to BankUnited prior to the execution of this Agreement true and complete copies, a list of which has been provided as Central Disclosure Schedule

         5.13(a) (or, in the case of bonus or other incentive plans, summaries thereof and financial data with respect thereto) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick pay, bonus or other material incentive plans, all other material employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted by, maintained by, sponsored in whole or in part by, or contributed to by Central or any of its Subsidiaries or any affiliate thereof for the benefit of any Employee or under which any Employee is eligible to participate and under which Central or any of its Subsidiaries could have any liability contingent or otherwise (collectively, the "Central Benefit Plans"). Any of the Central Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Central ERISA Plan." Any of the Central Benefit Plans pursuant to which Central is or may become obligated to, or obligated to cause any of its Subsidiaries or any other Person to, issue, deliver or sell shares of capital stock of Central or any of its Subsidiaries, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Central or any of its Subsidiaries, is referred to herein as a "Central Stock Plan." No Central Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. Central has set forth in Section
         5.13 of the Central Disclosure Schedule (i) a list of all of the Central Benefit Plans, (ii) a list of Central Benefit Plans that are Central ERISA Plans, (iii) a list of Central Benefit Plans that are Central Stock Plans and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Central Stock Plans.

                  (b) To the best knowledge of Central's management, all Central Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could reasonably be expected to result in a Material Adverse Effect.

                  (c) All liabilities under any Central Benefit Plan are fully accrued or reserved against in the Central Financial Statements in accordance with GAAP. No Central ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (d) Neither Central nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Central Benefit Plan or otherwise, except as set forth in the Central Disclosure Schedule. There are no restrictions on the rights of Central or its Subsidiaries to amend or terminate any such Central Benefit Plan without incurring any material liability thereunder, except for such restrictions as would not have a Material Adverse Effect.

                  (e) Except as set forth in the Central Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any Employees under any Central Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Central Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

         5.14 COMMITMENTS AND CONTRACTS. Except as set forth in the Central Disclosure Schedule, neither Central nor any of its Subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

                  (a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employees, including in any such person's capacity as a consultant (other than those which are terminable at will by Central or such Subsidiary without cost to Central or any Subsidiary);

                  (b) any labor contract or agreement with any labor union;

                  (c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of Central or any of its Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which Central or its Subsidiaries may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

                  (d) any real or personal property lease with annual rental payments aggregating $5,000 or more;

                  (e) any employment or other contract requiring the payment of additional amounts as "change in control" payments as a result of transactions contemplated by this Agreement;

                  (f) any agreement with respect to (i) the acquisition of the assets or stock of another financial institution or (ii) the sale of one or more bank branches which would require additional payments by Central after the date of this Agreement;

                  (g) any outstanding interest rate exchange or other derivative contract;

                  (h) any commitment or contract to acquire real property, other than by lease; or

                  (i) any other agreement to which Central or any of its Subsidiaries is a party requiring payment by Central or any of its Subsidiaries in excess of $10,000 during the remainder of the term of such agreement, except as set forth in Section 5.14 of the Central Disclosure Schedule.

         5.15 MATERIAL CONTRACT DEFAULTS. Neither Central nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Central or any of its Subsidiaries is a party or by which Central or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default. No consent of any party to any contract to which Central or any of its Subsidiaries is a party is required in connection with the consummation of the transactions contemplated by this Agreement. The provisions of this Section are not intended to apply to loans.

         5.16 LEGAL PROCEEDINGS. Except as set forth in Section 5.16 of the Central Disclosure Schedule, there are no actions, suits, proceedings or investigations by Regulatory Authorities or any other Person instituted or pending or, to the best knowledge of Central 's management, threatened against Central or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to result in a judgment in excess of $10,000 or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Central nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

         5.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as set forth in Section 5.17 of the Central Disclosure Schedule, neither Central nor any of its Subsidiaries has (A) incurred or paid any liability or obligation (contingent or otherwise) which individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect, (B) suffered any change in its Condition which individually or in the aggregate is reasonably likely to have a Material Adverse Effect, (C) failed to operate its business consistent in all material respects with past practice, or (D) changed any accounting practices, except as mandated by the Financial Accounting Standards Board.

         5.18 REPORTS. Since January 1, 1993, Central and each of its Subsidiaries have filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto (collectively "Reports"), that they were required to file with (i) the Florida Department of Banking, (ii) the FDIC, and (iii) any other applicable state securities or banking authorities (except, in the case of state securities authorities, filings which are not material). No Reports with respect to periods beginning on or after January 1, 1993, and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each such Report contained or will contain all information required to be stated therein.

         5.19 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Central for inclusion in the registration statement on Form S-4, or other appropriate form, to be filed with the SEC by BankUnited under the Securities Act in connection with the transactions contemplated by this Agreement (the "Registration Statement"), or the proxy statement to be used by Central in connection with obtaining all required approvals of its stockholders as contemplated by this Agreement (the "Proxy Statement") will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Central contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of the stockholders of Central to be held pursuant to Section 8.03 of this Agreement, including any adjournments thereof (the "Stockholders' Meeting"), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that Central is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. The information which is set forth in the Central Disclosure Schedule by Central for the purposes of this Agreement is true and accurate in all material respects.

         5.20 INSURANCE. In the judgment of Central's management, Central and each of its Subsidiaries are presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. In the judgment of Central's management, the policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of Central and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of Central or any of its Subsidiaries is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect. Such policies are listed and briefly described in Section 5.20 of the Central Disclosure Schedule.

         5.21 LABOR. No material work stoppage involving Central or its Subsidiaries is pending or, to the best knowledge of Central 's management, threatened. Neither Central nor any of its Subsidiaries is involved in, or, to the best knowledge of Central 's management, threatened with or affected by, any labor or other employment related dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Central and its Subsidiaries are not represented by any labor union, and, to the best knowledge of Central 's management, no labor union is attempting to organize employees of Central or any of its Subsidiaries.

         5.22 MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth in the Central Disclosure Schedule, no executive officer or director of Central, nor any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such executive officer or director, has any material interest in any material contract or property real or personal, tangible or intangible, used in or pertaining to the business of Central or any of its Subsidiaries, other than loans made by Central to any such executive officer, director or associate.

         5.23 REGISTRATION OBLIGATIONS. Neither Central nor any of its Subsidiaries is under any obligation, contingent or otherwise, presently in effect or which will survive the Merger to register any of its securities under the Securities Act.

         5.24 BROKERS AND FINDERS. Except as set forth in Section 5.24 of the Central Disclosure Schedule, neither Central nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

         5.25 TAKEOVER LAWS. If applicable, Central has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable state or federal takeover law and from any applicable charter or contractual provision containing change of control or anti-takeover provisions.

         5.26 ENVIRONMENTAL MATTERS. To the best knowledge of Central's management, without inquiry, except as set forth in Section 5.26 of the Central Disclosure Schedule, neither Central, any of its Subsidiaries, nor any properties owned or operated by Central or any of its Subsidiaries or held as collateral by Central or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law (as hereinafter defined) and no properties owned or leased by Central or any of its Subsidiaries or held as collateral by Central or any of its Subsidiaries, while owned or leased by Central or any of its Subsidiaries or while held as collateral by Central or any of its Subsidiaries, have been or are in violation of any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Central 's management, threatened relating to the liability of any properties owned, leased or operated by Central or any of its Subsidiaries under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

         5.27 SUPPORT OF STOCKHOLDERS. To induce BankUnited to enter into this Agreement Central has obtained or will deliver within five (5) business days to BankUnited letter agreements from all directors who are stockholders, Michael Weintraub (in his fiduciary capacity) and Philip Frost, M.D. to the effect that they will vote in favor of the merger at the stockholder meeting and will otherwise support the merger .

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BANKUNITED

         BankUnited represents and warrants to Central as follows:

         6.01 ORGANIZATION, STANDING AND AUTHORITY. BankUnited is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. BankUnited is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a Material Adverse Effect . BankUnited has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. BankUnited is duly registered as a savings and loan holding company under the HOLA. BankUnited has all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect .

         6.02 BANKUNITED CAPITAL STOCK. The authorized capital stock of BankUnited consists of 33,000,000 shares of BankUnited common stock and 10,000,000 shares of BankUnited Preferred Stock. At September 30, 1997, there were issued and outstanding 9,532,783 shares of BankUnited common stock and 2,175,296 shares of BankUnited Preferred Stock and no other shares of capital stock of any class. All of the issued and outstanding shares of BankUnited common stock and BankUnited Preferred Stock are duly and validly issued and outstanding and are fully paid and nonassessable.

         6.03 SUBSIDIARIES. Section 6.03 of the BankUnited Disclosure Schedule contains a complete list of BankUnited's Subsidiaries. Except as disclosed in ss. 6.03 of the BankUnited Disclosure Schedule, all of the issued and outstanding shares of each Subsidiary are owned by BankUnited and no equity securities are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Subsidiary are fully paid and nonassessable and are owned free and clear of any Liens. Each Subsidiary (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on BankUnited, (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted and (iv) has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which Authorizations, individually or in the aggregate, would have a Material Adverse Effect on BankUnited.

         6.04     AUTHORIZATION OF MERGER AND RELATED TRANSACTIONS.

                  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BankUnited, including approval of the Merger by its Board of Directors. Stockholder approval is not required. This Agreement, subject to any requisite regulatory approval hereof with respect to the Merger, represents a valid and legally binding obligation of BankUnited, enforceable against BankUnited in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

                  (b) Neither the execution and delivery of this Agreement by BankUnited, nor the consummation by BankUnited of the transactions contemplated hereby nor compliance by BankUnited with any of the provisions hereof will (i) conflict with or result in a breach of any provision of BankUnited's articles of incorporation or bylaws or (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of any of BankUnited or its Subsidiaries pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any of them or any of their properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on BankUnited or the transactions contemplated hereby or thereby or (iii) subject to receipt of the requisite approvals referred to in Section 9.01 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to BankUnited or any of its Subsidiaries or any of their properties or assets.

                  (c) Other than (i) in connection with complying with the provisions of applicable state corporate and securities laws, the Securities Act, the Exchange Act, and the rules and regulations of the SEC or the OTS promulgated thereunder (the "Securities Laws"), and (ii) consents, authorizations, approvals or exemptions required from the OTS, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Central of the Merger and the other transactions contemplated in this Agreement.

         6.05 FINANCIAL STATEMENTS. BankUnited (i) has delivered, or will deliver promptly upon filing, to Central copies of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) of BankUnited and its consolidated Subsidiaries as of and for the period ended September 30, 1997, and for the period ended September 30, 1996 included on an annual report filed or to be filed on Form 10-K by BankUnited pursuant to the Securities Laws (a "BankUnited SEC Document"), and (ii) until the Closing will deliver to Central promptly upon the filing thereof with the SEC copies of the consolidated balance sheets and related consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows (including related notes and schedules) included in any BankUnited SEC Documents filed subsequent to the execution of this Agreement (clauses (i) and (ii) collectively, the "BankUnited Financial Statements"). The BankUnited Financial Statements (as of the dates thereof and for the periods covered thereby) (A) are or will be in accordance with the books and records of BankUnited and its Consolidated Subsidiaries, which are or will be complete and accurate in all material respects and which have been or will have been maintained in accordance with good business practices, and (B) present or will present fairly the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of BankUnited and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited statements.

         6.06 SECURITIES REPORTING DOCUMENTS. Since October 1, 1992, BankUnited and each of its Subsidiaries has filed on a timely basis all material reports, schedules, registration statements and definitive proxy statements ("Securities Reporting Documents"), together with all amendments required to be made with respect thereto, that they were required to file with (i) the SEC, including without limitation, all quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K, (ii) the OTS, (iii) the FDIC, (iv) any other applicable state securities or banking authorities (except in the case of state securities authorities, filings that were not material), and (v) the NASD. No Securities Reporting Document of BankUnited with respect to periods beginning on or after October 1, 1992 and until the Closing contained or will contain any information that was false or misleading with respect to any material fact or omitted or will omit to state any material fact necessary in order to make the statements therein not misleading and each Securities Reporting Document of BankUnited contained or will contain all information required to be stated therein.

         6.07 ABSENCE OF UNDISCLOSED LIABILITIES. Neither BankUnited nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in the aggregate amount of $630,000 or more, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of BankUnited and its Subsidiaries as of September 30, 1997 included in the BankUnited Financial Statements or reflected in the notes thereto, or (ii) which were incurred after September 30, 1997 in the ordinary course of business consistent with past practice. Since September 30, 1997 neither BankUnited nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Material Adverse Effect on BankUnited.

         6.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as set forth in Section 6.08 of the BankUnited Disclosure Schedule, neither BankUnited nor any of its Subsidiaries has (A) incurred or paid any liability or obligation (contingent or otherwise) which individually or in the aggregate had or is reasonably likely to have a Material Adverse Effect on BankUnited, (B) suffered any change in its Condition which individually or in the aggregate is reasonably likely to have a Material Adverse Effect on BankUnited, (C) failed to operate its business consistent in all material respects with past practice, or (D) changed any accounting practices, except as mandated by the FASB.

         6.09     COMPLIANCE WITH LAWS.

                  (a) Each of BankUnited and its Subsidiaries is in compliance with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures except for failures to comply which will in the aggregate not result in a Material Adverse Effect on BankUnited.

                  (b) Neither BankUnited nor any of its Subsidiaries has received any notification or communication from any agency or department of any federal, state or local government, including, the OTS, the FDIC, and the staffs thereof (collectively, the "Regulatory Authorities") (i) asserting that any of BankUnited or its Subsidiaries is not in substantial compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of such company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of BankUnited and its Subsidiaries on a consolidated basis, (iii) requiring or threatening to require BankUnited or any of its Subsidiaries, or indicating that BankUnited or any of its Subsidiaries may be required to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of BankUnited or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of BankUnited or any of its Subsidiaries, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a "BankUnited Regulatory Agreement").

                  (c) Neither BankUnited nor any of its Subsidiaries has consented to or entered into any BankUnited Regulatory Agreement or memorandum of understanding.

                  (d) Neither BankUnited nor any of its Subsidiaries is required by Section 32 of FDIA to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         6.10 ALLOWANCE FOR LOAN LOSSES. The Allowance shown on the consolidated statement of condition of BankUnited and its Subsidiaries as of September 30, 1997 included in the BankUnited Financial Statements and the Allowance shown on the consolidated statement of condition of BankUnited and its Subsidiaries, as of dates subsequent to the execution of this Agreement included in the BankUnited Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of BankUnited and its Subsidiaries; other extensions of credit (including letters of credit and commitments to make loans or extend credit) by BankUnited and its Subsidiaries; and the off balance sheet exposures, if any, of BankUnited and its Subsidiaries.

         6.11 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by BankUnited for inclusion in the Registration Statement or the Proxy Statement will, in the case of the Proxy Statement, when it is first mailed to the stockholders of Central contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that BankUnited is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the Securities Laws.

         6.12 CAPITAL STOCK. At the Effective Time, and upon issuance pursuant to this Agreement the BankUnited Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         6.13 PROPERTIES. Except as disclosed in any Reporting Document filed since September 30, 1997 and prior to the date hereof and except for Liens arising, in the ordinary course of business after the date hereof, BankUnited and its Subsidiaries have good and marketable title, free and clear of all Liens that are material to the Condition of BankUnited and its Subsidiaries on a consolidated basis, to all their material properties and assets whether tangible or intangible, real, personal or mixed, reflected in the

BankUnited Financial Statements as being owned by BankUnited and its Subsidiaries as of the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of BankUnited or its Subsidiaries are held under valid instruments enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). Substantially all of BankUnited's and BankUnited's Subsidiaries' equipment in regular use has been adequately maintained and is in good serviceable condition, reasonable wear and tear excepted.

         6.14 TAX AND REGULATORY MATTERS. Neither BankUnited nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code; or materially impede or delay receipt of any approval referred to in Section 9.01.

         6.15 LITIGATION. There are no judicial proceedings of any kind or nature pending or, to the knowledge of BankUnited, threatened against BankUnited before any court or arbitral tribunal or before or by any governmental department, agency or instrumentality involving the validity of the BankUnited Common Stock, the transactions contemplated by this Agreement or which would result in a Material Adverse Effect on BankUnited.

         6.16 BROKERS AND FINDERS. Neither BankUnited nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for BankUnited or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

         6.17 MATERIAL CONTRACT DEFAULTS. Neither BankUnited nor any of its Subsidiaries is, or has received any notice or has any knowledge that any party is, in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which BankUnited or any of its Subsidiaries is a party or by which BankUnited or any of its Subsidiaries or the assets, business or operations thereof may be bound or affected or under which it or its respective assets, business or operations receives benefits, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect on BankUnited; and there has not occurred any event that with the lapse of time or the giving of notice of both would constitute such a default. No consent of any party to any contract to which BankUnited or any of its Subsidiaries is a party is required in connection with the consummation of the transactions contemplated by this Agreement.

         6.18 INSURANCE. BankUnited and each of its Subsidiaries are presently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, banker's blanket bond, liability (including directors and officers liability insurance) and other insurance maintained with respect to the assets or businesses of BankUnited and its Subsidiaries provide adequate coverage against all pending or threatened claims, and the fidelity bonds in effect as to which any of BankUnited or any of its Subsidiaries is a named insured are sufficient for their purpose, except where the failure to have such coverage would not have a Material Adverse Effect on BankUnited.

                                   ARTICLE VII

                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

         7.01 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, Central shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice (other than transactions made pursuant to contracts in existence on the date hereof and described in Sections 7.01 or 7.02 of the Central Disclosure Schedule) and (ii) use its best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key Employees.

         7.02 FORBEARANCES OF CENTRAL. Except as required by law, regulation or Regulatory Authorities, during the period from the date of this Agreement to the Effective Time, Central shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of BankUnited (and Central shall provide BankUnited with prompt notice of any events referred to in this Section 7.02 occurring after the date hereof):

                  (a) other than in the ordinary course of business consistent with past practice since September 30, 1994 ("In the Ordinary Course"), incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness In the Ordinary Course shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or enter into any commitment to loan or make any loan or advance other than In the Ordinary Course;

                  (b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                  (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                  (d) other than In the Ordinary Course or in connection with contracts in existence on the date hereof and described in Section 7.02 of the Central Disclosure Schedule, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (e) enter into or terminate any contract or agreement involving annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice, or make any change in, or extension of, any of its leases or contracts involving, annual payments in excess of $20,000 and which cannot be terminated without penalty upon 30 days notice;

                  (f) increase or modify in any manner the compensation or fringe benefits of any of its Employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits In the Ordinary Course or accelerate the vesting of any stock options or other stock-based compensation;

                  (g) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                  (h) settle any claim, action or proceeding involving the payment of money damages in excess of $20,000, except In the Ordinary Course;

                  (i) amend its articles of incorporation or its bylaws;

                  (j) fail to maintain any Regulatory Agreements, material licenses and permits or to file in a timely fashion all federal, state, local and foreign tax returns;

                  (k) make any capital expenditures of more than $20,000 individually or $50,000 in the aggregate;

                  (1) fail to maintain each Central Benefit Plan or timely make all contributions or accruals required thereunder in accordance with GAAP applied on a consistent basis;

                  (m) issue any additional shares of Central capital stock;

                  (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.02;

                  (o) purchase any securities other than in accordance with past practices; or

                  (p) purchase or originate any loans or issue letter of credit (excluding renewals or advances under existing credit facilities to their customers and their affiliates consistent with past practices) individually in an amount greater than $500,000;

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.01     ACCESS AND INFORMATION.

                  (a) During the period from the date of this Agreement through the Effective Time:

                           (i) Each of Central and BankUnited shall, and shall
                  cause its Subsidiaries to afford the other, and their respective accountants, counsel and other representatives, reasonable access during normal business hours to their respective properties, books, contracts, tax returns, commitments and records at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to the Merger, and each of the parties will cooperate fully with all such reviews and investigations. The party seeking such access shall provide the other party with reasonable notice of such request.

                           (ii) BankUnited shall provide copies of its
                  Securities Reporting Documents to Central and its advisors for purposes of any review or report to its Board of Directors in evaluating the Merger.

                  (b) During the period from the date of this Agreement through the Effective Time, Central shall furnish to BankUnited (i) all Reports referred to in Section 5.18 promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by Central for its internal use. During this period, Central also shall notify BankUnited promptly of any material change in the Condition of Central or any of its Subsidiaries.

                  (c) During the period from the date of this Agreement through the Effective Time BankUnited shall promptly furnish to Central (i) all BankUnited Financial Statements referred to in Section 6.05(ii), (ii) a copy of each Tax Return filed by it and (iii) monthly and other interim financial statements in the form prepared by BankUnited for its internal use. During this period BankUnited also shall notify Central promptly of any material change in the Condition of BankUnited or any of its Subsidiaries.

                  (d) Notwithstanding the foregoing provisions of this Section 8.01, no investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation; provided, however, that if a party discovers information during the course of such investigation which may affect the party's decision to proceed with the Merger, then the party shall promptly advise the other party of its discovery and decision whether to complete or terminate the Merger.

                  (e) BankUnited agrees that it will keep confidential any information furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information (i) was already known to BankUnited and was received from a source other than Central or any of its Subsidiaries, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source, or (iii) is required to be disclosed by BankUnited or its agents or representatives to the SEC, the NASD, the OTS, the FDIC or any other governmental agency or authority, or is otherwise required to be disclosed by BankUnited or its agents or representatives by law. BankUnited agrees not to use such information, and to implement safeguards and procedures that are reasonably designed to prevent such information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement.

                  (f) Central shall cooperate, and shall cause its Subsidiaries, accountants, counsel and other representatives to cooperate, with BankUnited and its accountants, counsel and other representatives, in connection with the preparation by BankUnited of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith.

                  (g) From and after the date of this Agreement, each of BankUnited and Central shall use its reasonable best efforts to satisfy or cause to be satisfied all conditions to their respective obligations under this Agreement. While this Agreement is in effect, neither BankUnited nor Central shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms.

                  (h) Central shall provide to BankUnited as part of the Central Disclosure Schedule a list of deposits by officers, directors and holders of five percent (5%) or more of the Central Common Stock, as of December 22, 1997, which exceed for each such person in the aggregate $10,000. "Officers" shall mean vice-presidents and above.

         8.02     REGISTRATION STATEMENT; REGULATORY MATTERS.

                  (a) BankUnited shall (i) prepare and file with the SEC as soon as is reasonably practicable the Registration Statement necessary to register the shares of BankUnited's Common Stock to be issued pursuant to the Merger, (ii) use its best efforts to cause the Registration Statement to become effective, and (iii) take any action required to be taken under any applicable state blue sky or securities laws in connection therewith. Central and its Subsidiaries shall furnish BankUnited with all information concerning Central, its Subsidiaries and the holders of Central Common Stock as BankUnited may reasonably request in connection with the foregoing.

                  (b) BankUnited and Central shall cooperate and use their respective best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities and other governmental authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the OTS and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable.

         8.03 STOCKHOLDERS' APPROVAL. Central shall call a meeting of its stockholders to be held as soon as practicable for the purpose of voting upon the Merger and related matters. The Board of Directors of Central shall submit for approval of its stockholders the matters to be voted upon at the Stockholders' Meeting, and shall recommend approval of such matters and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such stockholder approval. The covenants under this Section 8.03 are subject to the exercise by the Board of Directors of its fiduciary obligations.

         8.04 PRESS RELEASES. Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, the Merger or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure.

         8.05 NOTICE OF DEFAULTS. Central and BankUnited shall each promptly notify the other of (i) any material change in its business, operations or prospects, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or the threat of material litigation involving such party, or
(iv) any event or condition that might be reasonably expected to cause any of its representations, warranties or covenants set forth herein not to be true and correct in all material respects as of the Effective Time.

         8.06 MISCELLANEOUS AGREEMENTS AND CONSENTS; AFFILIATES AGREEMENTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. BankUnited and Central shall use their best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of BankUnited or Central, desirable for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of BankUnited shall be deemed to have been granted authority in the name of Central to take all such necessary or desirable action.

         Without limiting the foregoing, Central will, at the request of BankUnited, take such actions, or forbear from taking such actions, as may be reasonably necessary to identify each of its "affiliates" for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to BankUnited within 10 days after the execution of this Agreement a written agreement in the form attached hereto as Exhibit D providing that such person shall not sell, pledge, transfer or otherwise dispose of any capital stock to be received by such person as part of the BankUnited Common Stock received in exchange for Central capital stock, except in compliance with the applicable provisions of the Securities Act.

         8.07 INDEMNIFICATION OF CENTRAL . For three years after the Effective Time, BankUnited shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Central and its Subsidiaries (each, an "Indemnified Party") after the Effective Time against all losses, expenses, claims, judgments, fines, damages or liabilities arising out of any claim, action, suit, proceedings or investigations arising out of any actions or omissions occurring on or prior to the Effective Time to the full extent then permitted under Florida law.

         At or prior to the Effective Time, BankUnited shall purchase $1 million of directors and officers liability insurance coverage for the Indemnified Parties with respect to costs that may be incurred by the Indemnified Parties, which coverage shall be for a term of three years commencing at the Effective Time and shall have a deductible of $50,000; provided, however, that in no event shall BankUnited expend in order to obtain such insurance, an amount in excess of a total of $15,000 in premiums (the "Maximum Amount") for coverage for such three year period. If the amount of the total premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BankUnited shall use its reasonable best efforts to maintain the most advantageous policies (in terms of coverage) of directors and officers insurance for a total three year premium equal to the Maximum Amount.

         If BankUnited or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the BankUnited shall assume the obligations set forth in this Section 8.07.

         8.08 CERTAIN CHANGE OF CONTROL MATTERS. From and after the date hereof, Central shall take all action necessary so that the execution and delivery of this Agreement will not increase any benefits otherwise payable under any Central Benefit Plan.

         8.09 STOCK EXCHANGE LISTING. BankUnited shall use its best efforts to list, prior to the Effective Time, on the NASDAQ, upon official notice of issuance, the shares of BankUnited Common Stock to be issued to holders of Central capital stock in the Merger.

         8.10 EMPLOYEE BENEFITS.

                  (a) Central shall provide BankUnited in Section 8.10 of the Central Disclosure Schedule the names of all Central Employees (including full and part-time employees) as of the date of the Central Disclosure Schedule (the "Current Employees"), and, as to each Current Employee, such Current Employee's date of hire, current compensation, and current severance benefits.

                  (b) BankUnited and Central agree as follows:

                           (i) BankUnited shall offer, where possible, employment to the employees of Central and its subsidiary following the Effective Time. As soon as reasonably practicable after the date of this Agreement BankUnited and Central shall consult with each other in order for BankUnited in its sole discretion to determine which employees of Central will become employees of BankUnited after the Effective Time.

                           (ii) All employees of Central and their dependents, who are enrolled in a group health plan made available by Central, who would lose coverage in the event such employee's employment is terminated by Central or BankUnited in connection with the Merger, shall be eligible for group health coverage, consistent with the requirements of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") requirements of the Internal Revenue Code and ERISA, as in effect on the date of such termination, for the applicable period set forth in the Internal Revenue Code. BankUnited agrees that any pre-existing condition, limitation or exclusion in its health plan shall not apply to Hired Employees (as hereinafter defined) or their covered dependents who are covered under a group health plan maintained by Central and who then change that coverage to the group health plan coverage offered by BankUnited at the time that such Continuing Employees are first given the option to enroll in BankUnited's group health plan.

                           (iii) All employees who accept employment with BankUnited as of the Effective Time ("Hired Employees") shall be eligible to participate in the employee benefit plans and other fringe benefits of BankUnited, including sickness benefit days and vacation days, on the same terms and conditions as those provided from time to time by BankUnited to its similarly situated officers and employees, giving effect, for eligibility and vesting of benefits, to years of service with Central as if such service were with BankUnited.

                  (iv) All employees who are not offered employment by BankUnited shall be entitled to receive payment in lieu of accrued vacation and sick days, consistent with Central past practice and policy.

         8.11 CERTAIN ACTIONS. No party shall take any action which would adversely affect or delay the ability of either BankUnited or Central to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. No party shall take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

         8.12 ACQUISITION PROPOSALS. Central shall not, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or its Subsidiaries not to (i) initiate, encourage or solicit, directly or indirectly, the making of any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties or capital stock of Central or its Subsidiaries, whether by merger, purchase of securities or assets, tender offer or otherwise (an "Acquisition Transaction"), or initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Proposal. Notwithstanding the foregoing, Central may
(i) furnish or cause to be furnished information subject to a confidentiality agreement in a form satisfactory to BankUnited, (ii) in response to an Acquisition Proposal, issue a communication to its security holders of the type contemplated by Rule 14d-9(e) under the Exchange Act, and (iii) participate in discussions and negotiations directly and through its representatives with persons who have sought the same if, in each instance the Central Board determines, based as to legal matters on the written advice of outside legal counsel, that the failure to furnish such information or to negotiate with such entity or group or to take and disclose such position would be inconsistent with the proper exercise of the fiduciary duties of the Central Board. In the event Central receives an Acquisition Proposal or such discussions are sought to be initiated or continued with Central, it shall promptly inform BankUnited as to the material terms thereof.

         8.13 TERMINATION FEE. To compensate BankUnited for entering into this Agreement, taking action to consummate the transactions hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing by BankUnited of other opportunities, Central and BankUnited agree as follows:

                  (a) Provided that BankUnited shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Central specifying in reasonable detail the basis of such alleged breach), Central shall pay to BankUnited the sum of $550,000 (the "Termination Fee") plus reasonable out-of-pocket expenses, not in excess of $35,000 (including, without limitation, amounts paid or payable to banks and investment bankers, fees and expenses of counsel and printing expenses) (such expenses are hereinafter referred to as the "Expenses") incurred by BankUnited or any of its affiliates in connection with or arising out of transactions contemplated by this Agreement, regardless of when those expenses are incurred, if this Agreement is terminated (i) by BankUnited under the provisions of Section 10.01(d) and an Acquisition Event shall occur within nine (9) months from the date the Agreement is terminated, or (ii) by Central under the provisions of Section 10.01(g). BankUnited shall provide Central with an itemization of Expenses. If BankUnited is entitled to the Termination Fee and recovery of Expenses, the recovery of such sums shall be its sole remedy.

                  "Acquisition Event" shall mean any of the following: (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than BankUnited or any person or group who as of the date hereof own 25% or less of any class of equity securities, shall have acquired, pursuant to a tender offer, exchange offer or otherwise, beneficial ownership (including pursuant to the acquisition of options) of 50 % or more of any class of equity securities of Central; or (ii) any such person or group shall have received approval from the OTS to acquire ownership of 50 % or more of any class of equity securities of Central and (iii) the equivalent total consideration paid for whatever purpose to Central's selling shareholders on a pro rata basis, based on the number of shares sold or acquired, as the case may be, would exceed an amount equal to $19,714,499 if the pro rate consideration received or to be paid per share is multiplied by 450,000.

                  (b) Any payment required by paragraph (a) of this Section shall become payable within ten business days after termination of the Agreement.

                  (c) Central acknowledges that the agreements contained in this
         Section 8.13 are an integral part of the transactions contemplated in this Agreement, and that without these agreements, BankUnited would not enter into this Agreement; accordingly, if Central fails to promptly pay the Termination Fee or Expenses when due, Central shall in addition thereto pay to BankUnited all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee or Expenses, as the case may be, together with interest on the amount of the Termination Fee or Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by BankUnited at the prime rate as in effect from time to time during such period.

                                   ARTICLE IX

                                   CONDITIONS

         9.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of BankUnited and Central to effect the Merger and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) The stockholders of Central shall have approved all matters relating to the Merger required under applicable law at the Stockholders' Meeting.

                  (b) This Agreement, the Merger, and the other transactions contemplated hereby shall have been approved by the OTS and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby, which approvals are subject to no conditions that in the reasonable judgment of BankUnited would unduly restrict it or its Subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time.

                  (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Neither BankUnited nor Central shall be subject to any active litigation which seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Merger and there shall be in effect no order, decree, or injunction of any court or agency of competent jurisdiction, directing that the consummation of the transactions contemplated by this Agreement be prohibited or enjoined.

                  (e) The shares of BankUnited Common Stock issuable pursuant to the Merger shall have been authorized for trading on the NASDAQ upon official notice of issuance.

                  (f) Holders of no more than ten percent of the outstanding capital stock of Central shall have exercised dissenters' rights under Florida law.

                  (g) Central and BankUnited shall have received an opinion of Counsel to BankUnited addressed to Central and BankUnited in form reasonably satisfactory to each of them, that for federal income tax purposes, the Merger will qualify as a reorganization under the provisions of Section 368 of the Code.

         9.02 CONDITIONS TO OBLIGATIONS OF CENTRAL TO EFFECT THE MERGER. The obligations of Central to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) The Board of Directors of Central shall have approved this Agreement, the Merger and all matters related to the Merger.

                  (b) The representations and warranties of BankUnited set forth in Article VI hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and

         Central shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                  (c) BankUnited shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Central shall have received a certificate signed by the chairman and chief executive officer, executive vice president or other duly authorized officer of BankUnited to that effect.

                  (d) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to BankUnited.

         9.03 CONDITIONS TO OBLIGATIONS OF BANKUNITED TO EFFECT THE MERGER. The obligations of BankUnited to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (a) The Board of Directors of BankUnited shall have approved this Agreement, the Merger and all matters related to the Merger, including the issuance of the BankUnited Common Stock.

                  (b) The representations and warranties of Central set forth in
         Article V hereof shall be true and correct in all material respects as of the date of this Agreement as of the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date) and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Central to that effect.

                  (c) Central shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and BankUnited shall have received a certificate signed by the chairman or the chief executive officer or other duly authorized officer of Central to that effect.

                  (d) BankUnited shall have received an opinion of counsel for Central addressed to BankUnited and in form reasonably satisfactory to it as to the validity of the approvals of the Merger by the directors and stockholders of Central .

                  (e) No event, occurrence, or circumstance shall have occurred that would constitute a Material Adverse Effect as to Central.

                  (f) As of the Effective Time the Closing Net Worth shall not be less than $10,000,000.

                                    ARTICLE X

                                   TERMINATION

         10.01 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of BankUnited and Central or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by Central if the FMV of BankUnited Common Stock is less than $9.50 per share, or by either party if the FMV of BankUnited Common Stock is less than $9 per share; or

                  (b) by mutual consent of the Board of Directors of BankUnited and the Board of Directors of Central; or

                  (c) by the Board of Directors of BankUnited or the Board of Directors of Central if (i) the OTS has denied approval of the Merger and such denial has become final and nonappealable or has approved the Merger subject to conditions that in the reasonable judgment of BankUnited would unduly restrict it or its subsidiaries or affiliates in their respective spheres of operations and business activities after the Effective Time or (ii) the Effective Time does not occur by June 30, 1998, unless said time is extended by written agreement of Central and BankUnited; or

                  (d) by BankUnited (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Central that has a Material Adverse Effect in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Central contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to Central; provided, however, that except for warranties and representations set forth in Sections 5.01, 5.02, 5.03, 5.04(a) and 5.27 hereof, BankUnited may not terminate this Agreement on account of a breach of a warranty or representation made by Central in this Agreement, unless such breach (i) arises out of an event which occurs subsequent to December 22, 1997 or (ii) arises out of an event or state of facts which occurred or existed prior to the date hereof and which was not discovered during BankUnited's due diligence investigation of Central, which in the case of either (i) or (ii) hereof (x) constitutes or causes a material breach of a warranty and representation made by Central in this Agreement and (y) has a Material Adverse Effect; or

                  (e) by Central (if it is not in material breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by BankUnited that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by BankUnited contained herein which has not been, or cannot be, cured within 30 days after written notice of such breach is given to BankUnited; or

                  (f) by either party if the stockholders of Central fail to approve the Merger at the Stockholder's Meeting; or

                  (g) by Central if (i) there shall not have been a material breach of any covenant or agreement on the part of Central under this Agreement and (ii) prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide Acquisition Proposal that the Central Board determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the reasonable advice of legal counsel and as to financial matters on the reasonable advice of an investment banking firm of national reputation, is more favorable to the Central stockholders than the Merger and that the failure to terminate this Agreement and accept such alternative Acquisition Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by
         Section 8.13.

                  (h) by BankUnited if the Closing Net Worth is less than $10,000,000.

         10.02 INTENTIONALLY DELETED

         10.03 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.01, this Agreement shall become void and have no effect, except that (i) the provisions of Section 8.01(e), 8.13, 10.03 and Section 11.01 shall survive any such termination and abandonment, and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         10.04 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS FOLLOWING THE EFFECTIVE TIME. The parties hereto agree that none of the respective representations, warranties, obligations, covenants and agreements of the parties contained in this Agreement except for Sections 3.01(c), 4.01, 8.01(e) and 8.13 or in any certificate, document or instrument delivered in connection herewith, shall survive the Effective Time, regardless of any investigation made by the parties hereto.

                                   ARTICLE XI

                               GENERAL PROVISIONS

         11.01 EXPENSES. Unless otherwise agreed by the parties in writing, each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger, except that BankUnited and Central shall divide equally all printing expenses and filing fees incurred in connection with this Agreement, the Registration Statement and the Proxy Statement. In no event shall Central's share exceed $35,000.00.

         11.02 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than as expressly set forth in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity, other than BankUnited, Central and the Surviving Corporation, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         11.03 AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of BankUnited and Central ; provided, however, that the provisions hereof relating to the manner or basis in which shares of Central capital stock will be exchanged for the BankUnited Common Stock shall not be amended after the Stockholders' Meeting without any requisite approval of the holders of the issued and outstanding shares of Central capital stock entitled to vote thereon.

         11.04 WAIVERS. Prior to or at the Effective Time, each of BankUnited and Central shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         11.05 NO ASSIGNMENT. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity. Any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

         11.06 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, overnight delivery service or by registered or certified mail, postage prepaid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Central:              Central Bank
                      1428 Brickell Avenue
                      Suite 105
                      Miami, FL 33131
                      Attention: Dr. Ernest M. Halpryn,
                      Chairman of the Board

Copy to Counsel:      Greenberg, Traurig, et. al.
                      1221 Brickell Avenue
                      Miami, FL 33131
                      Attention: David S. Kenin, Esq.

BankUnited:           BankUnited Financial Corporation
                      255 Alhambra Circle
                      Coral Gables, Florida  33134

                      Attention:  Alfred R. Camner,
                                  Chairman of the Board and President
                                  Samuel A. Milne,
                                  Executive Vice President and
                                  Chief Financial Officer

Copy to Counsel:       Stuzin and Camner, P.A.
                       550 Biltmore Way, Suite 700
                       Coral Gables, Florida 33134
                       Attention:  Marsha D. Bilzin, Esq.

         11.07 SPECIFIC PERFORMANCE. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Merger, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, except where a Termination Fee has been tendered as provided in
Section 8.13 , each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party's obligations hereunder and to the granting by any such court of the remedy of the specific performance hereunder.

         11.08 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Florida.

         11.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         11.10 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.11 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         IN WITNESS WHEREOF, BankUnited and Central have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                               BANKUNITED FINANCIAL CORPORATION

                               By:
                                    ------------------------------
                                    James A. Dougherty
                                    Executive Vice President and
                                    Chief Operating Officer

                              CENTRAL BANK

                               By:
                                    ------------------------------
                                    Ernest M. Halpryn
                                    Chairman of the Board

                                    EXHIBIT A

                                                 TERM
NAME AND ADDRESS                                EXPIRES
----------------                                -------

DIRECTORS
---------

Allen M. Bernkrant                                1999
P.O. Box 56-1122
Miami, FL 33256-1122

Lawrence H. Blum                                  1998
SunTrust Building - 10th Floor
1 Southeast Third Avenue
Miami, FL 33131

Alfred R. Camner                                  1998
255 Alhambra Circle
Coral Gables, FL 33134

James A. Dougherty                                1998
255 Alhambra Circle
Coral Gables, FL 33134

Earline G. Ford                                   1999
255 Alhambra Circle
Coral Gables, FL 33134

Bruce D. Friesner                                 1999
5431 North 36th Court
Hollywood, FL 33021

Patricia L. Frost                                 1998
4400 Biscayne Boulevard
Miami, Florida 33137

Marc D. Jacobson                                  2000
3050 Biscayne Boulevard
Fourth Floor
Miami, FL 33137

Marc Lipsitz                                      2000
550 Biltmore Way
Suite 700
Coral Gables, FL  33134

Neil Messinger, M.D.                              2000
10801 S.W. 93rd Court
Miami, FL  33176

Anne W. Solloway                                  2000
8124 S.W. 87th Terrace
Miami, FL 33143

                                    EXHIBIT B

CURRENT BANKUNITED LOCATIONS:
-----------------------------

CORAL GABLES CORPORATE OFFICE
         255 Alhambra Circle
         Coral Gables, Florida 33134
         (305) 569-2000

DADE COUNTY

         Coral Gables branch
                  255 Alhambra Circle
                  Coral Gables, Florida  33134

         South Miami branch
                  6075 Sunset Drive
                  South Miami, Florida 33143

BROWARD COUNTY

         Coconut Creek branch
                  4913 Coconut Creek Parkway
                  Coconut Creek, Florida  33063

         Coral Springs branch
                  1307 University Drive
                  Coral Springs, Florida  33071

         Deerfied Beach branch
                  2201 West Hillsboro Boulevard
                  Deerfield Beach, Florida  33442

         Hallandale branch
                  501 Golden Isles Drive
                  Hallandale, Florida 33009

         Hollywood branch
                  4350 Sheridan Street
                  Hollywood, Florida  33021

         Lauderdale-by-the-Sea branch
                  227 Commercial Boulevard
                  Lauderdale-by-the-Sea, Florida  33308

         Pembroke Pines branch
                  100 South Flamingo Road
                  Pembroke Pines, Florida  33027

         Pompano Beach branch
                  1313 North Ocean Boulevard
                  Pompano Beach, Florida  33062

         Tamarac branch

                  5779 North University Drive
                  Tamarac, Florida  33321

PALM BEACH COUNTY

         Boca Hamptons
                  9050 Kimberly Boulevard, Suite 68
                  Boca Raton, Florida  33434

         Boca Raton branch
                  21222 St. Andrews Boulevard
                  Boca Raton, Florida  33434

         Boynton Beach branch
                  117 N. Congress Avenue
                  Boynton Beach, Florida  33426

         West Delray Beach branch
                  7431-39 West Atlantic Avenue
                  Delray Beach, Florida  33446

         West Palm Beach branch
                  2911-C North Military Trail
                  West Palm Beach, Florida  33409

LOCATIONS TO BE ACQUIRED WITH CENTRAL BANK
------------------------------------------
         Main Office
         7970 N.W. 36 Street
         Miami, Florida 33166

         Coral Gables branch
                  999 Ponce de Leon Boulevard
                  Coral Gables, Florida 33134

         Palm Springs Mile Office
                  1291 West 49 Street
                  Hialeah, Florida 33012

         Palmetto Lake Office
                  16800 N.W. 67 Avenue
                  Hialeah, Florida 33015

                                    EXHIBIT C

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida 33134

         Re:      Proposed Merger with Central Bank

Gentlemen:

         The undersigned, directors of Central Bank, who are also stockholders in said Bank and the undersigned, Michael Weintraub (in his fiduciary capacity) and Phillip Frost, both of whom are stockholders in Central Bank, agree that they will vote their stock in favor of the proposed merger at the stockholders' meeting and that they will otherwise support the proposed merger.

                                        Very truly yours,

Date:
                                        ------------------------------------

Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------


Date:
                                        ------------------------------------

                                    EXHIBIT D

                          Rule 145 Affiliate Agreement
                            Pursuant to Section 8.06
                       of the Agreement and Plan of Merger

                                    Name (please print)_________________________

December ___, 1997

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida  33134

Dear Madam or Sir:

         This letter is delivered to you in compliance with Section 8.06 of the Agreement and Plan of Merger, dated December __, 1997 (the "Agreement"), between BankUnited Financial Corporation ("BankUnited") and Central Bank ("Central"), providing for the merger (the "Merger") of Central with and into BankUnited.

         1. The undersigned represents and warrants to you that the shares of Class A Common Stock of BankUnited (the "BankUnited Stock"), which the undersigned shall receive in exchange for shares of common stock of Central are not being acquired by the undersigned with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 under the Securities Act of 1933, as amended (the "Act"). The undersigned agrees that the undersigned will not sell, transfer or otherwise dispose of any shares of BankUnited Stock to be received by the undersigned in connection with the Merger unless (i) such sale, transfer, or other disposition has been registered under this Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other applicable limitations of Rule 145 under the Act, or
(iii) the undersigned at the undersigned's expense delivers to BankUnited an opinion of counsel in form and substance reasonably satisfactory to BankUnited to the effect that the proposed transfer of BankUnited Stock does not violate the federal securities laws.

         2. The undersigned acknowledges that to the extent the undersigned believed necessary, the undersigned discussed this letter and any applicable limitations upon the resale of BankUnited Stock with either counsel for undersigned or counsel for Central. The undersigned agrees that BankUnited may place the legend set forth below on the certificate or certificates for any or all BankUnited Stock to be received by the undersigned in connection with the Merger and may file stop-transfer instructions with respect to such shares with the transfer agent for such shares. The undersigned understands that the legend set forth on the certificate or certificates for BankUnited Stock to be received by the undersigned shall be removed as well as the related stop-transfer instructions when such restrictions are no longer applicable to such shares.

         3. Pursuant to the provisions of the preceding paragraph, the certificate or certificates evidencing BankUnited Stock received by the undersigned may bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. NO TRANSFER OF SUCH SHARES SHALL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS OF SUCH RULE HAVE BEEN FULFILLED."

                                     Very truly yours,


                                     ------------------------------------
                                     Signature

                                                                      APPENDIX B

CENTRAL BANK

FINANCIAL STATEMENTS FOR THE YEARS
ENDED DECEMBER 31, 1997 AND 1996
AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Central Bank:

We have audited the accompanying statements of condition of Central Bank (the "Bank") as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Central Bank at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




February 27, 1998

CENTRAL BANK

STATEMENTS OF CONDITION
DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------
                                                                    1997            1996
ASSETS
Cash and due from banks                                         $ 5,038,421     $ 3,606,042
Federal funds sold                                                9,600,000      14,500,000
                                                                -----------     -----------

           Total cash and cash equivalents                       14,638,421      18,106,042

Securities available for sale                                    24,392,060      20,262,139
Investments held to maturity                                      5,106,835       6,186,456
Loans, net                                                       46,295,515      45,077,840
Property and equipment, net                                         141,165         198,192
Interest receivable                                                 661,580         670,353
Other assets                                                      1,153,653         631,347
                                                                -----------     -----------

TOTAL                                                           $92,389,229     $91,132,369
                                                                ===========     ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Non-interest-bearing                                          $25,177,148     $24,218,712
                                                                -----------     -----------

  Interest-bearing:
    NOW                                                           9,780,614       8,134,403
    Money market                                                  9,135,664      10,487,544
    Savings                                                       2,253,256       1,994,537
    Time $100,000 and over                                       14,180,711      13,323,601
    Other time                                                   12,297,973      11,978,183
                                                                -----------     -----------

           Total interest-bearing                                47,648,218      45,918,268
                                                                -----------     -----------

           Total deposits                                        72,825,366      70,136,980

Securities sold under agreements to repurchase                    8,333,888      11,070,433
Accrued interest payable                                            167,788         180,433
Other liabilities                                                   184,681         128,873
                                                                -----------     -----------

           Total liabilities                                     81,511,723      81,516,719
                                                                -----------     -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock, $6 par value, 900,000 shares authorized,
    450,000 shares issued and outstanding                         2,700,000       2,700,000
  Capital surplus                                                 1,800,000       1,800,000
  Retained earnings                                               6,238,326       5,089,150
  Net unrealized gain on securities available for sale,
    net of taxes                                                    139,180          26,500
                                                                -----------     -----------

           Total stockholders' equity                            10,877,506       9,615,650
                                                                -----------     -----------

TOTAL                                                           $92,389,229     $91,132,369
                                                                ===========     ===========


The accompanying notes are an integral part of these financial statements.

CENTRAL BANK

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------------

                                                            1997                1996
INTEREST INCOME:
  Interest and fees on loans                            $ 4,464,307        $ 4,223,234
  Investment securities                                   1,907,717          1,522,466
  Federal funds sold                                        568,477            594,301
                                                        -----------        -----------

           Total                                          6,940,501          6,340,001
                                                        -----------        -----------

INTEREST EXPENSE:
  Deposits                                                1,795,262          1,471,149
  Securities sold under agreements to repurchase            593,306            532,200
                                                        -----------        -----------

           Total                                          2,388,568          2,003,349
                                                        -----------        -----------

NET INTEREST INCOME                                       4,551,933          4,336,652

PROVISION FOR LOAN LOSSES                                   275,000            360,000
                                                        -----------        -----------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                               4,276,933          3,976,652
                                                        -----------        -----------

OTHER INCOME:
  Service charges on deposit accounts                     1,031,384          1,048,279
  Other service charges and fees                            180,725            154,217
  Gain (loss) on sale of securities
    available for sale, net                                   1,983             (4,398)
                                                        -----------        -----------

           Total                                          1,214,092          1,198,098
                                                        -----------        -----------

OTHER EXPENSES:
  Salaries and employee benefits                          1,771,422          1,669,947
  Occupancy and equipment                                   713,172            698,769
  Other                                                   1,177,993          1,041,674
                                                        -----------        -----------

           Total                                          3,662,587          3,410,390
                                                        -----------        -----------

INCOME BEFORE INCOME TAXES                                1,828,438          1,764,360

PROVISION FOR INCOME TAXES                                  679,262            627,090
                                                        -----------        -----------

NET INCOME                                              $ 1,149,176        $ 1,137,270
                                                        ===========        ===========


The accompanying notes are an integral part of these financial statements.

CENTRAL BANK

STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   NET
                                                                                                UNREALIZED         TOTAL
                                        COMMON STOCK               CAPITAL        RETAINED     GAIN (LOSS) ON   STOCKHOLDERS'
                                      SHARES      AMOUNT           SURPLUS        EARNINGS       SECURITIES        EQUITY
BALANCE,
  JANUARY 1, 1996                    450,000    $ 2,700,000      $ 1,800,000    $ 3,951,880      $ 155,228     $ 8,607,108

  Net income                                                                      1,137,270                      1,137,270

  Net change in unrealized loss
    on securities available for sale,
    net of taxes of $79,926                                                                       (128,728)       (128,728)
                                     -------    -----------      -----------    -----------      ---------     -----------

BALANCE,
  DECEMBER 31, 1996                  450,000      2,700,000        1,800,000      5,089,150         26,500       9,615,650

  Net income                                                                      1,149,176                      1,149,176

  Net change in unrealized gain
    on securities available for sale,
    net of taxes of $67,042                                                                        112,680         112,680
                                     -------    -----------      -----------    -----------      ---------     -----------

BALANCE,
  DECEMBER 31, 1997                  450,000    $ 2,700,000      $ 1,800,000    $ 6,238,326      $ 139,180    $ 10,877,506
                                     =======    ===========      ===========    ===========      =========    ============

The accompanying notes are an integral part of these financial statements.

CENTRAL BANK

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
-----------------------------------------------------------------------------------------

                                                                  1997             1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $ 1,149,176     $ 1,137,270
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                 98,008         111,090
      Net (discount accretion) premium amortization
        of investment securities                                  (63,903)         29,240
      Provision for deferred taxes                                    176         (89,468)
      Provision for loan losses                                   275,000         360,000
      Net (gain) loss on sale or calls of securities
        available for sale                                         (1,983)          4,400
      Loss on other real estate owned                               1,461
      Loss on disposal of fixed assets                                745
      (Increase) decrease in accrued interest receivable            8,773         (79,804)
      Increase in other assets                                   (522,482)         (2,747)
      (Decrease) increase in accrued interest payable             (12,645)         49,864
      Decrease in other liabilities                               (11,234)       (118,243)
                                                              -----------     -----------

           Net cash provided by operating activities              921,092       1,401,602
                                                              -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale and maturities of
    securities available for sale                               5,259,343       8,342,701
  Purchase of securities available for sale                    (9,141,151)    (12,649,768)
  Principal repayments of investments held to maturity          1,077,116         219,291
  Net increase in loans                                        (1,677,994)     (5,299,015)
  Net decrease in time deposits with banks                                        276,000
  Proceeds from sale of other real estate owned                   183,858
  Purchases of property and equipment                             (41,726)        (59,450)
                                                              -----------     -----------

           Net cash used by investing activities               (4,340,554)     (9,170,241)
                                                              -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in deposits                                          2,688,386       4,665,768
  (Decrease) increase in securities sold under
    agreements to repurchase                                   (2,736,545)      3,398,875
                                                              -----------     -----------

           Net cash (used) provided by financing activities       (48,159)      8,064,643
                                                              -----------     -----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS           (3,467,621)        296,004

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   18,106,042      17,810,038
                                                              -----------     -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                        $14,638,421     $18,106,042
                                                              ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                  $ 2,401,213     $ 1,970,786
                                                              ===========     ===========

    Income taxes                                              $   693,250     $   750,000
                                                              ===========     ===========

OTHER NON-CASH INVESTING ACTIVITIES:
  Collateral for installment loans
    transferred to other assets                               $ 1,137,000     $   915,000
                                                              ===========     ===========

  Collateral for real estate loans
    transferred to other real estate owned                    $   185,000
                                                              ===========

The accompanying notes are an integral part of these financial statements.

CENTRAL BANK

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Central Bank (the "Bank") is a state bank chartered under the banking laws of the State of Florida. The Bank is engaged in the commercial banking business and provides a variety of related financial products and services through its branches in Dade County, Florida. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following summarizes the more significant accounting and reporting policies of the Bank:

CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Bank considers cash and due from banks and federal funds sold as cash and cash equivalents. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES - Investment securities are classified as either held to maturity, trading, or available for sale, with distinct accounting treatment for each classification. Investments held to maturity are carried at cost, adjusted for amortization of premium or accretion of discount, which is recognized as an adjustment to interest income. Securities available for sale are carried at fair value with unrealized gains and losses included in stockholders' equity on an after-tax basis. The Bank did not maintain a trading portfolio at December 31, 1997 and 1996.

Gains or losses from the sale or redemption of investments are determined using the specific identification method.

LOANS - Loans are stated at the amount of unpaid principal, reduced by purchase discount, unearned interest, deferred loan fees and an allowance for loan losses. Interest on loans is primarily recognized using the simple interest method. The discount on purchased loans is being accreted using a method that approximates the effective interest method over the estimated life of the loans. Unearned interest is being amortized over the life of the loan as a yield adjustment under a method that approximates a level yield.

LOAN ORIGINATION AND COMMITMENT FEES - Loan origination and commitment fees and the direct incremental costs related to such fees are deferred and amortized over the life of the loan as a yield adjustment under a method which approximates a level yield.

PROVISION FOR LOAN LOSSES - Provisions for loan losses, which increase the allowance for loan losses, are established by charges to income. Such allowances represent the amounts which, in management's judgment, are adequate to absorb loans which may become uncollectible. The adequacy of the allowance is determined by management's continuing evaluation of the loan portfolio in light of past loss experience, present economic conditions and other factors considered relevant by management at the financial statement date. Anticipated changes in economic factors which may influence the level of the allowance are considered in the evaluation by management when the likelihood of the changes can be reasonably determined. In estimating the allowance for loan losses, consideration is given to asset performance, the financial condition of borrowers or guarantors, additional collateral provided, current and anticipated economic conditions, appraisals of collateral, cost of disposal, and holding costs. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary, which may be material, if economic conditions differ substantially from the assumptions used in the evaluation. If additions to the original estimate of the allowance for loan losses are deemed necessary, they will be reported in earnings in the period in which they become reasonably estimable.

Management believes that the allowance for loan losses is adequate; however, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - RECOGNITION AND DISCLOSURES, an amendment of SFAS No. 114, address the accounting for impairment of certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected. Adoption of these standards entailed the identification of commercial business and commercial real estate loans which are considered impaired under the provisions of SFAS No. 114. Groups of smaller-balance homogeneous loans (generally residential mortgage and consumer installment and other loans) are collectively evaluated for impairment.

Under the provisions of these standards, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement may also be based on observable market prices or for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation is required as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

PROPERTY AND EQUIPMENT - Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided, generally using the straight-line method, over estimated useful lives which range from 3 to 12 years.

OTHER ASSETS - Other assets include repossessed automobiles. The repossessed vehicles are recorded at the lower of the loan amount or the fair value of the vehicle on the date of foreclosure as determined by industry information. Any excess of the loan balance over the estimated fair value of the repossessed vehicle is charged to the allowance for loan losses. Any losses on the sale of repossessed vehicles are charged to earnings.

INCOME TAXES - The Bank accounts for its income taxes under the liability method. The liability method requires that deferred tax assets and liabilities be recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as "temporary differences." Under this method, deferred taxes are adjusted for tax rate changes as they occur.

INTEREST RATE RISK - The Bank is engaged principally in providing commercial and industrial loans, real estate and construction loans (both adjustable rate and fixed rate), and fixed rate installment loans. The Bank also purchases investment securities which primarily provide fixed rate returns over medium terms. Loans and investment securities are primarily funded by short-term liabilities that have interest rates that vary with market rates over time.

The Bank has interest-earning assets with a longer average duration than its interest-bearing liabilities. The shorter duration of the interest-bearing liabilities indicates that the Bank could be exposed to interest rate risk because, in a rising rate environment, liabilities will be repricing faster at higher interest rates, thereby reducing the fair value of net interest-earning assets and net interest income. Net interest income and the fair value of net interest-earning assets will fluctuate based upon changes in interest rates and changes in the levels of interest-sensitive assets and liabilities.

RECLASSIFICATION OF PRIOR YEAR BALANCES - Certain prior year balances have been reclassified to conform to current year classifications.

2. INVESTMENT SECURITIES

Amortized cost and estimated fair values of securities available for sale and investments held to maturity are summarized as follows:

Securities Available for Sale:
                                                                   DECEMBER 31, 1997
                                         -----------------------------------------------------------------------

                                                                      GROSS           GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                    COST              GAINS          LOSSES            VALUE
U.S. Treasury securities                         $   804,853        $ 15,431                       $   820,284
U.S. Agency securities                            23,230,759         213,533        $ (7,516)       23,436,776
Federal Reserve Bank stock                           135,000                                           135,000
                                                 -----------        --------        --------       -----------

                                                 $24,170,612        $228,964        $ (7,516)      $24,392,060
                                                 ===========        ========        ========       ===========



                                                                   December 31, 1996
                                         -----------------------------------------------------------------------

                                                                      GROSS           GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED      UNREALIZED           FAIR
                                                    COST              GAINS          LOSSES            VALUE
U.S. Treasury securities                         $ 1,559,425        $ 17,474        $   (724)      $ 1,576,175
U.S. Agency securities                            18,125,639         104,008         (79,043)       18,150,604
Corporate obligations                                400,360                                           400,360
Federal Reserve Bank stock                           135,000                                           135,000
                                                 -----------        --------        --------       -----------

                                                 $20,220,424        $121,482        $(79,767)      $20,262,139
                                                 ===========        ========        ========       ===========

Investments Held to Maturity:
                                                                     DECEMBER 31, 1997
                                            --------------------------------------------------------------------


                                                                     GROSS            GROSS          ESTIMATED
                                                     BOOK          UNREALIZED      UNREALIZED           FAIR
                                                     VALUE           GAINS           LOSSES            VALUE
U.S. Treasury securities                          $ 1,501,026                      $ (10,396)       $ 1,490,630
U.S. Agency securities                              3,605,809       $ 15,578         (21,557)         3,599,830
                                                  -----------       --------       ---------        -----------

                                                  $ 5,106,835       $ 15,578       $ (31,953)       $ 5,090,460
                                                  ===========       ========       =========        ===========


                                                                     DECEMBER 31, 1996
                                            --------------------------------------------------------------------

                                                                     GROSS            GROSS          ESTIMATED
                                                     BOOK          UNREALIZED      UNREALIZED           FAIR
                                                     VALUE           GAINS           LOSSES            VALUE
U.S. Treasury securities                          $ 1,502,517                      $ (28,296)       $ 1,474,221
U.S. Agency securities                              4,683,939       $ 16,427         (49,610)         4,650,756
                                                  -----------       --------       ---------        -----------

                                                  $ 6,186,456       $ 16,427       $ (77,906)       $ 6,124,977
                                                  ===========       ========       =========        ===========


The Bank's investment portfolio includes investments in derivative financial instruments (specifically structured notes in the form of step-up Agency securities) at December 31, 1997 and 1996. These structured notes have coupon rates that increase at specified intervals, are callable by the issuer and mature in 1998. Due to a callable provision of the notes, interest is being accrued at the rate stated for the current period.

The book value and estimated fair value of these derivative financial instruments are summarized as follows:

                                 DECEMBER 31,                           DECEMBER 31,
                                     1997                                   1996
                       --------------------------------  -------------------------------------
                                            ESTIMATED                              ESTIMATED
                            BOOK               FAIR                BOOK               FAIR
                            VALUE              VALUE               VALUE             VALUE
Held to maturity         $ 2,250,000       $ 2,245,185         $ 2,250,000        $ 2,233,500
                         ===========       ===========         ===========        ===========

Actual maturities of investment securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. As of December 31, 1997, the book value and fair values of investment securities, by contractual maturity, are as follows:

                             SECURITIES AVAILABLE                     INVESTMENTS HELD
                                   FOR SALE                              TO MATURITY
                       -------------------------------------------------------------------------

                                             ESTIMATED                               ESTIMATED
                           BOOK                FAIR                 BOOK               FAIR
                          VALUE                VALUE                VALUE              VALUE
Within one year                                                 $ 3,751,026         $ 3,735,816
One to five years      $ 10,218,178        $ 10,275,104             109,144             116,562
Five to ten years         2,941,850           2,998,370             190,864             193,126
Over ten years           11,010,584          11,118,586           1,055,801           1,044,956
                       ------------        ------------         -----------         -----------

                       $ 24,170,612        $ 24,392,060         $ 5,106,835         $ 5,090,460
                       ============        ============         ===========         ===========



Proceeds from sales of securities available for sale during 1996 were approximately $3,858,000. Gross realized gains amounted to approximately $20,400 and gross realized losses amounted to approximately $24,800 for the year ended December 31, 1996. There were no sales of securities available for sale during 1997.

At December 31, 1997, securities with a book value of approximately $20,462,000 and a fair value of approximately $20,609,000 were pledged to secure securities sold under agreements to repurchase and public funds.

3. LOANS

The composition of loans is as follows:

                                        DECEMBER 31,       DECEMBER 31,
                                            1997               1996
Commercial and industrial                $ 8,137,712         $ 9,707,932
Real estate and construction              15,006,741          14,433,495
Installment                               21,851,166          19,261,585
Home equity line                           1,062,830           1,067,148
Other                                        233,313             637,194
                                         -----------         -----------

           Total                          46,291,762          45,107,354
                                        ============        ============

Add (deduct):
  Unearned interest                          945,917             933,390
  Unearned income                               (919)             (7,018)
  Deferred loan fees                         (23,668)            (45,977)
  Allowance for loan losses                 (917,577)           (909,909)
                                         -----------         -----------

                                        $ 46,295,515        $ 45,077,840
                                        ============        ============

The Bank's real estate and commercial lending activities are primarily with customers located in Dade County, Florida. Collateral required for these types of loans is based upon management's evaluation of the respective credit risk in accordance with the Bank's credit policies. However, these types of loans are dependent on, among other things, economic conditions in Dade County, Florida. Management closely monitors its loan concentrations by industry and type of collateral, as well as individual borrowers. Installment loans are primarily for new vehicles through programs with automotive dealerships.

Repossessed vehicles included in other assets amounted to approximately $227,000 and $118,000 at December 31, 1997 and 1996, respectively.

At December 31, 1997 and 1996, the recorded investment in non-accrual loans, also considered impaired under SFAS No. 114, was approximately $16,000 and $302,000, respectively. Such loans had a related allowance for loan losses of approximately $28,000 at December 31, 1996. If non-accrual loans were on full accrual, additional interest income of approximately $23,000 would have been recorded for 1997 and 1996.

A summary of the activity in the allowance for loan losses for the years ended December 31, 1997 and 1996 is as follows:

                                                     1997            1996

Balance, beginning of year                         $ 909,909       $ 711,556
Provision for credit losses                          275,000         360,000
Loan charge-offs, net                               (267,332)       (161,647)
                                                   ---------       ---------

Balance, end of year                               $ 917,577       $ 909,909
                                                   =========       =========


4. PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

                                                 DECEMBER 31,      DECEMBER 31,
                                                     1997              1996

Furniture and equipment                         $   717,240       $   731,925
Leasehold improvements                              452,585           448,621
Automobiles                                          55,321            55,321
                                                -----------       -----------
           Total                                  1,225,146         1,235,867

Less:  accumulated depreciation                  (1,083,981)       (1,037,675)
                                                -----------       -----------

                                                $   141,165       $   198,192
                                                ===========       ===========

Leasehold improvements are amortized over the shorter of the related lease term or their estimated useful lives.

The future minimum payments by year and in the aggregate, on leases that have initial terms of one year or more at December 31, 1997, are as follows:

YEAR ENDING
DECEMBER 31:                                AMOUNT

1998                                      $ 340,235
1999                                        293,819
2000                                        152,433
                                          ---------

Total minimum lease payments              $ 786,487
                                          =========

Rent expense charged to operations was approximately $342,000 and $365,000 for the years ended December 31, 1997 and 1996, respectively.

5. DEPOSITS

Time deposits at December 31, 1997 mature as follows:

                                                      AMOUNT

Maturing in six months or less                     $ 18,453,699
Maturing between six months and one year              4,621,280
Maturing between one and three years                  3,346,966
Maturing beyond three years                              56,739
                                                   ------------

Total                                              $ 26,478,684
                                                   ============


6. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are generally transacted with the Bank's deposit customers and mature within one to ninety days from the transaction date.

The following table sets forth certain information pertaining to securities sold under agreements to repurchase at December 31:

                                             1997                1996

Balances outstanding                     $  8,333,888       $ 11,070,433
                                         ============       ============

Largest amount outstanding
  at any month-end                       $ 13,800,823       $ 16,371,828
                                         ============       ============

Average balance outstanding
  during the year                        $ 12,455,432       $ 12,111,871
                                         ============       ============

Weighted average interest
  rate for the year                              4.75 %             4.40 %
                                         ============       ============

7. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Bank utilizes various financial instruments with off-balance sheet risk to meet the financing needs of its customers. These off-balance sheet activities include commitments to fund lines of credit and to extend letters of credit. The credit and market risks associated with these instruments are generally managed in conjunction with the Bank's balance sheet activities and are subject to normal credit policies and monitoring procedures. The Bank's exposure to loss is represented by the contractual amount of the commitments. At December 31, 1997, the Bank had commitments to customers for approximately $4,374,000 in letters of credit and approximately $7,675,000 for unused portions of lines of credit. Management does not anticipate any significant losses as a result of these commitments.

The Bank is a party to certain legal actions arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation will not have a material effect on the financial position of the Bank.

8. STOCKHOLDERS' EQUITY

The components of retained earnings are as follows:

                                                          DECEMBER 31,      DECEMBER 31,
                                                              1997              1996
Capital surplus allocated to retained earnings             $  118,022        $  118,022
Retained earnings                                           6,120,304         4,971,128
                                                           ----------        ----------

           Total                                           $6,238,326        $5,089,150
                                                           ==========        ==========

There were no dividends paid in 1997 or 1996. The declaration of dividends by the Bank is subject to certain limitations under the Florida Banking Statutes. At December 31, 1997, approximately $2,286,000 of retained earnings were available for dividend declaration without prior regulatory approval.

9. INCOME TAXES

The components of the provision for income taxes for the years ended December 31, 1997 and 1996 are as follows:

                                            DECEMBER 31,    DECEMBER 31,
                                                1997            1996
Current income taxes:
  Federal                                     $ 636,658       $ 653,393
  State                                          42,428          63,165
                                              ---------       ---------
           Total                                679,086         716,558

Deferred income taxes                               176         (89,468)
                                              ---------       ---------

           Total income tax provision         $ 679,262       $ 627,090
                                              =========       =========

The composition of the net deferred tax asset is as follows:

                                                                                  DECEMBER 31,    DECEMBER 31,
                                                                                      1997            1996
Depreciation and amortization                                                       $  42,937       $  57,721
Allowance for loan losses                                                             279,718         256,940
Deferred loan fees                                                                      9,131          17,301
Unrealized gain on securities available for sale                                      (82,268)        (15,226)
                                                                                    ---------       ---------

           Total net deferred tax asset included in other assets                    $ 249,518       $ 316,736
                                                                                    =========       =========


The Bank's provision for income taxes differs from the amounts determined by applying the federal income tax rate to income before income taxes for the following reasons:

                                                    DECEMBER 31,                  DECEMBER 31,
                                                        1997                           1996
                                             --------------------------    --------------------------
Federal tax at statutory rates               $ 621,667          34.00 %    $ 599,889          34.00 %

State income taxes net of
  federal income tax benefit                    34,671           1.90         33,058           1.87

Meals and entertainment disallowance             5,919           0.32          6,823           0.39

Miscellaneous                                   17,005           0.93        (12,680)         (0.72)
                                             ---------          -----      ---------          -----

Effective tax rates                          $ 679,262          37.15 %    $ 627,090          35.54 %
                                             =========          =====      =========          =====


10. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the most recent notification from the Office of the Comptroller of the State of Florida - Department of Banking and Finance categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                     REQUIRED
                                                                                                TO BE CATEGORIZED
                                                                                               AS WELL CAPITALIZED
                                                                            REQUIRED               UNDER PROMPT
                                                                           FOR CAPITAL              CORRECTIVE
                                                    ACTUAL              ADEQUACY PURPOSES        ACTION PROVISIONS
                                         -----------------------    ----------------------   ----------------------
                                            AMOUNT         RATIO      AMOUNT         RATIO     AMOUNT         RATIO
As of December 31, 1997:

Total Capital (to Risk Weighted Assets)  $11,454,605       20.0 %   $4,568,000       8.0 %   $5,710,000      10.0 %
                                         ===========       ====     ==========       ===     ==========       ===
Tier I Capital (to Risk Weighted Assets) $10,738,326       18.8 %   $2,284,000       4.0 %   $3,426,000       6.0 %
                                         ===========       ====     ==========       ===     ==========       ===
Tier I Capital (to Average Assets)       $10,738,326       11.6 %   $2,774,000       3.0 %   $4,623,000       5.0 %
                                         ===========       ====     ==========       ===     ==========       ===

As of December 31, 1996:

Total Capital (to Risk Weighted Assets)  $10,272,026       18.9 %   $4,352,000       8.0 %   $5,440,000      10.0 %
                                         ===========       ====     ==========       ===     ==========       ===
Tier I Capital (to Risk Weighted Assets) $ 9,589,150       17.6 %   $2,176,000       4.0 %   $3,264,000       6.0 %
                                         ===========       ====     ==========       ===     ==========       ===
Tier I Capital (to Average Assets)       $ 9,589,150       11.3 %   $2,537,000       3.0 %   $4,228,000       5.0 %
                                         ===========       ====     ==========       ===     ==========       ===




11. TRANSACTIONS WITH RELATED PARTIES

Directors, officers, and their affiliates have borrower and depositor relationships with the Bank in the ordinary course of business with terms approximating market. Approximate balances are as follows:

                                                                                 DECEMBER 31,      DECEMBER 31,
                                                                                     1997              1996

Loans                                                                             $ 1,274,000       $ 1,555,000
Available portions under line of credit agreements                                    479,000           466,000
Securities sold under agreement to repurchase                                       2,390,000         5,632,000
Deposits                                                                            9,460,000        10,545,000


12. MERGER

On December 30, 1997, the Bank entered into an agreement to be merged with and into BankUnited, FSB. Provided the agreement is approved by the Bank's shareholders and the appropriate regulatory authorities, the merger is expected to be consummated in the second quarter of 1998.


                                   * * * * * *

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND 1996

RESULTS OF OPERATIONS

The following is a discussion and analysis of Central's results of operations. The discussion and analysis should be read in conjunction with Central's financial statements and corresponding notes included elsewhere in this Joint Proxy Statement/Prospectus.

Central's net income increased $12,000 or 1.0% to $1.15 million for the year ended December 31, 1997 compared to $1.14 million for the year ended December 31, 1996. The increase in net income was primarily due to a $215,000 increase in net interest income, a reduction in the loan loss provision of $85,000 and a $16,000 increase in non-interest income, partially offset by increases of $252,000 in operating expenses and $52,000 in income taxes.

The primary component of earnings for most financial institutions, including Central, is net interest income. Net interest income is the difference between the interest income received on its interest-earning assets and the interest paid on its interest-bearing liabilities. Net interest income is determined primarily by interest rate spread and the relative amounts of interest-earning assets and interest-bearing liabilities.

NET INTEREST INCOME

Net interest income increased $215,000 or 5.0% to $4.6 million for the year ended December 31, 1997 compared to $4.3 million for the year ended December 31, 1996. The increase in net interest income was primarily due to an increase of $7.7 million in average interest-earning assets, partially offset by an increase of $5.2 million in average interest-bearing liabilities. Average loans outstanding increased $2.9 million, average Federal funds sold declined $735,000 and average investments increased $5.5 million, while average interest-bearing deposits increased $4.9 million and average securities sold under agreement to repurchase increased $356,000. The increases in the loan and deposit portfolios were primarily due to success in attracting new customers through advertising, referrals, growth in consumer lending and continued improvement in business conditions in Dade County, Florida during the year ended December 31, 1997. These increases were offset by a decrease in the net interest rate spread from 5.52% in 1996 to 5.28% in 1997.

INTEREST INCOME

Interest income increased $601,000 or 9.5% to $6.9 million for the year ended December 31, 1997 compared to $6.3 million for the year ended December 31, 1996. The increase in interest income was primarily due to an increase of $5.5 million in the average balance of investments outstanding during the year ended December 31, 1997 compared to the year ended December 31, 1996. Correspondingly, Central experienced a 22.4% increase in its generally higher yielding consumer loan portfolio in 1997 compared to 1996. The increase in loans outstanding was primarily a result of continued economic improvement in Dade County, Florida during the year ended December 31, 1997.

INTEREST EXPENSES

The increase in interest expense of $386,000 or 19.3% to $2.4 million for the year ended December 31, 1997 compared to $2.0 million for the year ended December 31, 1996 was due primarily to a $5.2 million increase in the average balance of interest-bearing liabilities. Increases in the average balance of deposits resulted primarily from continued deposit account growth from loyal, long term customers especially in the form of NOW accounts, certificates of deposit and a securities repurchase sweep program.

NET INTEREST  INCOME, AVERAGE BALANCE AND RATES:


                                                         YEAR ENDING DECEMBER 31,
                                                   1997                            1996
                                        ---------------------------   ----------------------------
                                        AVERAGE              YIELD/   AVERAGE               YIELD/
(DOLLARS IN THOUSANDS)                  BALANCE   INTEREST    RATE    BALANCE    INTEREST    RATE
--------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Loans*                                  $46,056   $4,464      9.69%   $43,149     $4,223     9.79%
Federal funds sold**                     10,354      569      5.50     11,089        594     5.36
Taxable investment securities            29,808    1,908      6.40     24,293      1,523     6.27
--------------------------------------------------------------------------------------------------
Total interest-earning assets           $86,218   $6,941      8.05%   $78,531     $6,340     8.07%
Other assets                              6,236                         6,039
--------------------------------------------------------------------------------------------------
Total                                   $92,454                       $84,570
--------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW accounts                            $ 7,513   $  161      2.14%   $ 6,320     $  121     1.91%
Money market accounts                    10,471      263      2.51     11,578        279     2.41
Savings deposits                          2,262       46      2.03      2,243         45     2.01
Certificate of deposits                  25,629    1,326      5.17     20,880      1,026     4.91
Securities sold u/a repurchase           12,459      593      4.76     12,103        532     4.40
--------------------------------------------------------------------------------------------------
Total interest-bearing liabilities      $58,334   $2,389      4.10    $53,124     $2,003     3.77
--------------------------------------------------------------------------------------------------
Non-interest-bearing deposits            22,989                        21,653
Other liabilities                         1,015                           788
Shareholders'equity                      10,116                         9,005
--------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity                  $92,454                       $84,570
--------------------------------------------------------------------------------------------------
Net interest income/net interest
  rate spread                                     $4,552      3.95%               $4,337     4.30%
--------------------------------------------------------------------------------------------------
Net average interest-earning
  assets/net interest margin            $27,884               5.28%   $25,407                5.52%
--------------------------------------------------------------------------------------------------
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                              1.48x                         1.48x
--------------------------------------------------------------------------------------------------

*       Includes non accrual loans which are not significant
**      Includes interest bearing deposits (1996) which are not significant

Net interest income before the provision for losses can be analyzed in terms of the impact of changing rates and changing volumes of interest-earning assets and liabilities. The following table sets forth certain information regarding changes in net interest income due to changes in the average balance of interest-earning assets and interest-bearing liabilities and due to changes in average rates for the period indicated. For purposes of this table, rate/volume changes have been allocated solely to rate changes and non-accrual loans are included in average balances.

--------------------------------------------------------------------------------
                                                       YEAR ENDED
                                              DECEMBER 31, 1997 VERSUS 1996
                                          INCREASE (DECREASE) DUE TO CHANGE IN:
                                         ---------------------------------------
                                         AVERAGE         AVERAGE          NET
(DOLLARS IN THOUSANDS)                     RATE           VOLUME        CHANGE
--------------------------------------------------------------------------------
Interest income:

Loans - net                               $ (43)           $284          $241
Federal funds sold                           16             (41)          (25)
Taxable investment securities                32             353           385
--------------------------------------------------------------------------------

                                              5             596           601
--------------------------------------------------------------------------------
Interest expense:

NOW accounts                                 15              25            40
Money market accounts                        12             (28)          (16)
Savings deposits                              1               -             1
Certificates of deposit                      54             246           300
Securities sold u/a repurchase               44              17            61
--------------------------------------------------------------------------------

                                            126             260           386
--------------------------------------------------------------------------------

Net interest income                       $(121)           $336          $215
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The provision for loan losses reflects management's assessment of the adequacy of the allowance for loan losses. The amount of future provisions is a function of the ongoing evaluation of the allowance for loan losses, which considers the characteristics of the loan portfolio, economic conditions and other relevant factors.

The provision for loan losses decreased $85,000 or approximately 23.6% to $275,000 for the year ended December 31, 1997 compared to $360,000 for the year ended December 31, 1996. The allowance for loan losses as a percent of total loans is approximately 1.98% at December 31, 1997, which represents a slight decrease over the ratio of 2.02% at December 31, 1996. Central had $107,000 in non-performing loans at December 31, 1997 representing 0.23% of total loans. This amount is significantly less than non-performing loans at December 31, 1996 which totaled $365,000, representing 0.79% of total loans. Additionally, there were no significant changes in the risk composition of Central's loan portfolio from December 31, 1996 to December 31, 1997,

Management's evaluation of the allowance for loan losses includes applying relevant risk factors to the entire loan portfolio, including non-performing loans. Risk factors applied to the performing loan portfolio are based, in part, on Central's recent loss history and consider the current portfolio's characteristics, current economic conditions and other relevant factors. Non-performing loans are carried at fair value based on the most recent information available. The amount of the provision for loan losses is a function of management's evaluation of the allowance for loan losses. Based upon the procedures performed in evaluating the allowance for loan losses at December 31, 1997, management believes that the allowance is adequate.

In accordance with Central's asset classification policy, non-performing loans (loans contractually past-due 90 days or more) are recorded at the estimated fair value of the collateral underlying the loan, for collateral dependent loans, or the net present value of estimated future cash flows discounted at the loan's original effective interest rate. As a result, any expected losses from loans identified as non-performing at December 31, 1997 have been recognized by Central and should not have a future impact on the allowance for loan losses unless the condition of the loan further deteriorates.

OTHER INCOME

Other income increased $16,000 or 1.3%, remaining essentially unchanged for the year ended December 31, 1997 compared to the year ended December 31, 1996. Fee income generated by Central's international department increased $40,000 or 48.2% to $123,000 for the year ended December 31, 1997 compared to $83,000 for the year ended December 31, 1996 to offset declines in certain other non-interest income categories.

OTHER EXPENSES

Other expenses increased $252,000 or 7.4% to $3.7 million for the year ended December 31, 1997 compared to $3.4 million for the year ended December 31, 1996, primarily due to increases in employee compensation and benefits and operating expenses. Employee compensation and benefits increased approximately $102,000 or 6.1% to $1.8 million primarily due to an increase in both staff and health and life insurance premiums. Operating expenses increased $137,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 primarily due to an increase in legal expense relating to the disposition of other real estate owned and ongoing litigation.

INCOME TAXES

Income tax expense increased $52,000 or 8.3% to $679,000 for the year ended December 31, 1997 compared to the year ended December 31, 1996 due to an increase in net income before taxes as well as an increase in the effective tax rate.

LIQUIDITY

Central's liquid assets consist primarily of cash and cash equivalents and marketable securities. Considerations in managing the Company's liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity needs arising from approved extensions of credit. Furthermore, the liquidity position is monitored daily by management to maintain a level of liquidity conducive to efficient operations and is continuously evaluated as part of the asset/liability management process.

Central's cash inflows consist primarily of amounts generated from new deposits, loan repayments, loan and investment maturities, periodic payments and calls of investments and sales, if any, of investments available for sale. Cash outflows consist primarily of originations of loans and purchases of investments. Sources of borrowings include securities repurchase agreements with customers.

Access to funds from depositors is affected by the rate Central pays on certificates of deposit and other deposits and convenience and service provided to transaction-based account holders. The rate Central pays on certificates of deposit is dependent on, among other things, economic conditions and rates paid by other financial institutions within Central's area. Central manages the cash inflows and outflows from certificates of deposit by increasing or decreasing its certificate of deposit rates.

Central's sources of liquidity are impacted by various matters, some of which are beyond the control of Central. Scheduled loan repayments are a relatively stable source of funds while loan and investment prepayments and deposit flows vary widely in reaction to market conditions, dictated primarily by prevailing interest rates. Investment sales are influenced by general market demand and other market conditions. Central's ability to borrow at attractive rates is affected by its credit ratings and other market conditions.

In order to manage the uncertainty inherent in its sources of funds, Central continually evaluates alternate sources of funds and attempts to maintain and develop diversity and flexibility in the number of such sources. The effect of a decline in any one source of funds often can be offset by use of an alternative source, although potentially at a different cost to Central.

CAPITAL COMPLIANCE

Central is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary action by regulators that, if undertaken, could have a direct material effect on Central's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Central must meet specific capital guidelines that involve quantitative measures of Central's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Central's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Central to maintain minimum amounts and ratios of total and Tier I capital to risk weighted assets and of Tier I capital to average assets. As of December 31, 1997, Central exceeded all adequacy requirements to which it is subject. See Note 10 to Central Financial Statements.

ASSET/LIABILITY MANAGEMENT

Management of interest rate sensitivity involves matching the maturity and repricing dates of interest-earning assets with those of interest-bearing liabilities in an effort to manage the impact of fluctuating interest rates on net interest margins.

Central has established various levels and frequencies of oversight in its asset/liability management. The Officers' Asset/Liability Committee meets weekly, the Board of Directors meet monthly and, on a quarterly basis, either the Board Asset/Liability Investment Committee or the full Board of Directors, at its regularly scheduled meeting, will meet to establish, communicate, coordinate and control asset/liability procedures. Further, these meetings enable Central to monitor the volume and mix of its interest-sensitive assets and liabilities consistent with overall liquidity, capital, growth, risk and profitability goals.

Traditionally, interest rate sensitivity was only measured as the difference between the amount of assets and liabilities subject to changes in interest rates over a variety of time horizons. The display of these differences over various time horizons is known as the balance sheet gap. That is, institutions which are asset-sensitive (positive gap) have more assets than liabilities maturing or repricing within specific time periods and are likely to benefit in periods of rising interest rates, but to suffer as rates decrease. Similarly, institutions which are liability-sensitive (negative gap) are likely to benefit in periods of declining rates, but experience a negative impact on net interest income as market rates increase.

Recent studies have shown, however, that most institutions with zero gaps still experience earnings changes. This is due to differences in how asset yields and liability costs adjust to rate changes. Central has been able to account for these differences by weighting the difference in change of asset yields and liability costs when compared to a change in a closely followed index, such as the prime rate. Once interest-sensitive assets and interest-sensitive liabilities are weighted according to their historical reaction to changes in the prime rate, Central can better project the effect on earnings. This measurement is known as the income statement gap.

Central utilizes the simulation modeling services of third-party vendors. These models project the effects on Central's earnings, within 200 basis point changes (both upward and downward), on both a balance sheet gap basis and an income statement gap basis.

The following table presents Central's exposure to interest rate risk at December 31, 1997, on a balance sheet gap basis:

--------------------------------------------------------------------------------------------------------------
                                                   DECEMBER 31, 1997

                                         ONE YEAR        1 TO 3          3 TO 5        OVER 5
                                         OR LESS         YEARS           YEARS          YEARS           TOTAL
--------------------------------------------------------------------------------------------------------------

(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------------------------------------
Total interest-earning assets*           $47,545        $13,150         $ 7,931        $16,634         $85,260

Total interest-bearing liabilities        52,578          3,347              57              -          55,982
--------------------------------------------------------------------------------------------------------------

Interest rate sensitivity gap            $(5,033)       $ 9,803         $ 7,874        $16,634         $29,278
==============================================================================================================

Cumulative interest rate
sensitivity gap                          $(5,033)       $ 4,770         $12,644        $29,278
==============================================================================================================

Cumulative interest rate
sensitive gap as a percentage
of total assets                             (5.4%)          5.2%           13.7%          31.7%
--------------------------------------------------------------------------------------------------------------

* Includes projected periodic cash flows from all loan categories; all adjustable or variable rate securities are included in the time horizon coinciding with the next scheduled adjustment.


In preparing the table above, certain assumptions have been made. Fixed rate mortgage and consumer loans are scheduled according to projected cash flows. Investment securities are shown based on the earlier of repricing or contractual maturity. NOW, money market and savings accounts are assumed to reprice immediately and are included in one year or less. Certificates of deposit and securities repurchase agreements are shown according to contractual maturity. The above schedule is based on the latest available assumptions and should not be regarded as indicative of the actual prepayments and withdrawals that may be experienced by Central.

IMPACT OF INFLATION

The financial statements and related financial information presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or same magnitude as the price of goods and services.

FINANCIAL CONDITION

Central's total assets increased $1.3 million or 1.4% to $92.4 million at December 31, 1997 compared to $91.1 million at December 31, 1996. This increase in total assets generally reflects increases in net loans and securities available for sale. The overall increase in Central assets was facilitated by an increase in stockholders' equity of $1.3 million or 13.5% to $10.9 million at December 31, 1997 compared to $9.6 million at December 31, 1996.

Net loans increased $1.2 million or 2.7% to $46.3 million at December 31, 1997 compared to $45.1 million at December 31, 1996; investments increased by $3.1 million or 11.7% to $29.5 million at December 31, 1997 compared to $26.4 million at December 31, 1996; and cash and cash equivalents decreased $3.5 million or 19.3% to $14.6 million at December 31, 1997 compared to $18.1 million at December 31, 1996.

YEAR 2000

Central developed an action plan to resolve any Year 2000 compliance issues. Data processing for Central's major applications is performed by a third party service bureau utilized by BankUnited, which has indicated that its systems will be Year 2000 compliant. BankUnited has indicated that it does not anticipate that the Year 2000 issue will be material to BankUnited's operations or financial condition. Central does not anticipate that the Year 2000 issue will be material to Central's operations or financial condition.

                                   APPENDIX C

                             SECTION 552.14 OF THE
                               REGULATIONS OF THE
                          OFFICE OF THRIFT SUPERVISION

                                                                      APPENDIX C

                           CODE OF FEDERAL REGULATIONS
                           TITLE 12--BANKS AND BANKING

Chapter V-        Office of Thrift Supervision, Department of The Treasury
                  Part 552-Incorporation, Organization, and Conversion of
                  Federal Stock Associations

Section 552.14 Dissenter and appraisal rights.

         (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
PROVIDED, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

         (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

         (c) PROCEDURE- (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

             (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

             (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

                 (i) Give written notice by mail to stockholders of constituent
                     Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                 (ii) Make a written offer to each stockholder to pay for
                     dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                 (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

         The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

         (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

         (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

         (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

         (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

         (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination.

Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

         (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

         (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): PROVIDED, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

         (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                     PART II
             INFORMATION NOT REQUIRED IN PROXY STATEMENT-PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Articles IX of the Articles of Incorporation of BankUnited provides that BankUnited shall indemnify its officers and directors to the fullest extent permitted by law.

         The Bylaws of BankUnited provide that BankUnited will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of BankUnited for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys' fees. Such indemnification may only be made, however, if (i) final judgment on the merits is in his or her favor or (ii) in case of settlement, final judgment against him or her or final judgment in his or her favor, other than on the merits, if a majority of the Board of Directors of BankUnited determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of BankUnited.

         Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(b) a transaction from which the director derived an improper personal benefit;
(c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of BankUnited in the case of a proceeding by or in the right of BankUnited to procure a judgment in its favor or by or in the right of a shareholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose or with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a shareholder.

         Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, BankUnited to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of BankUnited) by reason of the fact that he is or was a director, officer, employee or agent of BankUnited (or is or was serving at the request of BankUnited in such a position for any entity) against liability incurred in connection with such proceeding, if he or she acted in good faith and in a manner reasonably believed to be in the best interests of BankUnited and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

         Florida law requires that a director, officer or employee be indemnified for expenses (including attorneys' fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

         Florida law states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 is not exclusive and that indemnification may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of BankUnited in the case of a derivative action or a proceeding by or in the right of a shareholder, or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of directors for improper distributions) are applicable.

         BankUnited has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits.* The following is a list of Exhibits to this Registration Statement;


        EXHIBIT
        NUMBER    DESCRIPTION
        ------    -----------

         2.1 Agreement and Plan of Merger, dated July 15, 1996, between BankUnited and Suncoast Savings and Loan Association, FSA. (Exhibit 2.1 to BankUnited's Form S-4 Registration Statement, File No. 333-13211, as filed with the Securities and Exchange Commission on October 1, 1996).

         2.2 Agreement and Plan of Merger between BankUnited and Consumers Bancorp, Inc. dated September 19, 1997 ( Exhibit 2.2 to BankUnited's Form S-4 Registration Statement, File No. 333-39921, as filed with the Securities and Exchange Commission on November 10, 1997).

         2.3 Agreement and Plan of Merger between BankUnited and Central Bank dated December 30, 1997. (Exhibit 2.1 to BankUnited's Current Report on Form 8-K, dated December 30, 1997 as filed with the Securities and Exchange Commission on January 2,
                  1998).

         3.1 Articles of Incorporation of BankUnited (Exhibit 3.1 to BankUnited's Form 10-K Report for the year ended September 30, 1997 [the "1997 10-Q"], as filed with the Securities and Exchange Commission on December 29, 1997).

         3.2 Statement of Designation of Series I Class A Common Stock and Class B Common Stock of BankUnited (included as an appendix to
                  Exhibit 3.1).

         3.3 Statement of Designation of Noncumulative Convertible Preferred Stock, Series A, of BankUnited (included as an appendix to Exhibit 3.1).

         3.4 Statement of Designation of Noncumulative Convertible Preferred Stock, Series B of BankUnited (included as appendix to Exhibit 3.1).

         3.5 Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1993 of BankUnited (included as an appendix to Exhibit 3.1).

         3.6 Statement of Designation of 9% Noncumulative Perpetual Preferred Stock of BankUnited (included as an appendix to Exhibit 3.1).

         3.7 Statement of Designation of 8% Noncumulative Convertible Preferred Stock, Series 1996 of BankUnited (included as an appendix to Exhibit 3.1).

         3.8 Form of Letter Agreement between BankUnited and the holders of shares of BankUnited's Noncumulative Convertible Preferred Stock, Series B (Exhibit 3.8 to the 1997 10-K).

         3.9 Bylaws of BankUnited (Exhibit 4.5 to BankUnited's Form S-8 Registration Statement, File No. 333-43211, as filed with the Securities and Exchange Commission on November 14, 1996).

         4.1 Agreement for Advances and Security Agreement with Blanket Floating Lien dated as of September 25, 1992, between BankUnited, FSB (the "Bank") and the Federal Home Loan Bank of Atlanta (Exhibit 4.1 to the Bank's Form 10-K for the year ended September 30, 1992, filed with the Securities and Exchange Commission as an exhibit to BankUnited's Form 8-K dated March 25, 1993).

         4.2 Forms of Series 15A-F, Series 18E and Series 20A-F of Subordinated Notes of the Bank (Exhibit 4.3 to BankUnited's Form S-4 Registration Statement, File No. 33-55232, as filed with the Securities and Exchange Commission on December 2,
                  1992).

         5.1 Opinion of Stuzin and Camner, P.A. as to validity of the issuance of the Class A Common Stock.***

         8.1 Opinion of Kronish, Lieb, Weiner & Hellman LLP regarding federal income tax matters.

        10.1 Non-Statutory Stock Option Plan, as amended, (Exhibit 4.9 to BankUnited's Form S-8 Registration Statement, File No. 33-76882, as filed with the Securities and Exchange Commission on March 24, 1994). **

        10.2 1992 Stock Bonus Plan, as amended (Exhibit 10.2 to BankUnited's Form 10-K Report for the year ended September 30, 1994 [the "1994 10-K"]).**

        10.3      1994 Incentive Stock Option Plan. (Exhibit 10.3 to the 1994
                  10-K).**

        10.4 The Bank's Profit Sharing Plan. (Exhibit 10.4 to BankUnited's Form S-2 Registration Statement, File No. 33-80791, as filed with the Securities and Exchange Commission on December 22,
                  1995).**

        10.5 1996 Incentive Compensation and Stock Award Plan (Exhibit 10.5 to BankUnited's Form 10-K Report for the year ended September 30, 1996).**

        10.6 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc. and SouthTrust Bank of the Suncoast (Exhibit
                  10.1 to BankUnited's Form 10-Q Report for the quarter ended March 31, 1995 [the "March 31, 1995 10-Q"]).

        10.7 Purchase and Assumption Agreement dated March 20, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of Southwest Florida, N.A. (Exhibit 10.2 to the March 31, 1995 10-Q).

        10.8 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust Bank of the Suncoast (Exhibit 10.1 to BankUnited's Form 10-Q Report for the quarter ended June 30, 1995 [the "June 30, 1995 10-Q"]).

        10.9 First Amendment to Purchase and Assumption Agreement dated July 27, 1995 by and among BankUnited, the Bank, SouthTrust Corporation, SouthTrust of Florida, Inc., and SouthTrust of Southwest Florida, N.A. (Exhibit 10.2 to the June 30, 1995 10-Q).

        10.10 Form of Employment Agreement between BankUnited and Alfred R. Camner (Exhibit 10.10 to BankUnited's 10-K Report for the year ended September 30, 1996).

        10.11 Form of Employment Agreement between BankUnited and Earline G. Ford (Exhibit 10.11 to BankUnited's 10-K Report for the year ended September 30, 1996).

        10.12 Form of Employment Agreement between BankUnited and certain of its senior officers (Exhibit 10.12 to BankUnited's 10-K Report for the year ended September 30, 1996).

        10.13 Junior Subordinated Indenture with respect to BankUnited's 10 1/4% Junior Subordinated Debentures. (Exhibit 4.1A to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        10.14 Supplemental Indenture (Exhibit 4.1B to the Company's Registration Statement on Form S-4, File No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

        10.15 Form of Amended and Restated Trust Agreement of BankUnited Capital. (Exhibit 4.3 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        10.16 Form of Amended and Restated Guarantee Agreement for BankUnited Capital. (Exhibit 4.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        10.17 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 99.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        10.18 Registration Rights Agreement (Exhibit 4.6 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

        10.19 Registration Rights Agreement (Exhibit 4.7 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27,
                  1997).

        10.20 Purchase Agreement (Exhibit 99.4 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        10.21 Purchase Agreement (Exhibit 99.5 to the Company's Registration Statement on Form S-4, No. 333-24025, as filed with the Securities and Exchange Commission on March 27, 1997).

        23.1      Consent of Price Waterhouse LLP.

        23.2      Consent of Deloitte & Touche LLP.

        23.3 Consent of Stuzin and Camner, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

        23.4      Consent of Kronish, Lieb, Weiner & Hellman LLP (set forth in
                  Exhibit 8.1 to this Registration Statement).

        24.1 Power of attorney (set forth on the signature page in Part II of this Registration Statement).***

        99.1      Form of proxy cards.***
----------

* Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

**       Exhibits 10.1-10.5 are compensatory plans or arrangements.

***      Included in the original filing of the Registration Statement.

ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any Proxy Statement-Prospectus
required by section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Proxy Statement-Prospectus any
facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Proxy Statement-Prospectus filed with the Commission pursuant to Rule 424(b) (/section/230.424(b) of this chapter) if, in the aggregate, thE changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement-Prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and BankUnited being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a Proxy Statement-Prospectus which is a part of this Registration

Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering Proxy Statement-Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  The Registrant undertakes that every Proxy
Statement-Prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on April 16, 1998.


                                            BANKUNITED FINANCIAL CORPORATION

                                            By:/S/ ALFRED R. CAMNER
                                            ------------------------------------
                                            Alfred R. Camner
                                            Chairman of the Board, President and
                                            Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on April 16, 1998 by the following persons in the capacities indicated.


                  *
--------------------------------------                Chairman of the Board, Chief Executive
Alfred R. Camner                                      Officer, President and Director
                                                      (Principal Executive Officer)

                  *
--------------------------------------                Vice Chairman of the Board and Director
Lawrence H. Blum

                  *
--------------------------------------                Chief Operating Officer, Executive Vice
James A. Dougherty                                    President and Director

                  *
--------------------------------------                Executive Vice President, Treasurer and
Earline G. Ford                                       Director


                                      II-7


                  *
--------------------------------------                Executive Vice President and Chief Financial
Samuel A. Milne                                       Officer (Principal Financial Officer)

                  *
--------------------------------------                Executive Vice President and Chief Accounting
Clifford A. Hope                                      Officer (Principal Accounting Officer)

                  *
--------------------------------------                Corporate Secretary and Director
Marc Lipsitz

                  *
--------------------------------------                Director
Allen M. Bernkrant


--------------------------------------                Director
Bruce Friesner


--------------------------------------                Director
Patricia L. Frost


--------------------------------------                Director
Marc D. Jacobson

                  *
--------------------------------------                Director
Neil Messinger

                  *
--------------------------------------                Director
Anne W. Solloway

----------

*By: /s/ ALFRED R. CAMNER
     ---------------------------------
     Alfred R. Camner
     Attorney-in-Fact


                        BANKUNITED FINANCIAL CORPORATION

                               INDEX TO EXHIBITS *


                                                                                              SEQUENTIALLY
         EXHIBIT                                                                                NUMBERED
         NUMBER                                                                                   PAGE
         ------                                                                               ------------
         5.1      Opinion of Stuzin and Camner, P.A. as to the validity of the issuance of the BankUnited Class A Common Stock.**

         8.1 Opinion of Kronish, Lieb, Weiner & Hellman LLP regarding federal income tax matters.

         23.1     Consent of Price Waterhouse LLP.

         23.2     Consent of Deloitte & Touche LLP.

         23.3 Consent of Stuzin and Camner, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

         23.4     Consent of Kronish, Lieb, Weiner & Hellman LLP (set forth in
                  Exhibit 8.1 to this Registration Statement).

         99.1     Form of Proxy Cards**

----------
* Exhibits containing a parenthetical reference in their description are incorporated by reference from the documents described in the parenthetical reference.

**       Included in the original filing of the Registration Statement.


                                      II-9